Exhibit 99.1

LBi INTERNATIONAL N.V.

(a limited liability company incorporated under the laws of the Netherlands,

with its corporate seat in Amsterdam)

Admission to listing and trading of ordinary shares and offering of ordinary shares in a 1 for 6 rights offering at a price of €1.00 per share

This Prospectus constitutes a prospectus for the purpose of Article 3 of the Directive 2003/71/EC (the “Prospectus Directive”) and has been prepared in accordance with Article 5:2 of the Dutch Financial Supervision Act (Wet op het financieel toezicht; the “Financial Supervision Act”) and the rules promulgated thereunder. This Prospectus has been approved by and filed with the Dutch Authority for the Financial Markets (Stichting Autoriteit Financiële Markten; the “AFM”). The AFM has been requested to provide the competent authority in Sweden and Denmark with a certificate of approval attesting that this Prospectus has been drawn up in accordance with the Financial Supervision Act together with a copy of this Prospectus.

This Prospectus is published in connection with the admission to listing and trading on Euronext Amsterdam by NYSE Euronext (“Euronext Amsterdam”) of all ordinary shares with a nominal value of €0.25 per share in the capital of LBi International N.V. (the “Shares”) which will be outstanding on the date following the execution of the merger deed (the “Effective Date”), pursuant to which Obtineo Netherlands Holding N.V. will acquire the assets and liabilities of LBI International AB (“LBi”) under a universal title of succession through a cross-border legal merger (the “Merger”). The acquiring company will be renamed LBi International N.V. as at the Effective Date (the “Company” or “New LBi”). Application has been made to admit the Shares to trading on Euronext Amsterdam. Trading of the Shares on Euronext Amsterdam is expected to commence at 09:00 (Central European Time; “CET”) on 3 August 2010 (the “Listing”). The Shares will be admitted to trading under the symbol “LBI”.

The execution of the merger deed (the “Merger Deed”) is scheduled for 28 July 2010 so that the Effective Date will be 29 July 2010. The number of Shares at the Effective Date is 130,215,208.

In addition, the Company is offering 10,337,212 new ordinary shares in its capital (the “New Shares”), pursuant to an offering of transferable subscription rights (the “SETs”) to the holders of ordinary shares in LBi (the “LBi Shareholders”) who will become shareholders of the Company pursuant to the Merger (the “Rights Offering”). The SETs will entitle the LBi Shareholders, pro rata to their shareholding, to subscribe for the New Shares at an offer price of €1.00 each (the “Offer Price”), subject to applicable securities law and on the terms set out in this Prospectus. LBi Shareholders as of the Record Date (as defined below) and subsequent transferees of the SETs, in each case which are able to give the representations and warranties set out in Chapter 16 “Selling and Transfer Restrictions”, are eligible persons (the “Eligible Persons”) with respect to the Rights Offering.

Application has been made to admit the SETs to trading on Euronext Amsterdam. Trading of the SETs on Euronext Amsterdam is expected to commence at 09:00 (CET) on 11 August 2010 and will continue until 13:00 (CET) on 1 September 2010 barring unforeseen circumstances. The SETs will be admitted to trading under the symbol “LBIRR”.

Each Share that each LBi Shareholder holds immediately after the close of trading on Euronext Amsterdam at 17:40 (CET) on 9 August 2010 (the “Record Date”) will entitle an LBi Shareholder to one SET. Every 6 SETs will entitle an Eligible Person to subscribe for one New Share at the Offer Price.

Holders of Shares registered with Euroclear Netherlands at the Record Date may subscribe for New Shares through the exercise of SETs from 09:00 (CET) on 11 August 2010 until 15:00 (CET) on 1 September 2010 (the “Exercise Period Euroclear Netherlands”).

Holders of Shares registered with Euroclear Sweden at the Record Date may subscribe for New Shares through the exercise of SETs from 09:00 (CET) on 11 August 2010 until 15:00 (CET) on 24 August 2010 (the “Exercise Period Euroclear Sweden”).

The Exercise Period Euroclear Netherlands and the Exercise Period Euroclear Sweden are together referred to as the “Exercise Period”.

Shares and SETs registered with Euroclear Sweden are not eligible for trading on Euronext Amsterdam. Reference is made to Chapter 15 “The Rights Offering”, section “Instructions to holders of Shares registered with Euroclear Sweden and not eligible for trading on Euronext Amsterdam”.

If you are an Eligible Person and you do not validly exercise your SETs by the end of the Exercise Period, you will no longer be able to exercise those rights. Once you have validly exercised your rights you cannot revoke or modify the exercise, except as otherwise described in this Prospectus in Chapter 15 “The Rights Offering”.

Any New Shares that were issuable upon the exercise of SETs, but have not been subscribed for during the Exercise Period (the “Rump Shares”), will be subscribed for by Janivo Holding B.V. (“Janivo”) and CF I Invest C.V., of which Cyrte Investments GP I B.V. (“Cyrte”) is the general partner, for 50% each (the “Underwriters”), at the Offer Price up to a maximum amount of €10 million pursuant to an underwriting agreement dated 24 February 2010 (the “Underwriting Agreement”), as more fully described in Chapter 15 “The Rights Offering”, section “Rights Offering”.

An LBi Shareholder who does not or, subject to applicable securities laws, is not permitted to exercise SETs under the Rights Offering will suffer a dilution of 7.1% as a result of the Rights Offering.

Application has been made to admit the New Shares to listing and trading on Euronext Amsterdam. Payment for and delivery of the New Shares is expected to be made on or about 7 September 2010 (the “Closing Date”) through the book–entry facilities of Nederlands Centraal Instituut voor Giraal Effectenverkeer B.V. (“Euroclear Netherlands”). Trading of the New Shares is expected to commence after the Closing Date barring unforeseen circumstances.

EXCEPT AS OTHERWISE SET OUT IN THIS PROSPECTUS, THE RIGHTS OFFERING DESCRIBED IN THIS PROSPECTUS IS NOT BEING MADE TO SHAREHOLDERS OR INVESTORS IN CANADA, AUSTRALIA OR JAPAN.

This Prospectus does not constitute or form part of any offer or invitation to sell, or any solicitation of any offer to acquire, SETs and New Shares, or to take up any SETs in any jurisdiction in which such an offer or solicitation is unlawful.

The distribution of this Prospectus, the exercise of SETs, and the offer or sale of SETs or New Shares is restricted by law in certain jurisdictions. This Prospectus may only be used where it is legal to exercise SETs and offer, solicit offers to purchase or sell SETs or New Shares. Persons who obtain this Prospectus must inform themselves about and observe all such restrictions.

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No action has been or will be taken to permit the exercise of SETs or the offer or sale of SETs or New Shares (pursuant to the exercise of SETs or otherwise), or the possession or distribution of this Prospectus or any other material in relation to the Rights Offering in any jurisdiction outside the Netherlands, Sweden, Denmark, the United Kingdom and the United States where action may be required for such purpose. Accordingly, neither this Prospectus nor any advertisement or any other related material may be distributed or published in any jurisdiction except under circumstances that will result in compliance with any applicable laws and regulations.

LBi Shareholders who have a registered address in, or who are resident or located in, jurisdictions other than the Netherlands, Sweden, Denmark and the United Kingdom should read Chapter 16 “Selling and Transfer Restrictions” and any person (including, without limitation, agents, custodians, nominees and trustees) who has a contractual or other legal obligation to forward this Prospectus to a jurisdiction outside the Netherlands, Sweden, Denmark and the United Kingdom should read Chapter 16 “Selling and Transfer Restrictions”.

Notice to Shareholders in the United States

The SETs and the New Shares have not been and will not be registered under the US Securities Act of 1933, as amended (the “Securities Act”), or under any of the relevant securities laws of any state or other jurisdiction of the United States. The SETs and the New Shares may not be offered, exercised, sold, pledged, taken up, delivered, renounced, or otherwise transferred in or into the United States except pursuant to an exemption from the Securities Act or in a transaction not subject to the registration requirements of the Securities Act.

The SETs and the New Shares have not been approved or disapproved by the SEC, any state securities commission in the United States or any other regulatory authority of or in the United States, nor have any of the foregoing authorities passed upon or endorsed the merits of the offering of the SETs and the New Shares or the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offence in the United States.

The SETs and the New Shares are being offered and sold (i) within the United States to existing US shareholders in reliance on Rule 801 under the Securities Act and (ii) outside the United States in offshore transactions in reliance on Regulation S under the Securities Act. In addition, until 40 days after the date of the commencement of the Rights Offering, an offer, sale or transfer of the SETs and New Shares within the United States by a broker/dealer (whether or not participating in the Rights Offering) may violate the registration requirements of the Securities Act.

The Rights Offering relates to the securities of a Dutch company. The Rights Offering is subject to disclosure requirements of the Netherlands which are different from those of the United States. Financial statements included in this Prospectus, if any, have been prepared in accordance with IFRS that may not be comparable to the financial statements of United States companies.

It may be difficult to enforce rights and claims arising under the federal securities laws, since the issuer is located in a non-US jurisdiction, and some or all of its officers and directors may be residents of non-US jurisdictions. US investors may not be able to sue a non-US company or its officers or directors in a non-US court for violations of the US securities laws. It may be difficult to compel a non-US company and its affiliates to subject themselves to a US court’s judgment.

Prospectus dated 22 July 2010

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Table of Contents

1.	Summary	5
2.	Risk Factors	16
3.	Important Information	26
4.	Background of the Merger, Listing and Rights Offering	34
5.	Dividends and Dividend Policy	36
6.	Capitalisation and Indebtedness	38
7.	Unaudited pro forma combined Financial Information	40
8.	Operating and Financial Review	48
9.	Business Overview	72
10.	Management and Employees	85
11.	Principal Shareholders	101
12.	Description of Share Capital and Corporate Governance	102
13.	Taxation	116
14.	The Listing	123
15.	The Rights Offering	125
16.	Selling and Transfer Restrictions	132
17.	General Information	136
18.	Definitions and Glossary of Selected Terms	145
Annex Group Structure		152

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1. SUMMARY

This summary (the “Summary”) provides an overview of selected information contained elsewhere in this Prospectus and should be read as an introduction to this Prospectus. Any decision to invest in the Shares or trade in the SETs should be based on consideration of this Prospectus as a whole. Any prospective investor should carefully read this Prospectus in its entirety before investing in the Shares or trading in the SETs, including the information discussed in Chapter 2 “Risk Factors” beginning on page 19 and the financial statements that are included or incorporated by reference in this Prospectus.

Under laws in effect in the states within the European Economic Area, no civil liability will attach to the Company in respect of this Summary, or any translation thereof, unless it is misleading, inaccurate or inconsistent when read together with the other parts of this Prospectus. Where a claim relating to information contained in this Prospectus is brought before a court in a state within the European Economic Area, the plaintiff investor may, under the national legislation of the state where the claim is brought, be required to bear the costs of translating this Prospectus before the legal proceedings are initiated.

Background of the Listing and Rights Offering

On 25 February 2010, the boards of directors of LBi and Obtineo (the “Merging Companies”) announced a proposal to effect a cross-border statutory merger pursuant to which LBi will disappear and Obtineo will acquire the assets and liabilities of LBi under a universal title (overgang onder algemene titel) whereby one share in LBi entitles the holder thereof to one Share in New LBi. At the extraordinary general meeting of LBi, held on 26 April 2010, the Merger proposal was approved. All formal requirements to implement the Merger have been complied with, save for the execution of the Merger Deed which is scheduled for 28 July 2010. The Merger becomes effective on the date following the execution of the Merger Deed, i.e. on 29 July 2010.

The last day of trading of the shares in LBi on NASDAQ OMX Stockholm and on Euronext Amsterdam is expected to be 26 July 2010. After the Merger has been registered with the Swedish Companies Registration Office (Sw: Bolagsverket), LBi Shareholders will, without taking any further action, receive Shares. The delivery of the Shares is expected to occur on 3 August 2010. Application has been made to admit the Shares to listing and trading on Euronext Amsterdam. Trading of the Shares on Euronext Amsterdam is expected to commence at 09:00 (CET) on 5 August 2010.

The Rights Offering provides LBi Shareholders with the opportunity to invest in New LBi. As a result thereof (assuming all such shareholders exercise their rights pursuant to the Rights Offering), the proportionate ownership and voting in New LBi for such shareholders will not be reduced.

Business overview

New LBi will combine LBi’s digital media, marketing, communications, design, branding and technology services with bigmouthmedia’s search engine marketing specialism. The Group will become Europe’s largest independent marketing and technology agency, with strong capabilities in the US and a foothold in Asia and the Middle East. Following the Merger, as a larger group with a wider geographical spread, with expertise in a greater number of areas of digital marketing and technology, the Group will be able to meet the growing customer demand for one agency providing a full range of services across multiple geographies. In addition, it will bring together a strong customer base of global blue chip companies and create a stronger platform to attract and retain a talented workforce. The Group will also be able to leverage its increased service and scale, together with its proprietary tools and IP, to capture additional

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domain and sector knowledge, which will be deployed to bring greater benefits for its clients. Going forward, New LBi aims to capitalise on the structural shift in spend from offline to online channels. With a strengthened financial position, the Group will be well positioned to drive further industry consolidation.

Risk factors

The business of the Company and its subsidiaries (the “Group”) is subject to numerous risks which are summarised below. These risks are more fully described in Chapter 2 “Risk Factors” immediately following this Summary.

Risks relating to the industry and the Group

•	The Group operates in a highly competitive environment. To maintain and improve its market position, the Group must invest continuously in the quality of its services, IT capability and personnel.

•	LBi made losses in earlier years and current profit margins cannot be taken as an assurance of the Group’s future profitability.

•	The Group’s country managers will be vital to the ongoing stability and growth in their respective regions.

•	The Group is dependent upon being able to attract and retain skilful personnel.

•	A substantial part of the sales of the Group are derived from a limited number of large clients.

•	The ability of the Group to realise future growth may to an extent depend on the ability to realise suitable acquisitions.

•	Assignments performed at a fixed price on a pro forma basis account for 50-60% of the Group’s revenue.

•	Ongoing profitability is dependent on maintaining a balance between personnel costs and the revenue the Group obtains for the services it provides.

•	Due to substantial restructuring in the recent years and potential restructuring in the future it is currently unclear to what extent the current cost base of the Group is sustainable in the future.

•	The possibilities of obtaining follow-up assignments or assignments from new clients could be reduced if the Group is not able to fulfil clients’ expectations.

•	Due to the dynamic development of BMM and LBi in recent years, their respective management may only be aware of certain issues or information after some delay.

•	Due to disposals and divestments of various subsidiaries, the Group is subject to certain obligations to pay rent for space which it does not use.

•	The majority of the clients’ IT investments are sensitive to changes in the economic climate.

•	The Group may face exchange risks arising from translation exposure and transaction exposure.

•	Unexpected or rapid increase in interest rates may lead to higher cost of existing debt agreements.

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•	Current debt arrangements may restrict the Group in terms of how it can conduct its business.

•	The Group is subject to various operational risks.

•	It cannot be guaranteed that all intellectual property rights created by employees or third parties on behalf of BMM, LBi and/or the Company are duly owned by the Group.

•	The Group will operate in a market driven by technology, and is dependent upon keeping up with technical developments.

•

The Group’s success will be a function of it remaining in the forefront, having the ability to promote innovative, interactive digital solutions, and being perceived as a partner that can work with its clients on a long-term, strategic basis.

•	The Group is dependent upon having access to sufficient liquid funds and may experience net cash flow shortfalls exceeding its available funding sources after the PIPE investment has been fully used.

•	The Group will operate in various countries and is therefore subject to the risk of tax audits and assessments in these countries.

•	The Group is exposed to risks regarding the correct application of the tax regulations in the jurisdictions in which it operates as well as possible future changes in relevant tax legislation.

•	A very small number of shares in BMM has not yet been transferred to the Company. It may be necessary to consider other means by which to confer full control over BMM to the Company.

Risks relating to the Merger

•	Achieving the benefits of the Merger will depend in part upon meeting the challenges inherent in the successful combination and integration of the businesses.

•

Some material contracts with customers and suppliers contain change of control clauses which may be triggered as a result of the acquisition of BMM by Obtineo, the Merger or an asset transfer as part of the integration process. In addition, BMM’s or LBi’s customers may cease doing business with the Group for a variety of other reasons.

•	The due diligence investigation conducted by BMM and LBi on each other may not have revealed all relevant facts.

•

Practical experience in respect of the tax treatment at the level of the merging companies in connection with a cross border merger and the new legislation in Sweden concerning the survival of carry forward losses in case of a change of ownership of a company is limited.

Risks relating to the Shares and the Rights Offering

•	The purchase price of the Shares in BMM partly consists of a contingent payment obligation up to a maximum amount of €14.05 million.

•

Following the Merger and the Rights Offering a limited number of shareholders will hold a significant part of the issued and outstanding share capital of the Company. Two of these shareholders will have special appointment or nomination rights relating to three members of the Supervisory Board.

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•	The market price of, and trading volumes in, the Shares may be volatile and could be significantly affected by several factors.

•	LBi has not paid dividends since the start of operations in the mid 1990s, and the Company does not expect to pay dividends on the Shares in the foreseeable future.

•	Dilution may result from the exercise of options, warrants and the issuance of Shares to pay the purchase price of acquisitions.

•	Prior to the contemplated Listing, there has been no public market for the Shares in the Netherlands.

•	A significant number of the Shares are subject to a lock-up following the Listing.

•	The price at which SETs may trade will be subject to the same risks which affect the market price of the Shares.

•	If an Eligible Person fails to exercise its SETs by the end of the Exercise Period, it will experience dilution of its ownership and voting interests in the Company’s enlarged share capital.

•	The securities laws of certain jurisdictions may restrict the Company’s ability to allow Shareholders in these jurisdictions to participate in the Rights Offering.

•	Shareholders resident in non-euro jurisdictions may be subject to risks arising from adverse movements in the value of their local currencies against the euro.

•	Whether there is an active trading market for the Shares will be influenced by the continued availability and recommendations of research reports covering the Group’s business.

Corporate information

The Company is a public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands and is registered with the Trade Register of the Chamber of Commerce of Amsterdam under number 30277334 and has its corporate seat in Amsterdam, the Netherlands. The Company’s business address is Joop Geesinkweg 208, 1096 AV Amsterdam, the Netherlands and its website is http://www.lbi.com and its telephone number is +31 20 460 4500.

Definitions

Please refer to Chapter 18 “Definitions and Glossary of Selected Terms” for an overview of defined terms.

Overview of terms of the Rights Offering

Issuer	LBi International N.V.

Number of Shares outstanding following the Merger	130,215,208

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Number of Shares to be issued in the Rights Offering	Up to 10,337,212

Use of proceeds	The net cash proceeds of the Rights Offering will (together with the proceeds of the PIPE) be applied to finance new acquisitions in the key markets where the Group intends to grow, amongst which are Asia, the Middle-East and the USA, and will be used for working capital purposes.

Rights Offering	The offering of transferable subscription entitlements (SETs) to LBi Shareholders to acquire Shares at a price of €1.00 per Share as further described in this Prospectus. The current shareholders of Obtineo are excluded from the Rights Offering in respect of the shares which they currently hold in Obtineo. The Underwriters have received irrevocable undertakings from a number of the LBi Shareholders, together representing 48.42% of the total issued shares of LBi, that they will participate in the Rights Offering.

Eligible Persons	The persons holding SETs (whether an LBi Shareholder on the Record Date or a subsequent transferee of SETs) who are entitled to acquire New Shares upon exercise of their SETs during the Exercise Period. See Chapter 16 “Transfer and Selling Restrictions”.

SETs

Subject to applicable securities laws, LBi Shareholders are being granted one SET for every Share held by them immediately after the close of trading on Euronext Amsterdam on the Record Date. Every 6 SETs will entitle an Eligible Person to subscribe for one New Share, subject to applicable securities laws. No fractions of Shares will be issued.

Holders of SETs (whether a Shareholder on the Record Date or a subsequent transferee of SETs) who are not Eligible Persons (each, an “Ineligible Person”) shall not be issued, offered or sold New Shares. SETs that are credited to the securities account of an Ineligible Person shall not constitute an offer of New Shares to such person.

The Company reserves the right to treat as invalid any subscription or purported subscription, which appears to have been executed, effected or dispatched from any jurisdiction outside the Netherlands, Sweden, Denmark and the United Kingdom, including Canada, Australia or Japan,

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unless such action would not result in the contravention of any registration or other legal requirement in any jurisdiction. See Chapter 15 “The Rights Offering” and Chapter 16 “Selling and Transfer Restrictions”.

Exercise Period

Holder of SETs registered with Euroclear Netherlands:

Subject to applicable security laws, an Eligible Person holding SETs at Euroclear Netherlands may subscribe for New Shares by exercising SETs during the period commencing at 09:00 (CET) on 11 August 2010 and ending on 1 September 2010 at 15:00 (CET). The last date and/or time before which notification of exercise instructions may be validly given may be earlier, depending on the financial institution through which the SETs are held.

Holder of SETs registered with Euroclear Sweden:

Subject to applicable security laws, an Eligible Person holding SETs at Euroclear Sweden may subscribe for New Shares by exercising SETs during the period commencing at 09:00 (CET) on 11 August 2010 and ending on 24 August 2010 at 15:00 (CET). The last date and/or time before which notification of exercise instructions may be validly given may be earlier, depending on the financial institution through which the SETs are held.

Once an Eligible Person holding SETs has exercised his SETs, he may not revoke or modify that exercise, except as otherwise described in Chapter 15 “The Rights Offering”.

If you have not validly exercised your SETs by the end of the Exercise Period, you will no longer be able to exercise your SETs and your SETs will expire. You will not receive any compensation for unexercised SETs.

Method of exercise of SETs and payment of New Shares	The financial institution through which an LBi Shareholder holds its existing Shares will customarily inform such Shareholder of the number of SETs to which it is entitled. If you are an Eligible Person holding SETs and you wish to exercise your SETs, you should instruct your financial intermediary in accordance with the instructions that you receive from it. Your financial intermediary will be responsible for collecting exercise instructions from you and for informing SNS Securities N.V., the Subscription

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Agent, of your exercise instructions. You should contact your financial intermediary if you are an LBi Shareholder entitled to receive SETs but have not received any information with respect to the Rights Offering. SETs registered with Euroclear Sweden can be exercised by informing the Issue Agent. Subject to applicable securities laws, only LBi Shareholders as of the Record Date are entitled to receive SETs. See also Chapter 15 “The Rights Offering”.

You should pay the Offer Price for the New Shares that you subscribe for in accordance with the instructions you receive from the financial intermediary through which you exercise your SETs. The financial intermediary will pay the Offer Price to the Subscription Agent, who will in turn pay it to us, after deduction of applicable fees and expenses. Payment for the New Shares to the Subscription Agent must be made in cleared funds by no later than the applicable Closing Date (see below under “Closing Date”). If you hold your SETs through a financial intermediary, such financial intermediary may require payment by you to be provided to it prior to the Closing Date.

Shares not subscribed for during the Exercise Period	The Underwriters have committed to subscribe for any and all New Shares, which are not subscribed for during the Exercise Period (defined as the Rump Shares). The Rump Shares will therefore not be offered for sale. See Chapter 15 “The Rights Offering”.

Closing Date	Payment for and delivery of the New Shares is expected to take place on or about 7 September 2010.

Listing and trading of the Shares

Application has been made to admit the Shares to listing and trading on Euronext Amsterdam.

The Company expects that the Shares will be listed and that trading in the Shares on Euronext Amsterdam will commence on 5 August 2010.

Shares registered with Euroclear Sweden will not be eligible for trading on Euronext Amsterdam.

Listing and trading of the SETs and New Shares	Application has been made to admit the SETs to trading and the New Shares to listing and trading on Euronext Amsterdam.

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Barring unforeseen circumstances, the Company expects trading of the SETs on Euronext Amsterdam to commence at 09:00 (CET) on 11 August 2010 and continue until 13:00 (CET) on 1 September 2010. The transfer of SETs will take place through the book-entry systems of Euroclear Netherlands.

If you are a holder of SETs and want to sell some or all of your SETs, you should instruct your financial intermediary to do so in accordance with the instructions received from such intermediary. You may also instruct your financial intermediary to purchase SETs on your behalf.

SETs registered with Euroclear Sweden will not be eligible for trading on Euronext Amsterdam.

Persons interested in selling or purchasing SETs should be aware that the sale, purchase or exercise of SETs by persons who are located in countries other than the Netherlands, Sweden, Denmark and the United Kingdom, are subject to restrictions as described in Chapter 16 “Selling and Transfer Restrictions”.

The Company expects that the New Shares will be listed and that trading in the New Shares on Euronext Amsterdam will commence on 7 September 2010.

Voting rights	Every Share entitles its holder to cast one vote at each General Meeting of Shareholders. See Chapter 12 “Description of Share Capital and Corporate Governance”.

Ranking and dividend rights	The New Shares will, upon issue, rank equally in all respects with the currently outstanding Shares of the Company and will be eligible for any future dividends. The Company does not, however, anticipate paying any dividends for the foreseeable future. See Chapter 5 “Dividends and Dividend Policy”.

Issue Agent	Mangold Fondkommission AB. The Issue Agent is responsible for collecting the exercised SETs which are registered with Euroclear Sweden on the Record Date.

Subscription Agent	SNS Securities N.V.

Trading information Shares	ISIN: NL 0009508720 Common Code: 052528640 Euronext Amsterdam symbol: “LBI”

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Trading information SETs	ISIN: NL 0009508738 Common Code: 052560039 Euronext Amsterdam symbol: “LBIRR”

Underwriters	Janivo and Cyrte

Listing agent and paying agent	SNS Securities N.V.

Selling and transfer restrictions	The Company is not taking any action to permit a public offering of the SETs or the New Shares in any jurisdiction outside the Netherlands. The SETs and the New Shares have not been and will not be registered under the Securities Act or under any applicable securities laws of any state or other jurisdiction of the United States. The SETs and the New Shares may not be offered, exercised, sold, pledged, taken up, delivered, renounced, or otherwise transferred in or into the United States except pursuant to an exemption from the Securities Act or in a transaction not subject to the registration requirements of the Securities Act and in compliance with any applicable securities laws of any state or other jurisdiction of the United States. See Chapter 16 “Selling and Transfer Restrictions”.

Lock-up	The Shares held by the current shareholders of Obtineo prior to the Effective Date, the Shares to be acquired by the Underwriters in connection with the Rights Offering and the Shares to be acquired by Janivo in exchange for its existing shares in LBi pursuant to the Merger are all subject to a lock-up for a period of 540 days following the Listing (representing 52.2% of the total issued capital of the Company following the Rights Offering, assuming that rights will be exercised up to a maximum amount of €10 million). In addition, the New Shares to be allotted in the Rights Offering to the LBi Shareholders who signed an irrevocable undertaking will be subject to a 180 day lock-up from the end of the Exercise Period (representing 3.6% of the total issued capital of the Company following the Rights Offering).

Summary of consolidated financial data

The tables below set forth the summary of consolidated financial data of LBi as at the dates and for the periods indicated. The summary consolidated financial data should be read in conjunction with the remainder of this Prospectus, including LBi’s consolidated financial statements and notes thereto that are incorporated by reference in this Prospectus for the years ended 31 December 2007, 31 December

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2008 and 31 December 2009, the three month periods ended 31 March 2009 and 31 March 2010, the “Unaudited Pro Forma Combined Financial Information” included in Chapter 7 and the “Operating and Financial Review” included in Chapter 8 of this Prospectus. The consolidated financial statements of LBi have been prepared in accordance with IFRS and have been audited by Öhrlings PricewaterhouseCoopers AB, independent auditors. The interim consolidated financial information has been extracted from LBi’s unaudited consolidated interim financial statements as of and for the three month periods ended 31 March 2009 and 31 March 2010.

The information presented below has been extracted without material adjustment from the financial statements that are incorporated by reference in this Prospectus, save for the line items EBITDA and EBITDA margin which are non-IFRS measures and have been derived from LBi’s unaudited interim reports.

The results for the three month period ended 31 March 2010 are not necessarily indicative of LBi’s results for the full year. Please also note that the financial information shown in this Summary does not include the financial information of Obtineo, including BMM. Reference is made to Chapter 3 “Important Information”, section “Complex financial history” explaining the reason and Chapter 7 “Unaudited Pro Forma Combined Financial Information” for including pro forma information of the Group.

Summary Income Statements

SEK million

	2007	2008	2009	Q1 09	Q1 10

Net Sales	1,429.1	1,540.6	1,460.1	378. 3	363.4
Cost of Operations	(1,282.9)	(1,354.0)	(1,275.5)	(337.9)	(318.5)
Restructuring costs			(49.5)	(41. 5)	(25.2)
Other income/ costs	8.0	17.9	2.0	0.8
EBITDA	154.2	204.5	137.1	(0.3)	19.7
EBITDA adjusted	147.5	191.2	191.3	41.2	44.9
EBITDA margin adjusted	10.3%	12.4%	13.1%	10.9%	12.4%
Depreciation	(27.5)	(44.4)	(39.4)	(7.2)	(6.8)
Amortization	(32.6)	(40.3)	(36.1)	(10. 9)	(7.7)
Impairment			(738.3)
EBIT	94.1	119.8	(676.7)	(18. 4)	5.2
Net financial items	(17.4)	(25.2)	(9.6)	(2.7)	(2.6)
Tax	25.2	(3.7)	2.1	(6.6)	(6.3)
Net profit	101.9	90.9	(684.2)	(27. 7)	(3.7)

No of Employees	1,500.0	1,602.0	1,396.0	1,523.0	1,465.0

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Consolidated Balance Sheets

SEK million

	31-Dec-07	31-Dec-08	31-Dec-09	31-Mar-09	31-Mar-10
Assets
Intangible assets	1,552.9	1,809.4	967.4	1,763.8	1,042.3
Tangible assets	63.4	117.6	92.0	117. 2	85.0
Deferred tax assets	498.3	510.2	527.7	505. 4	519.5
Financial assets	37.0	12.3	18.7	16.6	17.9
Total non-current assets	2,151.6	2,449.5	1,605.8	2,403.0	1,664.7

Trade accounts receivable	414.6	483.1	425.7	443. 6	383.1
Other current assets	144.5	204.3	176.9	253. 8	222.2
Cash and cash equivalents	217.2	185.8	217.4	181. 9	151.4
Total current assets	776.3	873.2	820.0	879. 3	756.7

Total assets	2,927.9	3,322.7	2,425.8	3,282.3	2,421.4

Liabilities and shareholders’ equity
Shareholders’ equity	2,017.9	2,118.6	1,414.5	2,128.3	1,365.5
Attributable to parent company’s shareholders	1.1	1.1	1.1	1.0	1.0
Total shareholders’ equity	2,019.0	2,119.7	1,415.6	2,129.3	1,366.5

Long-term interest-bearing liabilities	163.0	289.8	258.3	374.0	226.4
Long-term non-interest-bearing liabilities	306.0	191.2	112.0	90.7	185.5
Short-term interest-bearing liabilities	62.3	118.5	156.3	175.8	164.0
Short-term non-interest-bearing liabilities	377.6	603.5	483.6	512.5	479.0
Total liabilities	908.9	1,203.0	1,010.2	1,153.0	1,054.9

Total shareholders’ equity and liabilities	2,927.9	3,322.7	2,425.8	3,282.3	2,421.4

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2. RISK FACTORS

Investing in the Shares or trading in the SETs involves a high degree of risk. Investors should carefully consider the risks described below and all of the other information set forth in this Prospectus before deciding to invest in any of the Shares or trade in the SETs. If any of the events or developments described below occurs, the Group’s business, financial condition or results of operations could be negatively affected. In that case, the trading price of the Shares could decline, and investors could lose all or part of their investment in the Shares or face a decline of the price of the SETs.

The risks listed comprise all risks associated with investments in the Shares or trading in the SETs, which are known to the Company and which the Company considers material. Additional risks and uncertainties not presently known to the Company or that the Company currently deems immaterial may also have a material adverse effect on its business, results of operations or financial condition and could negatively affect the price of the Shares or the SETs.

Risks relating to the industry and the Group

Market and competition

The Group operates in a highly competitive environment. To maintain and improve its market position, the Group must invest continuously in the quality of its services, IT capability and personnel. Competition is met from several directions, including, but not limited to internet consultants, management consultants, IT consultants and communication agencies and also to a large extent the present and prospective client’s in-house IT and marketing divisions. Every failure to meet the client’s demands and remain a competitive choice in an environment of increasing competition could adversely affect the Group’s operations, profitability and financial position.

Operational performance

LBi made losses in earlier years and current profit margins cannot be taken as an assurance of the Group’s future profitability. As regards operational performance, the Group has focused over the past years on improving profitability by increasing efficiency in production (thus increasing productivity per employee) and cost cutting measures (for example decreasing the number of office locations and used office space as well as renegotiating group wide hard- and software supplier contracts). The Group has actively reduced the number of engagements with small clients and is now focusing on big multinational clients that cover multiple geographies. As a result, the selling costs (bid investments) have decreased, positively adding to the profitability of the Group. If the Group fails to continue to operate in a cost efficient manner, this will adversely affect its profitability and financial position.

Dependence on key management

The Group is characterised by its decentralised company structures and consists of several operating companies operating in several geographical areas headed by local management. The Group’s country managers will be vital to the ongoing stability and growth in their respective regions. Any unplanned change in key managers at the holding and at the operating company level could have a negative impact on the business.

Reliance on skilled employees

The Group’s businesses are built around leading the development and also to a great extent the knowledge of the employees. The Group is therefore dependent upon being able to attract and retain skilful personnel. Should the Group be unable to retain and to recruit skilful personnel, this would have a material adverse effect on its business, financial condition and/or results of operations.

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Reliance on large clients

A substantial part of the sales of the Group are derived from a limited number of large clients. In 2009 net sales from the ten largest clients covered approximately 23% of the total revenues in LBi, and in the financial year ending on 30 June 2009, the corresponding amount for BMM was approximately 31%. Should one or more large clients choose another supplier or another solution or reduce the use of the Group’s services, the Group’s business, results of operations and financial condition could be negatively affected.

Acquisitions and new activities

Historically, company acquisitions have contributed to both BMM’s and LBi’s growth. The Group intends to undertake more acquisitions in the future, if the right opportunities arise. As a consequence hereof the operational structure and capital structure of the Group may be substantially affected. The ability of the Group to realise future growth may to an extent depend on the ability to realise suitable acquisitions. Acquisitions always carry the risk that the companies in question might not produce expected results, or that difficulties might arise in the integration of operations.

Assignments performed at a fixed price

Assignments performed at a fixed price on a pro forma basis account for 50-60% of the Group’s revenue. Misjudgement about the resources required to complete such an assignment can generate a loss.

Revenue and cost structure

The Group derives most of its revenue from the provision of services. As a consequence, the majority of the Group’s costs are employee-related. The Group will also engage sub-contractors to cover fluctuations in its resource requirements and the demand for specific skills. Ongoing profitability is dependent on maintaining a balance between personnel costs and the revenue the Group obtains for the services it provides.

Restructuring

Due to substantial restructuring in the recent years and potential restructuring in the future it is currently unclear to what extent the current cost base of the Group is sustainable in the future. Additional overheads resulting from additional staff in non-billable functions might be required in order to support the Group’s current growth strategy. It is unclear if these additional costs can be absorbed by future gross margin growth and therefore this could have a negative impact on the Group’s future profitability.

Reputation risk

Should the Group not be able to fulfil clients’ expectations regarding projects, there is a risk that its reputation will be damaged, which could considerably reduce the possibilities of obtaining follow-up assignments or assignments from new clients.

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Quality of the management information system

Due to the dynamic development of BMM and LBi in recent years, their respective management may only be aware of certain issues or information after some delay, which may have a material adverse effect on the Group’s business, financial condition and/or results of operations.

Rental risk

Due to disposals and divestments of various subsidiaries, the Group is subject to certain obligations to pay rent for space which it does not use. The disability of the Group to sublease these facilities could have a material adverse effect on the Group’s financial condition and/or results of operations.

Market risk and economic risk

The majority of the Group’s clients’ IT investments are sensitive to changes in the economic climate (e.g. clients may choose to reduce their purchase of consultant services). Deterioration of the general economic conditions in the geographic territories where the Group is operating and of the health of the online advertising market in those territories, may have an adverse effect on the results of the Group. As a result, the Group might be obliged to adapt its organisation and range of services to prevailing conditions. Since the average backlog and pipeline for LBi amounts to approximately two to three months, forecasts and other forward-looking statements are primarily based on overall market development expectations of the management of the Group. Since the market in which the Group operates is volatile and dynamic, the actual results may materially differ from those stated in forecasts and forward-looking statements which will affect the market value of the Shares.

Exchange rate risk

Exchange rate risk is the risk of a change to a financial instrument when exchange rates fluctuate. Exchange rate risks may be broken down into transaction and translation exposure. Transaction exposure arises as part of the normal activities of the operating subsidiaries, which do business almost exclusively in their local markets and invoice predominantly in local currency, primarily SEK, DKK, AED, GBP, USD and EUR. Translation exposure arises by virtue of the Company holding shares in foreign operating subsidiaries.

The Group faces transaction exposure mainly in the UK and the US and hedges such exposure in connection with material contracts. Translation exposure is not hedged. The exposure to exchange rate risk which is not hedged, or not fully hedged, by the Group may have an adverse effect on the Group’s financial position and results.

Interest rate risk

LBi entered into a credit facility with Danske Bank consisting of term loans and a working capital facility. The credit facility bears an interest which is based on 3-months LIBOR, EURIBOR or STIBOR. For half of the outstanding amount under the term loans, the interest rate has been fixed by means of interest rate swaps. The Group is exposed to interest rate fluctuations in respect of the outstanding amounts under the loans, for which the interest rate has not been fixed. An interest rate increase of 1% (100 basispoints) on the variable interest part of the debt, would result in an extra interest cost of €150.000 on an annual basis and would, therefore, adversely affect the Group’s profitability.

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Restrictive covenants

Current debt arrangements contain certain restrictive covenants which may restrict the Group in terms of how the Group can conduct its business. The Group may, as a consequence of such covenants, be restricted in responding to changing market conditions or in pursuing favourable business opportunities. Further, the Group will have to dedicate a substantial portion of its cash flow from operations to service debt, which in turn will reduce the amount of cash flow it will have available for capital investment, working capital and other general corporate purposes.

Operational risks

The Group is subject to various operational risks, inter alia, relating to the risk of the malfunctioning of information systems, communications systems, transaction processing and settlement systems during the regular processing but also during special projects such as the internet activities, as well as the risk of fraudulent and/or unauthorised transactions by employees or third parties. The Group might also be subject to claims arising from their operations for which the Group might or might not have liability caps in place. Certain contracts with customers of the Group include exclusivity clauses which might prohibit the Group in conducting services to competitors of those clients for a certain period of time. These operational risks may have an adverse effect on the Group’s financial position and results.

Intellectual property rights

BMM or LBi may have failed in the past, and the Group may fail in the future, to own or validly transfer all intellectual property rights created by or on their behalf by their employees or third parties to BMM, LBi or the Group. This might have a negative effect on the Group and/or its operations.

Technical development

The Group will operate in a market driven by technology, and is dependent upon keeping up with technical developments. Should the Group not be able to adapt its operations rapidly and cost effectively in pace with such developments, there is a risk that it might lose competitiveness, and consequently lose part of its market share.

Steady advances in the areas of design, information architecture and technology on the web and in digital media are the main catalysts for the growth of the Internet sector. The Group’s success will be a function of it remaining in the forefront, having the ability to promote innovative, interactive digital solutions, and being perceived as a partner that can work with its clients on a long-term, strategic basis. If the Group does not succeed to achieve and maintain such position, this will have an adverse effect on its future profitability.

Future capital requirements

The Group is dependent upon having access to sufficient liquid funds and may experience net cash flow shortfalls exceeding the available funding source after the PIPE investment and the proceeds from the Rights Offering have been fully used. Additional capital may also be required by the Group in connection with financing of new capital-intensive projects, acquisitions or for other investments in the future. In addition, the Group may incur unanticipated liabilities or expenses. There can be no assurance that the Group will be able to raise new equity or arrange new borrowing facilities in a timely manner on acceptable terms and in amounts necessary to conduct its ongoing and future operations, should this be required.

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Taxation risk

The Group will operate in various countries and is therefore subject to the risk of tax audits and assessments in these countries. The Group will seek to manage its tax affairs in compliance with all applicable laws. Authorities may disagree with positions taken by the Company, or in the past by LBi or BMM, and if that is the case this may have a material adverse effect on the Group’s financial condition, results and/or cash flow.

The Group is exposed to risks regarding the correct application of the tax regulations in the jurisdictions in which it operates as well as possible future changes in the tax legislation of those relevant jurisdictions. New and changed regulations could have an impact on the Group’s profitability.

Full control of BMM

On 29 April 2010, the Company acquired 93.7% of the total issued share capital of bigmouthmedia which represents 97.4% of the total voting rights. The Company believes, having taken legal advice, that the remaining two minority holders of ordinary shares are contractually required to sell and transfer their shares in BMM to the Company pursuant to a drag-along clause in the agreement among the shareholders of BMM. Drag-along notices were sent in March 2010. In respect of these two shareholders, who did not comply with the drag-along notices and transfer their shares, litigation has been initiated. This litigation is led by the BMM Shareholders for their own account.

Currently, there is also one non-voting class B share outstanding with a nominal value of €4,200, which represents 4.5% of the total issued share capital of BMM. The non-voting class B share ranks pari passu with the ordinary shares in respect of dividends and other distributions of BMM. The Company has been advised by its lawyers that the non-voting class B share will transfer to BMM by virtue of law upon the transfer of all ordinary shares in BMM to the Company. However, the holder of the non-voting class B share and the aforementioned two minority holders dispute the transfer of this non-voting class B share.

Should the dissenting holders of ordinary shares or the holder of the non-voting class B share prevail in court, which is always a possibility, then the Company would not acquire all shares in BMM, resulting in a continuing minority position in BMM in the form of both ordinary shares and non-voting class B share, and ongoing administrative complexity in handling its affairs. Accordingly, it would be necessary to consider other means by which to confer full control over BMM to the Company, for example by way of a cross-border merger of BMM into the Company.

Risks relating to the Merger

Integration of LBi, Obtineo and BMM

Achieving the benefits of the Merger will depend in part upon meeting the challenges inherent in the successful combination and integration of the businesses. The integration period may lead to problems such as interruptions or impaired competitiveness in the Group’s operations. Furthermore, the existing and future employees and customers of the Group may experience uncertainty concerning the integration of the companies and choose to terminate their relationship. Such terminated relations may present obstacles in the integration of the companies.

If any of these problems arise or if senior management’s attention is diverted, this may have a considerable negative effect on the Group’s ability to achieve the expected gains of the Merger. In addition, delays encountered in the transition process could have a material adverse effect on revenues, expenses, operating results and financial condition of the Group. There can be no assurance that the Group will actually achieve anticipated synergies or other benefits from the Merger.

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Customer and supply agreements

Some of BMM’s and LBi’s material contracts with customers and suppliers contain change of control clauses which may be triggered as a result of the acquisition of BMM by Obtineo, the Merger or an asset transfer as part of the integration process. In addition, BMM’s customers may cease doing business with the Company for a variety of other reasons. In particular, some of BMM’s major customers may view the Company as a competitor. They may also be unfamiliar with LBi or may find any changes that the Company might make to BMM’s operations objectionable. Should the Group loose one or more of its major customers, this may lead to a substantial loss of revenue and profitability and a decline in the market value of the Company’s shares.

Due diligence, no recourse

The due diligence investigation conducted by BMM and LBi on each other may not have revealed all relevant facts. BMM and LBi may not have identified all risks or liabilities relating to each others business in their due diligence investigation. The Company cannot guarantee that flaws in the assets, unexpected liabilities or other problems with the business of BMM or LBi will not be revealed following completion of the Merger. Moreover, the Company shall not have any recourse on the BMM Shareholders if such flaws or problems arise (and vice versa).

Tax consequences under Swedish and Dutch law

The possibility to merge a Swedish limited liability company with a Dutch equivalent has recently been incorporated in Swedish and Dutch law. This implies that the practical experience, as regards the tax treatment at the level of the Merging Companies in connection with the Merger, is limited. There is also limited practical experience with regard to new legislation in Sweden concerning the survival of carry forward losses in case of a change of ownership of a company. Consequently, a guarantee that the Merger will not entail adverse tax consequences cannot be given.

Risks relating to the Shares and the Rights Offering

Make good payment

According to the SPA, the purchase price of the shares in BMM consists of (i) up to 35.8 million Shares which were issued to the BMM Shareholders at completion of the acquisition on 29 April 2010 and (ii) a cash component up to a maximum amount of €14.05 million payable to the BMM Shareholders (the “Make Good Payment”) whereby the amount is calculated by reference to the weighted average market price of the Shares during a 3 month period, starting 15 months following the Listing, as follows: if the market price is equal to or lower than €1.25, the Make Good Payment will be €14.05 million; if the market price is equal to or higher than €1.65, the Make Good Payment will be nil; if the market price is between €1.25 and €1.65, the Make Good Payment is calculated proportionally. The contingent payment obligation by the Company in respect of the Make Good Payment may have a negative effect on the market price of the Shares prior to settlement of this payment.

Major Shareholders and special voting rights

Following the Merger and the Rights Offering, a limited number of shareholders will hold a significant part of the issued and outstanding share capital of the Company. Following the Rights Offering (assuming that rights will be exercised up to a maximum amount of €10 million) Janivo will own

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approximately 13.8%, the Mol family approximately 13.4% (if they exercise the rights for their entire shareholding), Carlyle approximately 12.7%, the Leach family approximately 10.1% and Cyrte approximately 9.9% of the issued and outstanding share capital of the Company (the “Major Shareholders”).

Carlyle will have a right to appoint, and Janivo will have a right to nominate, a member on the Supervisory Board for so long as they hold at least 5% of the issued and outstanding share capital of the Company each at the time of such appointment or nomination. In addition, as long as Carlyle holds at least 7% of the issued and outstanding share capital of the Company, it has also the right to propose an independent candidate for nomination by the Supervisory Board.

These shareholders, if voting in the same way, could have a significant influence over the outcome of corporate actions requiring shareholder approval, including the appointment of members of the Management Board and members of the Supervisory Board, any merger or sale of all or substantially all of the assets of the Company or any other significant corporate transaction. These shareholders, if voting in the same way, could delay a change of control of the Company, even if such a change of control would benefit the other shareholders. The significant concentration of share ownership may adversely affect the market price of the Shares due to investors’ perception that conflicts of interest may exist or arise and could impede the Company’s ability to offer equity securities in the future at a time and at a price that are deemed appropriate.

Volatility

The market price of, and trading volumes in, the Shares may be volatile and could be significantly affected by, among others, the following factors:

•	the Group’s actual or anticipated results of operations;

•	the level of the Group’s debt;

•	future sales and issues of Shares;

•	new services or products offered, or new relationships entered into or existing relationships lost, by the Group or its competitors;

•	changes in, or the Group’s failure to meet, securities analysts’ expectations;

•	developments and technological innovations in the Group’s business;

•	interest rate changes;

•	changes to the regulatory environment in which the Group operates;

•	general market outlook; or

•	general market conditions and other factors beyond the Group’s control.

A change in market conditions may affect the price performance of the Shares regardless of the Group’s operating performance or the overall performance of its industry. Accordingly, the market price of the Shares may not reflect the underlying value of the Group’s assets and operations. The price at which investors may dispose of their Shares at any point in time may be influenced by a number of factors, only some of which may pertain to the Group while others of which may be outside the Group’s control.

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Dividends

LBi has not paid dividends since the start of operations in the mid 1990s, and the Company does not expect to pay dividends on the Shares in the foreseeable future. The payment of dividends in the future will depend among other things upon the Group’s performance, financial position, funding arrangements and the expected capital needs of the Group. In deciding whether to propose a dividend, the Management Board will also take into consideration contractual, legal and regulatory restrictions on the payment of dividends and such other factors as it may deem relevant. Management Board decisions regarding dividends are subject to the prior approval of the Supervisory Board. There can be no assurance that the Company will generate sufficient earnings to allow it to pay dividends and if it does, the General Meeting of Shareholders may elect to reinvest the entire profit instead of paying dividends.

Dilution

Dilution resulting from the exercise of existing options under the Global Share Option Plan and the exercise of any options to be granted under the new employee incentive plan could adversely affect the price of the Shares. Dilution could also occur from the exercise of warrants, to be issued by the Company in connection with for example acquisitions in the future, and the settlement of existing and future earn-out clauses by means of an issuance of Shares. (From the existing earn-out arrangements, up to USD 2.8 million may be settled by the Company in the form of Shares.)

No public market for the Shares on Euronext Amsterdam

Prior to the contemplated Listing, there has been no public market for the Shares in the Netherlands. Although the shares in LBi are listed and traded on NASDAQ OMX Stockholm and Euronext Amsterdam until their delisting on 26 July 2010, no assurance can be given that a consistently active trading market for the Shares will develop, or be maintained following the Listing, or that the market price of the Shares will not decline.

Illiquid trading and future sales

The Shares held by the current shareholders of Obtineo prior to the Effective Date, the Shares to be acquired by the Underwriters in connection with the Rights Offering and the Shares to be acquired by Janivo in exchange for its existing shares in LBi pursuant to the Merger and pursuant to the exercise of SETs issued to Janivo in relation thereto are subject to a lock-up for a period of 540 days following the Listing (representing 52.2% of the total issued capital of the Company following the Rights Offering, assuming that rights will be exercised up to a maximum amount of €10 million). In addition, the New Shares to be allotted in the Rights Offering to the LBi Shareholders, who signed an irrevocable undertaking to participate in the Rights Offering (representing 3.6% of the total issued capital of the Company following the Rights Offering) will be subject to a 180 day lock-up from the end of the Exercise Period.

It is impossible to anticipate the degree to which the investors’ interest in the Company will lead to active trading in the Shares during the first 18 months or how trading in the Shares will function in the future. Should active and liquid trading not materialise or prove not durable, holders of Shares in the Company may find it difficult to sell their Shares without driving down the market price, or at all.

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Although the lock-up letters applying to the current shareholders of Obtineo stipulate that any sale of the relevant Shares shall be made as a structured sale process through a reputable investment bank designated by the Company, any transactions in Shares following individual dispensation from the lock-up restrictions or following the expiry of the lock-up period, or the perception that such sales may occur, could materially and adversely affect the market price of the Shares and could impede the Company’s ability to offer equity securities in the future at a time and at a price that are deemed appropriate.

Active trading market for the SETs

The Company intends to set a trading period for the SETs on Euronext Amsterdam from 09:00 (CET) on 11 August 2010 until 13:00 (CET) on 1 September 2010. Any SETs registered with Euroclear Sweden are not eligible for trading on Euronext Amsterdam. Prior to the Rights Offering there has been no market for the SETs. The Company cannot assure that an active trading market in the SETs will develop or be sustained on Euronext Amsterdam during that period. The SETs are expected to have an initial value that is lower than that of Shares and will have a limited trading life, which may impair the development or sustainability of an active trading market. If such a market fails to develop or be sustained, this could negatively affect the liquidity and price of the SETs, as well as increase their price volatility. Accordingly, the Company cannot assure investors of the liquidity of any such market, any ability to sell the SETs or the prices that may be obtained for the SETs. In addition, the price at which SETs may trade on Euronext Amsterdam will be subject to the same risks which affect the market price of the Shares as described in these “Risk Factors”. Accordingly, the market price of the SETs may be highly volatile.

Not exercising SETs in full

If an Eligible Person fails to exercise his SETs by the end of the Exercise Period, he will experience dilution of its ownership and voting interests in the Company’s enlarged share capital. If he elects to sell rather than exercise his SETs, the consideration he receives may not be sufficient to compensate him fully for the dilution of his percentage ownership of the Company’s share capital which will result from the Rights Offering. No compensation will be paid to holders of unexercised SETs.

Shareholders in certain jurisdictions

The securities laws of certain jurisdictions may restrict the Company’s ability to allow Shareholders to participate in the offerings of the Company’s securities and to exercise pre-emption rights. Accordingly, Shareholders with registered addresses in certain jurisdictions will not be eligible to exercise SETs as part of the Rights Offering. As a result, such Shareholders will experience dilution of their ownership and voting interests in the Company’s enlarged share capital. No compensation will be paid to such Shareholders.

Exchange rate risk

The Shares are priced in euro, and will be quoted and traded in euro. In addition, although the Company does not currently plan to do so, any dividends that may be paid will be declared and paid in euro. Accordingly, Shareholders resident in non-euro jurisdictions may be subject to risks arising from adverse movements in the value of their local currencies against the euro, which may reduce the value of the Shares, as well as that of any dividends paid.

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Publications of securities or industry analysts

Whether there is an active trading market for the Shares will be influenced by the continued availability and recommendations of research reports covering the Group’s business. If one or more research analysts ceases to cover the Group’s business or fails to regularly publish reports on our business, the Group could lose visibility in the financial markets, which could cause the market price or trading volume of the Shares to decline. In addition, if research analysts do not make positive recommendations regarding the Shares, or if negative research is published on the industry or geographic markets the Group serves, the price and trading volume of the Shares could decline.

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3.IMPORTANT INFORMATION

No person is or has been authorised to give any information or to make any representation in connection with the Shares, other than as contained in this Prospectus, and, if given or made, any other information or representation must not be relied upon as having been authorised by the Company. Without prejudice to any obligation to publish a supplementary prospectus pursuant of Article 5:23 of the Financial Supervision Act, neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the Company’s affairs since the date hereof or that the information set forth in this Prospectus is correct as of any time since its date.

The Company accepts responsibility for the information contained in this Prospectus. Having taken all reasonable care to ensure that such is the case, the Company further declares that the information contained in this Prospectus is, to the best of its knowledge, in accordance with the facts and contains no omission likely to affect its import.

SNS Securities N.V. in any of its capacities in connection with the Rights Offering does not accept any responsibility whatsoever for the contents of this Prospectus and disclaims any and all liability whether arising in tort or contract or otherwise in respect of this Prospectus. SNS Securities did not perform any due diligence investigation and relied on the information provided to it.

This Prospectus will be published in English only. Terms used in the Prospectus are defined in Chapter 18 “Definitions and Glossary of Selected Terms”.

Notice to Investors

EXCEPT AS OTHERWISE SET OUT IN THIS PROSPECTUS, THE RIGHTS OFFERING DESCRIBED IN THIS PROSPECTUS IS NOT BEING MADE TO SHAREHOLDERS OR INVESTORS IN CANADA, AUSTRALIA OR JAPAN.

This Prospectus does not constitute or form part of any offer or invitation to sell, or any solicitation of any offer to acquire, SETs and New Shares, or to take up any SETs in any jurisdiction in which such an offer or solicitation is unlawful.

The distribution of this Prospectus, the exercise of SETs, and the offer or sale of SETs or New Shares is restricted by law in certain jurisdictions. This Prospectus may only be used where it is legal to exercise SETs and offer, solicit offers to purchase or sell SETs or New Shares. Persons who obtain this Prospectus must inform themselves about and observe all such restrictions.

No action has been or will be taken to permit the exercise of SETs or the offer or sale of SETs or New Shares (pursuant to the exercise of SETs or otherwise), or the possession or distribution of this Prospectus or any other material in relation to the Rights Offering in any jurisdiction outside the Netherlands, Sweden, Denmark, the United Kingdom, and the United States where action may be required for such purpose. Accordingly, neither this Prospectus nor any advertisement or any other related material may be distributed or published in any jurisdiction except under circumstances that will result in compliance with any applicable laws and regulations.

The SETs and the New Shares have not been and will not be registered under the Securities Act or under any of the relevant securities laws of any state or other jurisdiction of the United States. The SETs and the New Shares may not be offered, exercised, sold, pledged, taken up, delivered,

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renounced, or otherwise transferred in or into the United States except pursuant to an exemption from the Securities Act or in a transaction not subject to the registration requirements of the Securities Act and in compliance with any applicable securities laws of any state or other jurisdiction of the United States.

The SETs and New Shares have not been approved or disapproved by the SEC, any state securities commission in the United States or any other regulatory authority of or in the United States, nor have any of the foregoing authorities passed upon or endorsed the merits of the offering of the SETs and New Shares or the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offence in the United States.

The SETs and the New Shares are being offered and sold (i) within the United States to existing US LBi Shareholders in reliance on Rule 801 under the Securities Act and (ii) outside the United States in offshore transactions in reliance on Regulation S under the Securities Act. In addition, until 40 days after the commencement of the Rights Offering, an offer, sale or transfer of the SETs and New Shares within the United States by a broker/dealer (whether or not participating in the Offering) may violate the registration requirements of the Securities Act.

LBi Shareholders who have a registered address in, or who are resident or located in, jurisdictions other than the Netherlands, Sweden, Denmark or the United Kingdom should read Chapter 16 “Selling and Transfer Restrictions” and any person (including, without limitation, agents, custodians, nominees and trustees) who has a contractual or other legal obligation to forward this Prospectus to a jurisdiction outside the Netherlands, Sweden, Denmark and the United Kingdom should read Chapter 16 “Selling and Transfer Restrictions”.

Subject to certain exceptions, this Prospectus should not be forwarded or transmitted in or into Canada, Australia or Japan.

Presentation of financial and other information

Certain figures contained in this Prospectus have been subject to rounding adjustments. Accordingly, in certain instances the sum of the numbers in a column or a row in tables contained in this Prospectus may not conform exactly to the total figure given for that column or row.

In respect of the calculation of the total number of Shares and the relative shareholdings upon completion of the Rights Offering, the total number of New Shares to be issued pursuant to the Rights Offering is fixed at 10 million, which is equal to €10 million based on the Offer Price. This amount relates to the maximum amount for which the Underwriters have committed themselves to subscribe for in the Rights Offering in respect of SETs which remain unexercised. Where appropriate, this assumption is repeated in this Prospectus.

All references in this Prospectus to “EUR”, “euro” or “€” are to the currency introduced at the start of the third stage of the Economic and Monetary Union, pursuant to the Treaty establishing the European Economic Community, as amended by the Treaty on the EU. All references to “pounds sterling”, “GBP” or “£” are to the lawful currency of the UK. All references to “US dollars”, “USD” or “$” are to the lawful currency of the US. All references to “Swedish Krona” or “SEK” are to the lawful currency of Sweden.

Complex financial history

Obtineo was incorporated on 28 December 2009 and is not be able to present consolidated historical financial information for the past three years in accordance with item 20.1 of Annex I to the Commission

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Regulation 809/2004 (the “Prospectus Regulation”). Until the date of this Prospectus, Obtineo did not conduct any activities, save for the acquisition of BMM and the private placement of shares in Obtineo (the “PIPE”) which were both completed on 29 April 2010.

Obtineo was formed to effect the business combination of LBi and BMM. For accounting purposes for the Merger, LBi is considered as acquirer and Obtineo and BMM as acquirees. One of the reasons for this conclusion is that current LBi management will dominate the board of management of New LBi. Furthermore, in the combined group LBi is the larger party in terms of revenues, assets, equity and enterprise value. The enterprise value of LBi is more than twice the enterprise value of Obtineo and BMM. The Merger is therefore treated as a reverse acquisition under IFRS 3 whereby LBi obtains control of Obtineo and BMM. This implies that the consolidated financial statements of Obtineo in which the Merger is recognised, are prepared on the basis of the consolidated financial statements for the year ended 2009 of LBi.

The Prospectus Regulation requires that the last two year’s financial history are presented and prepared in a form consistent with that which will be adopted in the issuer’s next published annual financial statements. As explained above, the consolidated financial statements of Obtineo for the year 2010 will be presented on the basis of the policies applied in the consolidated financial statements of LBi.

The shareholders of New LBi and potential new shareholders purchasing SETs or Shares must be provided with sufficient information to make an informed assessment of inter alia the financial position of New LBi as required by Article 5 of the Prospectus Directive (and Article 5.13 of the Act on the Financial Supervision). Such objective is achieved if LBi is treated as the issuer, because the historic financial information presented to investors in this Prospectus is comparable both within the track record being presented and also with the way it will be presented on an ongoing basis once New LBi is listed. This is supported by CESR’s recommendations for consistent implementation of the European Commission’s Regulation on Prospectuses (No 809/2004, paragraph 53). This Prospectus will therefore incorporate LBi’s audited consolidated financial statements for the years ended 2007, 2008 and 2009 as well as its unaudited interim report for the first quarter of 2010 (with comparative figures for 2009). The financial information contained in this Prospectus in Chapter 6 “Capitalisation and Indebtedness” and Chapter 8 “Operating and Financial Review” are extracted from LBi’s audited and unaudited financial statements incorporated herein.

The financial position of Obtineo and BMM is not included in LBi’s audited and unaudited financial statements incorporated herein. The acquisition of Obtineo (including BMM) by LBi pursuant to the reverse takeover as a consequence of the Merger is a gross significant change, as meant in the Commission Regulation 211/2007 amending the Prospectus Directive. Accordingly, pro forma combined financial information has been prepared for the period 2009, also applying the reverse merger principle. This pro forma combined financial information has been prepared as if the Merger had been completed as at 1 January 2009 for purposes of the pro forma combined income statement and as at 31 December 2009 for purposes of the pro forma combined balance sheet and as if the Rights Offering had occurred as at the aforementioned dates. The pro forma combined financial information is discussed in Chapter 7 “Unaudited Pro Forma Combined Financial Information”.

The unadjusted financial information on which the pro forma combined financial information is based, has been derived from the audited consolidated financial statements of LBi for 2009 and the special purpose financial statements of BMM for the period 1 January 2009 to 31 December 2009. In connection herewith, the audited consolidated financial statements of BMM for the year ended 30 June 2009 and the unaudited internal interim report of BMM for the six months ended 31 December 2009 have been incorporated by reference in this Prospectus.

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The consolidated financial statements of LBi for the years ended 2007, 2008 and 2009 have been audited by Öhrlings PricewaterhouseCoopers AB, independent auditors. Any financial information in this Prospectus that has not been extracted from LBi’s audited consolidated financial statements for the years ended 2007, 2008 and 2009 is unaudited.

Exchange rates

The Company published its consolidated financial statements which are incorporated by reference in this Prospectus in SEK. The exchange rates below are provided solely for information and convenience. No representation is made that the SEK could have been, or could be, converted into euro and that the euro could have been, or could be, converted into US dollars or pounds sterling at these rates.

SEK

Swedish Krona (SEK)

The table below shows the high, low, average and end of period exchange rates expressed in Swedish Krona per €1.00 for the years given, using the spot rata for the periods indicated.

Year ended 31 December	High	Low	Average	End of Period
	(SEK per euro)
2007	9.4870	9.0244	9.2508	9.4359
2008	11.2041	9.2727	9.6319	10.9448
2009	11.6838	10.0713	10.6190	10.2542

The table below shows the high and low spot rates expressed in SEK per €1.00 for the first six months of 2010.

	High	Low
	(SEK per euro)
January 2010	10.2915	10.0801
February 2010	10.2523	9.6971
March 2010	9.8237	9.6356
April 2010	9.7960	9.5554
May 2010	9.9746	9.5236
June 2010	9.6906	9.4841

US dollars

The table below shows the high, low, average and end of period exchange rates expressed in US dollars per €1.00 for the years given, using the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York (the “Noon Buying Rate”) for the periods indicated.

Year ended 31 December	High	Low	Average	End of Period
	(US dollars per euro)
2007	1.4862	1.2904	1.3705	1.4603
2008	1.6010	1.2446	1.4726	1.3919
2009	1.5100	1.2547	1.3936	1.4332

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The table below shows the high and low Noon Buying Rates expressed in US dollars per €1.00 for the first six months of 2010.

	High	Low
	(US dollars per euro)
January 2010	1.4536	1.3993
February 2010	1.3955	1.3476
March 2010	1.3758	1.3344
April 2010	1.3666	1.3130
May 2010	1.3302	1.2224
June 2010	1.2385	1.1959

Pounds sterling

The table below shows the high, low, average and end of period exchange rates expressed in pounds sterling per €1.00 for the years given, using the Bank of England the spot exchange rate (the “Spot Rate”) for the periods indicated.

Year ended 31 December	High	Low	Average[1]	End of Period
	(Pounds sterling per euro)
2007	0.7378	0.6553	0.6846	0.7349
2008	0.9756	0.7346	0.7974	0.9548
2009	0.9569	0.8432	0.8909	0.8869

[1]	The average of the Spot Rates on the last business day of each month during the relevant period.

The table below shows the high and low Spot Rates expressed in pounds sterling per €1.00 for the first six months of 2010.

	High	Low
	(Pounds sterling per euro)
January 2010	0.9028	0.8603
February 2010	0.8973	0.8658
March 2010	0.9150	0.8872
April 2010	0.8868	0.8604
May 2010	0.8808	0.8422
June 2010	0.8475	0.8068

Enforceability of judgments

LBi International N.V. is a limited liability company incorporated under the laws of the Netherlands. All of the members of the Management Board and Supervisory Board (save for Mr. Fink) are resident outside the US, and a substantial portion of the Group’s assets and the assets of such persons are located outside the US. As a result, it may not be possible for investors to effect service of process within the US upon us or such persons, or to enforce against them in the Netherlands or elsewhere judgments obtained in US courts, including judgments predicated on the civil liability provisions of the securities laws of the US or any state or territory within the US.

Market data and other information from third parties

The Company believes that market information contained in this Prospectus provides fair and adequate estimates of the volume of the Group’s markets and fairly reflects the Group’s market position within these markets. However, the Company’s management estimates have not been verified by an

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independent expert, and the Company cannot guarantee that a third party using different methods to assemble, analyse or compute market data would obtain or generate the same results. In addition, the Group’s competitors may define their markets and their own relative positions in these markets differently than the Group does.

The Company has used data sources from third parties in relation to certain matters noted herein. Such publications generally state that their information is obtained from sources they believe reliable but that the accuracy and completeness of such information is not guaranteed and that the projections they contain are based on a number of assumptions. The information in this Prospectus that has been sourced from third parties has been accurately reproduced. So far as the Company is aware and is able to ascertain from information sourced from third parties, no facts have been omitted which would render the reproduced information inaccurate or misleading.

Documents incorporated by reference

Certain parts of LBi’s (audited) annual reports for the years 2007, 2008 and 2009, its (unaudited) interim report for the three months ended 31 March 2010 (with comparative figures as per 31 March 2009) and certain parts of BMM’s (audited) annual report for the year 2008/2009 and BMM’s (unaudited) internal interim report for the six months ended 2009, listed below, and the pages 41-47 of the Information Memorandum are incorporated by reference into this Prospectus. The information in these documents that is not incorporated, is either not relevant for investors or is covered elsewhere in this Prospectus. Copies of the documents incorporated by reference into this Prospectus may be obtained free of charge for the life of this Prospectus (i.e. 12 months from the date of this Prospectus) by sending a request in writing at: Joop Geesinkweg 209, 1096 AV Amsterdam, the Netherlands. All documents incorporated by reference into this Prospectus are also available via http://www.lbi.com.

LBi

Unaudited interim report 31 March 2010	Incorporated by reference

• Consolidated income statement	page 15

• Consolidated statement of comprehensive income	page 16

• Consolidated balance sheet	page 17

• Consolidated cash flow statement	page 18

Audited Annual Report 31 December 2009	Incorporated by reference

• Consolidated income statements	page 44

• Consolidated statement of comprehensive income	page 44

• Consolidated balance sheets	page 46-47

• Consolidated cash flow statements	page 48-49

• Changes in consolidated equity	page 50

• Changes in parent company’s equity	page 55

• Accounting principles	page 56-60

• Notes	page 61-80

• Audit report	page 82

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Audited Annual Report 31 December 2008	Incorporated by reference

• Consolidated income statements	page 32

• Consolidated balance sheets	page 34

• Consolidated cash flow statements	page 36

• Changes in consolidated equity	page 38

• Changes in parent company’s equity	page 43

• Accounting principles	page 44 - 49

• Notes	page 50 - 78

• Audit report	page 79

Audited Annual Report 31 December 2007	Incorporated by reference

• Income statements	page 31

• Balance sheets	page 33 - 34

• Statements of cash flow	page 36

• Supplementary cash flow statement information	page 37

• Change in shareholders’ equity	page 38 - 41

• Accounting principles	page 42 - 48

• Notes	page 49 - 77

• Audit report	page 88

Bigmouthmedia

Unaudited Interim Report 1 July 2009-31 December 2009	Incorporated by reference

• Condensed consolidated interim balance sheet	appendix 1

• Condensed consolidated statement of comprehensive income	appendix 2

• Condensed consolidated statement of changes in group equity	appendix 3

Audited Annual Report BMM 30 June 2009	Incorporated by reference

• Consolidated balance sheet	appendix 1

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• Consolidated income statement	appendix 2

• Statement of changes in group equity	appendix 3

• Consolidated cash flow statements	appendix 4

• Notes to the consolidated financial statements	appendix 5

• Auditor’s report	page 16 and 17

Any statement contained in a document which is incorporated by reference herein, shall be deemed to be modified or superseded for the purpose of this Prospectus to the extent that a statement contained herein (or in a later document which is incorporated by reference herein) modifies or supersedes such earlier statement (whether expressly, by implication or otherwise). Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

Prospective investors should rely only on the information that we incorporate by reference or provide in this Prospectus. No other documents or information, including the content of the Company’s website http://www.lbi.com or websites accessible from hyperlinks on our website, form part of, or are incorporated by reference into, this Prospectus.

Forward-looking statements

This Prospectus contains forward-looking statements, including statements about the Company’s beliefs and expectations. These statements are based on the Group’s current plans, estimates and projections, as well as its expectations of external conditions and events. In particular the words “expect”, “anticipate”, “predict”, “estimate”, “project”, “may”, “could”, “should”, “would”, “will”, “intend”, “believe” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve inherent risks and uncertainties and speak only as of the date they are made. The Company undertakes no duty to and will not necessarily update any of them in light of new information or future events, except to the extent required by applicable law. The Company cautions investors that a number of important factors could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to those discussed in Chapter 2 “Risk Factors”.

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4. BACKGROUND OF THE MERGER, LISTING AND RIGHTS OFFERING

Merger

On 25 February 2010, the boards of directors of the Merging Companies announced a proposal to effect a cross-border statutory merger pursuant to which LBi will disappear and Obtineo will acquire the assets and liabilities of LBi under a universal title (overgang onder algemene titel) whereby one share in LBi entitles the holder thereof to one Share in New LBi.

A merger between LBi and Obtineo, which pursuant to the SPA acquired the operations of bigmouthmedia, creates a group with a greater critical mass and stronger strategic position in relation to both customers and capital markets. The Group will be one of the largest independent European digital marketing, communications, search, design, branding and technology firms. The Group will have a market capitalisation of around €180 million (based on the volume weighted average share price for LBi for one month up to 6 April 2010), with a pro forma annualised 2009 net revenue of approximately €166 million and approximately 1,600 employees. Western Continental Europe will represent the largest geographic area of the Group with 44% of sales followed by the UK (30%), US (18%) and the Nordic countries (8%). The Company believes that the Merger will enable the Group to meet customer demand for a wider service offering and geographical reach. The Group will be a market leader in the following key European markets: the UK, Denmark, Sweden, Germany, Belgium, and the Netherlands.

At the extraordinary general meeting of LBi, held on 26 April 2010, the Merger proposal was approved. All formal requirements to implement the Merger have been complied with, save for the execution of the Merger Deed which is scheduled for 28 July 2010. The Merger becomes effective on the date following the execution of the Merger Deed, i.e. on 29 July 2010.

Listing

The last day of trading of the shares in LBi on NASDAQ OMX Stockholm and on Euronext Amsterdam is expected to be 26 July 2010. After the Merger has been registered with the Swedish Companies Registration Office (Sw: Bolagsverket), LBi Shareholders will, without taking any further action, receive Shares. The delivery of the Shares is expected to occur on 3 August 2010.

Application has been made to admit the Shares to listing and trading on Euronext Amsterdam. Trading of the Shares on Euronext Amsterdam is expected to commence at 09:00 (CET) on 5 August 2010. For further information see Chapter 14 “The Listing”.

Shares registered with Euroclear Sweden are not eligible for trading on Euronext Amsterdam.

Rights Offering

The Rights Offering provides LBi Shareholders with the opportunity to invest in New LBi. As a result thereof (assuming all such shareholders exercise their rights pursuant to the Rights Offering), the proportionate ownership and voting in New LBi for such shareholders will not be reduced.

The current shareholders of Obtineo (i.e. the BMM Shareholders and the PIPE Investors) are excluded from the Rights Offering in respect of the Shares acquired by them in Obtineo prior to the Merger. Janivo, who is one of the PIPE Investors, is not excluded from the Rights Offering in its capacity as an LBi Shareholder.

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Janivo and Cyrte (the Underwriters) have committed themselves in the Underwriting Agreement to subscribe for New Shares, which are not subscribed for by Eligible Persons in the Rights Offering, at the Offer Price up to an amount of €10,000,000. The Underwriters are entitled to an underwriting fee of 3.5% of the aggregate underwriting amount of the Rights Offering, i.e. €350,000 in total.

Janivo has also committed to exercise the SETs granted to it in respect of its existing shareholding in LBi.

The Underwriters have received irrevocable undertakings from a number of LBi Shareholders, together representing 48.42% of the total issued shares in LBi that they will participate in the Rights Offering. These irrevocable undertakings have been received from the Mol family in respect of 15,509,608 shares they hold in LBi and from 11 other small investors. The New Shares allotted under the Rights Offering to the LBi Shareholders who have executed such irrevocable undertakings will be subject to a 180 day lock-up from the end of the Exercise Period and the Underwriters will forward to them the underwriting fee in respect of their subscription undertakings. This lock-up is further described in Chapter 14 “The Listing”, section “Lock-up restrictions” under “Lock-up of certain LBi Shareholders”.

Following the Merger, if LBi Shareholders take up their full allotment in the Rights Offering, they will in aggregate own 51% of the Company.

Application has been made to admit the SETs to trading on Euronext Amsterdam. Trading of the SETs on Euronext Amsterdam is expected to commence at 09:00 (CET) on 11 August 2010 and will continue until 13:00 (CET) on 1 September 2010 barring unforeseen circumstances. For further information see Chapter 15 “The Rights Offering”.

SETs registered with Euroclear Sweden will not be eligible for trading on Euronext Amsterdam.

Group structure

After completion of the Merger and the Rights Offering (assuming that rights will be exercised by the LBi Shareholders pro rata to their current shareholding up to a maximum amount of €10 million), the Shares in New LBi are held by the following Shareholders in the following proportions:

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5. DIVIDENDS AND DIVIDEND POLICY

General

The Company does not expect to pay dividends on the Shares in the foreseeable future.

Dividend policy

The payment of dividends in the future will depend among other things upon the Group’s performance, financial position, funding arrangements and expected capital needs. In deciding whether to propose a dividend, the Management Board will also take into consideration contractual, legal and regulatory restrictions on the payment of dividends and such other factors as it may deem relevant. Management Board decisions regarding payment of dividends are subject to the prior approval of the Supervisory Board. There can be no assurance that the Company will generate sufficient earnings to allow it to pay dividends and if it does, the General Meeting of Shareholders may elect to reinvest the entire profit instead of paying dividends.

The Company may only make distributions to its Shareholders in so far as its equity after the dividend payment does not fall below the sum of the paid-in and called-up share capital plus the reserves as required to be maintained by Dutch law and the Articles of Association. On the date of this Prospectus there are no contractual and regulatory restrictions on the payment of dividends by the Group (save as disclosed in Chapter 8 “Operating and Financial Review”, section “Liquidity and capital resources” and in Chapter 17 “General Information”, section “Material agreements” under “Shareholders agreement LBi India”).

Dividend history

LBi has not paid dividends since the start of operations in the mid 1990s.

Dividend ranking of Shares

All Shares have equal ranking rights and claims to the Company’s profits and assets.

Manner of dividend payments

Payment of any dividend on Shares in cash will be made in euro.

Uncollected dividends

Claims to dividends and other distributions not made within five (5) years from the date that such dividends or distributions became payable, will lapse and any such amounts will be considered to have been forfeited to the Company.

Taxation on dividends

The Company is generally required to withhold Dutch dividend withholding tax at a rate of 15% from dividends distributed by the Company. For a discussion of certain aspects of Dutch taxation of dividends, see Chapter 13 “Taxation”.

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See also Chapter 12 “Description of Share Capital and Corporate Governance”, section “Summary of the Articles of Association” under “Dividends and other distributions” for a more detailed description of the provisions in the Articles of Association on this topic.

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6. CAPITALISATION AND INDEBTEDNESS

The tables below set forth the unaudited consolidated cash and cash equivalents, capitalisation and indebtedness of LBi as of 31 May 2010, on an actual basis and on an as adjusted basis including the Rights Offering. The financial information in these tables below has been extracted or derived from the management accounts of LBi as per 31 May 2010 which have not been audited or reviewed and will not be published.

You should read these tables together with the consolidated financial statements of LBi incorporated by reference in this Prospectus, as well as the information in Chapter 8 “Operating and Financial Review”. The tables below are prepared for illustrative purposes only and do not give a true picture of the financial condition of the Group as at 31 May 2010, because they do not include the financial information of Obtineo, including BMM. Reference is made to Chapter 3 “Important Information”, section “Complex financial history” explaining the reasoning and Chapter 7 “Unaudited Pro Forma Combined Financial Information” for including pro forma information of the Group.

Capitalisation (unaudited)	31 May 2010 (actual)	31 May 2010 (as adjusted for the Rights Offering)
SEK million

Total current debt	222	229
Guaranteed (by 3rd party)	0	0
Secured (by pledge)	222	229
Unguaranteed/unsecured	0	0

Total non-current debt	227	227
Guaranteed	0	0
Secured	227	227
Unguaranteed/unsecured	0	0

Shareholders’ equity	1,408	1,408
Share capital	94	191
Own shares	0	0
Share premium reserve	481	481

Reserves	667	667

Retained earnings	133	126

Minority	1	1

Net income	31	31

Total	1,857	1,864

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Indebtedness (unaudited)	31 May 2010 (actual)	31 May 2010 (as adjusted for the Rights Offering)
SEK million

Net indebtedness
Cash and bank balances	136	232
Cash equivalents	5	5
Trading securities	0	0

Liquidity	141	237
Current financial receivable	2	2
Current bank debt	213	220
Current portion of non current debt	8	8
Other current financial debt	1	1

Current financial debt	220	227

Net current financial liquidity	-79	10
Non current bank loans	221	221
Other non current loans	6	6

Non current financial indebtedness	227	227

Net financial liquidity	-306	-217

As at 12 July 2010, LBi had a secured multicurrency term loan facility with a remaining debt of €32.3 million (SEK 310 million) translated from different currencies (USD, GBP, SEK, EUR). This facility will remain in place following the Merger. The working capital facility, which is part of this facility, will increase by €5 million. See Chapter 17 “General Information”, section “Agreement with Danske Bank”.

As at 12 July 2010, BMM had a credit agreement of €30 million, €25 million of which was drawn down in the form of a loan. The remaining outstanding amount under the loan amounts to €6,085,714. This loan will be repaid and the facility will be terminated following completion of the Merger by utilising the working capital facility with Danske Bank and excess cash in the BMM group.

At 12 July 2010, the Group had various guarantees (see Chapter 8 “Operating and Financial Review”, section “Borrowings”). Other than these, the Group has no indirect and contingent indebtedness.

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7. UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The Board of Directors of LBi has prepared pro forma financial information (the “Pro Forma Information”) for the sole purpose of providing information on how the Merger would affect the consolidated balance sheet of LBi as at 31 December 2009 and its consolidated income statement for the financial year 1 January 2009 - 31 December 2009. The Pro Forma Information has been prepared in accordance with IFRS and describes the situation as at 12 April 2010. The Pro Forma Information has been reviewed by Öhrlings PricewaterhouseCoopers AB, independent auditors. The Pro Forma Information together with the review report were published on page 41 up to and including page 47 of the information memorandum which was published by LBi in connection with the extraordinary general meeting of LBi, held on 26 April 2010 (the “Information Memorandum”) in which the Merger Plan was approved.

The information in this Chapter 7 contains the same pro forma financial information as the Pro Forma Information which is included on pages 41-46 of the Information Memorandum and therefore describes the situation as at 12 April 2010. Minor changes have been made in the non-financial information contained in this Chapter 7 in order to align terminology and style with the terminology and style used in this Prospectus. Where cross references were used in the Information Memorandum, these have (i) either been replaced by cross references to paragraphs contained in this Prospectus or by additional wording explaining the contents of the information originally referred to, (ii) or been deleted where the information originally referred to is no longer relevant. In order to provide a better understanding of the adjustments shown in the pro forma income statements and the pro forma balance sheets, notes 1 through 4 have been slightly amended and a table has been added under “Miscellaneous” showing the calculations made in respect of the line items in the pro forma balance sheets which are discussed in notes 4 through 7. None of these changes affect the import of the Pro Forma Information.

Öhrlings PricewaterhouseCoopers AB has approved that its review report is included in this Chapter 7.

For investors who wish to review the original integral Pro Forma Information and the review report of Öhrlings PricewaterhouseCoopers AB, pages 41-47 of the Information Memorandum are incorporated by reference in this Prospectus.

General information regarding the pro forma financial information

The pro forma financial information presented below has been prepared to illustrate how the financial position and earnings of LBi might be affected after completion of the Merger. The pro forma balance sheet has been prepared as if the Merger was completed on 31 December 2009, and the pro forma income statement for 2009 has been prepared as if the Merger was completed on 1 January 2009. The balance sheet and income statement for LBi have been derived from LBi’s audited consolidated financial statements for 2009. The balance sheet and the income statement for Obtineo have been derived from an internal report of BMM for the period 1 January to 31 December 2009.

The Merger will be carried out in accordance with the purchase method and LBi has been identified as the acquiring company, applying the reverse merger principle. The reverse merger principle is applied because the LBi Shareholders will be the majority in respect of ownership of New LBi if all LBi Shareholders exercise their rights in the Rights Offering pro rata to their current shareholding and the majority of the management board and supervisory board of New LBi will consist of board members of LBi. The preliminary acquisition value is based on LBi’s volume weighted average share price on 31 March 2010 of €1.32. The final acquisition cost will be established based on the share price on the Effective Date.

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In preparing the pro forma financial information a preliminary measurement of the fair value of the acquired assets and liabilities has been made including a preliminary valuation of Obtineo’s intangible assets. Amortisation has been calculated from 1 January 2009 based on these preliminary values of the intangible assets resulting from the transaction. Adjustments for expected synergy gains and cost-savings in conjunction with the Merger have not been included.

In preparing final consolidated accounts for New LBi, LBi will establish new acquisition values for Obtineo’s assets and liabilities. The final acquisition analysis could lead to considerable changes in the financial statements of the companies and the Group.

New LBi intends to report consolidated accounts for the Group as from July 2010, at the earliest. The information stated below, accordingly, does not necessarily reflect the result or the financial position that Obtineo and LBi would have had in combination if they had conducted their operations as a single unit over the same periods. Nor does the information necessarily provide any indication of the Group’s future earnings.

The pro forma financial information is intended to describe a hypothetical situation and has been created only for illustrative purposes to provide information and highlight facts, and is not intended to present the financial position or earnings that the operation would have achieved had the formation of New LBi occurred during the reporting period; nor is it intended to represent an actual financial position or the operation’s earnings for any specific time or period in the future.

The work performed by the independent accountants has not been carried out in accordance with auditing standards generally accepted in the United States of America and accordingly should not be relied upon as if it had been carried out in accordance with those standards.

Adjustments and assumptions

The purpose of the pro forma is to illustrate the position and the earnings of the combined companies after the Merger. The notes to the pro forma adjustments give additional information to significant items in the accounts or explain the adjustments and the assumptions related to the Merger. Adjustments for synergy gains and cost-savings in conjunction with the Merger have not been included.

In accordance with IFRS 3 (revised) transaction costs in relation to business combinations should be recorded in the income statement for transactions made after 1 January 2010. Costs in conjunction with the Merger and Obtineo’s acquisition of BMM are estimated to be €6.2 million. The pro forma financial information has been prepared on the assumption that 100% of the shares in BMM are acquired by Obtineo. The reverse acquisition principle is applied to Obtineo’s acquisition of BMM and BMM is considered as the acquirer. As a consequence of Obtineo’s acquisition of BMM the historical consolidated financial statements of BMM constitute the historical consolidated financial statements of Obtineo.

In accordance with the reverse merger principles the acquisition price of Obtineo is based on the exchange ratio between Obtineo and LBi, where each share in LBi will be exchanged for one share in New LBi, and the share price of LBi. The assumed acquisition price of Obtineo, including the assumed additional purchase price related to Obtineo’s acquisition of BMM, is based on the number of shares in New LBi owned by BMM’s previous shareholders and the number of shares issued in connection with the PIPE of €40 million valued at a price equal to LBi’s volume weighted average share price on 31 March 2010, of €1.32.

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Under these conditions the reverse merger principle gives an acquisition price of €102.8 million including an estimated additional purchase price of €11.6 million related to Obtineo’s acquisition of BMM. The conditions for the additional purchase price are described in Chapter 17 “General Information”, section “Material agreements”, under “Share purchase agreement”.

The difference between the acquisition price and the identifiable net assets acquired in the preliminary acquisition analysis has been recognised as goodwill.

Accounting principles

The pro forma income statement and balance sheet have been prepared in accordance with the accounting and valuation principles applied by LBi from 1 January 2010 which will apply to New LBi. A description of the accounting principles can be found in LBi’s annual report for 2009. The accounting and valuation principles for Obtineo do not differ from LBi’s in any material respect. Accounting for all subsidiaries and units included in this pro forma accounting is in accordance with International Financial Reporting Standards (IFRS).

Pro forma income statements January – December 2009

	LBi 2009	Obtineo 2009	Reverse merger	Note	Pro forma Group € million	Pro forma Group SEK million

Net Sales	137.5	28.8			166.3	1,765.8
Production costs	–92.4	–13.5			–105.9	–1,124.5
Sales costs	–8.4	–3.0			–11.4	–121.1
Administration costs	–24.0	–6.9			–30.9	–327.7
Other operating income/expense	0.2	–0.2	–0.2	2, 3	–0.2	–2.0
Earnings before depreciation and amortisation	12.9	5.2	–0.2		17.9	190.5

Depreciation of tangible assets	–2.8	–0.1			–2.9	–30.8
Amortisation of intangible assets	–3.4	–1.2	–0.2	1	–4.8	–51.0
Impairment tangibles	–0.9	–			–0.9	–9.1
Impairment intangibles	–68.9	–11.3			–80.2	–858.3
Operating result (EBIT)	–63.1	–7.4	–0.4		–70.9	–758.7

Financial income	2.3	0.1			2.4	25.5
Financial costs	–3.2	–0.9			–4.1	–43.5
Result after financial items	–64.0	–8.2	–0.4		–72.6	–776.8

Income taxes	0.2	2.2	0.0	1	2.4	25.5
Net result for the period	–63.8	–6.0	–0.4		–70.2	–751.3

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The functional currency of LBi is SEK. The pro forma has been converted to euro using an exchange rate of €/SEK of 10.6213 for the income statement, with the exception of impairment losses on fixed assets which have been converted using the exchange rate at the date when the impairment occurred.

LBi – non-recurring items

Operating costs include non-recurring items with a total of €5.2 million, whereof €4.7 million is related to restructuring charges. €0.5 million is capital losses from sales of subsidiaries.

Obtineo – non-recurring items

Operating costs include non-recurring items with a total of €0.8 million, whereof €0.8 million is related to restructuring charges.

Pro forma adjustments reverse merger

Note 1

A preliminary valuation of client relationships in BMM has resulted in a value of €7.1 million and the corresponding deferred tax liability is €1.8 million. The value of the client relationships will be amortised over five years. The amortisation of the client relationships in BMM and the dissolution of the corresponding deferred tax liability are the only pro forma adjustments that are expected to have a continuing impact on New LBi.

In the pro forma the amortisation of the client relationships amounts to €1.4 million per year and the related deferred tax is €0.4 million. The amortisation on these client relationships in the income statement of Obtineo amounted to €1.2 million and the corresponding tax to €0.4 million giving a pro forma adjustment of €0.2 million in amortisation and €0 million in tax.

Note 2

Costs related to the Merger, estimated €1.8 million during 2010, are recorded as Other operating expenses in the income statement.

Note 3

BMM’s phantom stock plan2 is classified as a cash-settled share-based transaction in accordance with IFRS 2. As part of the acquisition of BMM by Obtineo no phantom stock shares shall pay out and all rights in respect of the phantom stocks will lapse or be cancelled. The reversal of the liability at year end of €1.6 million relating to these phantom stock shares will increase Other operating income.

[2]	Phantom stock are virtual shares which do not carry any shareholders rights, but represent a participation in the business value in the ratio of the nominal value of such a share to the nominal value of BMM’s registered share capital less the nominal value of treasury shares plus the nominal value of all outstanding phantom stock.

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Pro forma balance sheets as per 31 December 2009

	LBi	Obtineo	Reverse merger	Note	Pro forma Group € million	Pro forma Group SEK million
Assets
Goodwill and other intangible assets	93.4	34.7	37.1	4	165.2	1,710.3
Tangible assets	8.9	0.5			9.4	97.3
Financial assets	1.8	0.5			2.3	23.8
Deferred tax assets	51.0	0.1			51.1	529.0
Total non-current assets	155.1	35.8	37.1		228.0	2,360.5

Trade accounts receivable	41.1	12.3			53.4	552.9
Current tax assets	0.0	1.0			1.0	10.4
Other current assets	17.1	1.3	–0.5	6	17.9	185.3
Cash and cash equivalents	21.0	4.9	38.1	5	64.0	662.6
Total current assets	79.2	19.5	37.6		136.3	1,411.1
Total assets	234.3	55.3	74.7		364.3	3,771.6

Shareholders’ equity and liabilities
Total shareholders’ equity	136.7	31.7	57.2	4,5,6,7	225.6	2,335.6
Long-term loans and other liabilities	24.9	4.5			29.4	304.4
Long-term interest free liabilities	10.8	1.7	10.0	4,7	22.5	232.9
Deferred tax	0.0	1.3	1.8	4	3.1	32.1
Total long-term liabilities	35.7	7.5	11.8		55.0	569.4

Short-term interest bearing debt	15.1	3.0			18.1	187.4
Short-term non-interest bearing debt	46.8	13.1	5.7	6	65.6	679.2
Total short-term liabilities	61.9	16.1	5.7		83.7	866.5
Total shareholders’ equity and liabilities	234.3	55.3	74.7		364.3	3,771.6

The functional currency of LBi is SEK. The pro forma has been converted to EUR using an exchange rate of EUR/SEK of 10.353 for the balance sheet.

Pro forma adjustments

Note 4

The estimated acquisition price is €102.8 million consisting of shares issued in connection with the Merger which are estimated to €91.2 million and €11.6 million in estimated additional share price in respect of the acquisition of BMM. The acquired equity in Obtineo is estimated to €32.8 million including

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the PIPE of €40.0 million, the reversal of the liability related to phantom stock shares in BMM of €1.6 million and excluding book value of goodwill and other intangible assets of €34.7 million, costs in conjunction to the PIPE and costs in conjunction to the acquisition of BMM.

A preliminary valuation of client relationships in Obtineo has resulted in a value of €7.1 million and the corresponding deferred tax liability is €1.8 million. The remaining amount, €64.7 million, is allocated to goodwill.

Estimated additional purchase price in respect of the acquisition of BMM of €11.6 million has been recorded as Long term interest free liabilities.

Reference is made to the specification of certain line items in the pro forma balance sheets below under “Miscellaneous”.

Note 5

€40.0 million has been provided pursuant to the PIPE by Carlyle, Cyrte, Janivo and other investors as described in the section Chapter 17 “General Information”, section “Material agreements” under “Subscription Agreement”.

Costs in conjunction with the PIPE, estimated to be €1.9 million, are recorded as a reduction of equity and cash and cash equivalents.

Reference is made to the specification of certain line items in the pro forma balance sheets below under “Miscellaneous”.

Note 6

Costs in conjunction with Obtineo’s acquisition of BMM are estimated at €3.9 million which will be recorded in the income statement of the Obtineo group. New LBi will include the Obtineo group in the consolidated income statement after Obtineo’s acquisition of BMM is completed and these costs will therefore not be shown in the income statement of New LBi. In the pro forma; costs related to the acquisition of BMM have reduced the equity of Obtineo and increased Short-term non-interest bearing debt.

Costs related to the Merger are estimated to be €2.3 million. €0.5 million of this amount, recorded as Other current assets as per 31 December 2009, has been reduced. The remaining part, €1.8 million, has increased Short-term non-interest bearing debt. The total amount €2.3 million has reduced equity.

Reference is made to the specification of certain line items in the pro forma balance sheets below under “Miscellaneous”.

Note 7

As part of the Merger, phantom stock shares in BMM shall not pay out. The long-term interest free liability at year end of €1.6 million relating to these phantom stock shares will be reduced and equity will be increased with the same amount.

Reference is made to the specification of certain line items in the pro forma balance sheets below under “Miscellaneous”.

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Miscellaneous

Obtineo – the parent company

Obtineo is expected to issue 62.0 million shares with an estimated share price of €1.34 at the registration of the Merger which will increase the equity with €83.1 million.

Specification of certain line items in the pro forma balance sheets

The overview below shows the calculations made in respect of the line items in the pro forma balance sheets which are discussed in notes 4 through 7 above.

€ thousand	Note 4	Note 5	Note 6	Note 7	Sum
Goodwill	- Deferred payment seller of BMM: 11,600 - Intangibles in BMM: -34,675 - Client relationship in new LBi: 7,054 - Share issue: 91,256 - Acquired equity in BMM: -32,838 - Client relationship in new LBi, net: -5,294				37,103

Other current assets			- Transaction cost merger, incurred in 2009: -500		-500

Cash and cash equivalents		- PIPE issue to Carlyle, Cyrte, Janivo: 40,000 - cost in conjunction to PIPE issue: -1,913			38,087

Total shareholders equity	- Share issue: 91,256 - Intangibles in BMM: -34,675 - Acquired equity in BMM: -32,838	- PIPE issue to Carlyle, Cyrte, Janivo: 40,000 - cost in conjunction to PIPE issue: -1,914	- Cost in conjunction with acquisition by Obtineo of BMM: -3,892 - Transaction cost Merger: -2,292	Liability at 31 December 2009 in BMM related to phantom stock shares: 1,618	57,264

Long term interest-free liabilities	- Deferred payment seller of BMM: 11,600			Liability at 31 December 2009 in BMM related to phantom stock shares: -1,619	9,982

Deferred tax	- Deferred taxes on intangibles in new LBi: 1,760				1,760

Short term non-interest bearing debt			- Cost in conjunction with acquisition by Obtineo of BMM: 3,892 - Transaction cost Merger: 2,292 - Transaction cost Merger, incurred in 2009: -500		5,684

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AUDITORS’ REPORT REGARDING UNAUDITED PRO FORMA FINANCIAL INFORMATION

To the Board of Directors in LBI International AB (publ).

We have reviewed the pro forma financial information set forth on pages 41-46 of the Information Memorandum.

The pro forma financial information has been prepared for the sole purpose of providing information on how the Merger between Obtineo Netherlands Holding N.V. and LBI International AB (publ) might have affected the consolidated balance sheet of LBI International AB as at 31 December 2009 and its consolidated income statement for the financial year 1 January 2009 – 31 December 2009.

Responsibility of the Board of Directors and the Chief Executive Officer

It is the responsibility of the Board of Directors’ and the Chief Executive Officer to prepare pro forma financial information in accordance with the requirements of the Prospectus Regulation, 809/2004/EC.

Auditor’s responsibility

It is our responsibility to provide an opinion in accordance with Annex II, item 7 of the Prospectus Regulation, 809/2004/EC. We are not responsible for expressing any other opinion regarding the pro forma financial information or any of its constituent elements. We assume no liability with respect to financial information used in the compilation of the pro forma financial information, other than our liability in respect of the auditor’s report relating to historical financial information which we have previously provided.

Work performed

We have performed our work in accordance with FAR SRS recommendation RevR 5, Granskning av prospekt (Examination of Prospectuses). Our work, which did not include an independent review of the underlying financial information and mainly consisted of comparing the unadjusted financial information with source documents, assessment of the basis for the pro forma adjustments and discussing the pro forma financial information with the Directors of the company.

We planned and performed our work so as to obtain all information and the explanations we considered necessary in order to provide us with reasonable assurance that the pro forma financial information has been properly compiled on the basis stated on pages 41-46 of the Information Memorandum and that the principles on which they are based is in accordance with the accounting principles applied by LBI International AB (publ).

Opinion

In our opinion, the pro forma financial information was compiled correctly in accordance with the principles stated on pages 41-46 of the Information Memorandum and these principles are in accordance with the accounting principles applied by LBI International AB (publ).

Stockholm, 12 April 2010, Öhrlings PricewaterhouseCoopers AB

Hans Jönsson, Authorised Public Accountant

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8. OPERATING AND FINANCIAL REVIEW

Obtineo was formed to effect the business combination of LBi and BMM. For accounting purposes for the Merger, LBi is considered as acquirer and Obtineo and BMM as acquirees. One of the reasons for this conclusion is that current LBi management will dominate the board of management of New LBi. Furthermore, in the combined group LBi is the larger party in terms of revenues, assets, equity and enterprise value. The enterprise value of LBi is more than twice the enterprise value of Obtineo and BMM. The Merger is therefore treated as a reverse acquisition under IFRS 3 whereby LBi obtains control of Obtineo and BMM. This implies that LBi is treated as the issuer for the purpose of the operating and financial review in this Chapter 8. See Chapter 3 “Important Information”, section “Complex financial history” explaining the reason and Chapter 7 “Unaudited Pro Forma Combined Financial Information” for pro forma information of the combined Group.

Investors should read the following in conjunction with the remainder of this Prospectus, including LBi’s consolidated financial statements and notes thereto that are incorporated by reference in this Prospectus for the years ended 31 December 2007 (the “Annual Report 2007”), 31 December 2008 (the “Annual Report 2008”) and 31 December 2009 (the “Annual Report 2009”), the three month periods ended 31 March 2009 and 31 March 2010 and the unaudited pro forma combined financial information included in Chapter 7 of this Prospectus. The consolidated financial statements of LBi incorporated by reference in this Prospectus have been prepared in accordance with IFRS and have been audited by Öhrlings PricewaterhouseCoopers AB, independent auditors. The interim consolidated financial information has been extracted from LBi’s unaudited consolidated interim financial statements as of and for the three month periods ended 31 Mach 2009 and 31 March 2010. The historical financial information shown in this Chapter 8 does not include the financial information of Obtineo, including BMM, for the reason set out above.

The information presented below has been extracted without material adjustment from the financial statements that are incorporated by reference in this Prospectus, save for the line items, EBITDA and EBITDA margin which are non-IFRS measures and have been derived from LBi’s unaudited interim reports.

The results for the three month period ended 31 March 2010 are not necessarily indicative of LBi’s results for the full year. In addition to historical information on LBi, this Chapter 8 includes forward-looking information that involves risks, uncertainties and assumptions. The Group’s actual results and the timing of events could differ materially from those anticipated by these forward-looking statements as a result of many factors, including those discussed below and elsewhere in this Prospectus, particularly in Chapter 2 “Risk Factors”.

Overview

LBi is the result of the combination of several groups that have merged over time. In 2001, Lost Boys N.V., an international group with its headquarters in the Netherlands, merged with Stockholm listed IconMedialab AB with offices in Sweden, Denmark, the Netherlands, Spain, Italy, the UK and the US. IconMedialab AB became the top holding company and was renamed LB Icon AB. In July 2006, LB Icon AB merged with Stockholm listed Framfab AB, a Swedish based international group with offices in the UK, Germany, Switzerland, the Netherlands, Denmark and Sweden. Framfab AB was the surviving entity of the merger and was renamed LBI International AB.

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LBi has a dual listing. Following the first listing on NASDAQ OMX Stockholm, a secondary listing on Euronext Amsterdam was obtained in 2004 (at that time in the name of LB Icon AB). LBi was relisted on Euronext Amsterdam following the merger in July 2006.

LBi has grown organically as well as via a series of acquisitions. Since 2006 the following entities were acquired:

2007:

•	Satama (Netherlands) (which has been merged into LBi Lost Boys)

•	Iven & Hillmann (Germany)

•	Syrup NY (US) (which has been renamed: LBi New York)

•	Creative Digital Group (US) (which has been renamed: LBi Atlanta)

•	Vizualize (India) (which has been renamed: LBi India)

•	Starring (Sweden) (which has been renamed: Syrup Stockholm)

2008:

•	Netrank (UK) (which has been liquidated after an asset transfer to LBi Limited)

•	Special Ops Media (US) (which has been merged into LBi US)

•	OX2 (Belgium) (whose activities have been assumed by LBi Belgium)

2010:

•	TRIPLE (Denmark)

As per the date of this Prospectus, LBi has a total of 33 offices in 15 countries. The total number of FTE’s per 31 May 2010 is 1,636.

Material factors affecting the results of operations and financial condition

The Company believes that the factors described in this section have had a material effect on the operational results and financial condition of LBi and are expected to continue to have a material effect on the operational results and financial condition of the Group.

Personnel costs

The ability to rapidly adapt personnel costs to lower demand is expected to have a significant impact on the Group’s earnings, as it had on the earnings of LBi. Such an adjustment takes an average of four months. The backlog of orders is normally 2–3 months. To ensure more cost flexibility for production resources, LBi engages sub-contractors which shall also be the case for the Group. Based on personnel costs for LBi’s fourth quarter of 2009, an increase of 3% in personnel costs would reduce operating income (EBIT) by SEK 30.3 million.

Net sales

Net sales for a period are a function of the number of chargeable days, which varies according to holidays, etc. Net sales are also dependent on the billing ratio for billable consultants. Based on LBi’s billability over the fourth quarter of 2009, an increase in the billing rate (which is the average hourly rate charged to clients) of 3% is expected to lead to an increase in operating income (EBIT) of SEK 90.7 million on an annualised basis.

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Dependency on currency rates

The Group will be operating in several countries and is thus exposed to exchange rate fluctuations. LBi’s policy has always been, as will the Group’s policy be, to minimise the exchange rate risks faced by its subsidiaries and to assume as much as possible of the potential risk that remains. Essentially all assets and liabilities held by each subsidiary are in the currency of the respective country. A 10% change in the value of the SEK with respect to the Group’s other currencies shall have a significant impact on net revenue by SEK 135.9 million and operating profit by SEK 15.1 million.

Acquisitions and restructuring costs

LBi has made a considerable number of acquisitions over the period 1 January 2007–31 March 2010. These acquisitions have contributed considerably to the revenue and profit of LBi. It is likely that New LBi is expected to undertake acquisitions in the future that complement organic growth or are value accretive.

The Group will be operating in an environment with rapid technological developments and quickly changing market circumstances. While LBi has been able to adapt to these circumstances it has incurred material restructuring costs that have influenced the operational results. It can be expected that this will be the same for New LBi.

Current trading position and outlook

There has been no significant change in the trading or financial position of LBi (including its subsidiaries) since 31 March 2010.

The performance of the LBi group since the end of last year has been good. LBi encounters increased client activity translating in new orders in the UK and US as well as in the Netherlands and Germany. In anticipation to the Merger, LBi and BMM have already started to work more closely together and notice that cross selling opportunities have started to translate in new client wins on both sides which are expected to materialise in the third quarter results of 2010 and onwards. In the Central Europe region a more moderate development is visible due to difficult market circumstances in the Spanish market where the group has a high exposure to government clients. The first quarter result of 2010 was impacted by a restructuring charge of €2.5 million (SEK 25.2 million) relating to headcount and property rationalisation in anticipation of the Merger. The second and third quarter results of 2010 will be affected by some material extraordinary results related to integration costs and transaction costs relating to the Merger, the Listing and the Rights Offering. To measure the operational performance, these costs must be eliminated from the EBITDA. LBi believes that its adjusted EBITDA level is in line with market expectations.

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Consolidated financial position and results of operations of LBi

The following discussion and analysis of the interim and annual results of operations and financial condition of LBi is based on its historical results (for more information, see the introduction of this Chapter 8 “Operating and Financial Review”). The following tables set out the consolidated results of operations and financial position for the periods indicated:

Summary Income Statements

SEK million

	2007	2008	2009	Q1 09	Q1 10

Net Sales	1,429.1	1,540.6	1,460.1	378. 3	363.4
Cost of Operations	(1,282.9)	(1,354.0)	(1,275.5)	(337.9)	(318.5)
Restructuring costs			(49.5)	(41. 5)	(25.2)
Other income/ costs	8.0	17.9	2.0	0.8
EBITDA	154.2	204.5	137.1	(0.3)	19.7
EBITDA adjusted	147.5	191.2	191.3	41.2	44.9
EBITDA margin adjusted	10.3%	12.4%	13.1%	10.9%	12.4%
Depreciation	(27.5)	(44.4)	(39.4)	(7.2)	(6.8)
Amortization	(32.6)	(40.3)	(36.1)	(10. 9)	(7.7)
Impairment			(738.3)
EBIT	94.1	119.8	(676.7)	(18. 4)	5.2
Net financial items	(17.4)	(25.2)	(9.6)	(2.7)	(2.6)
Tax	25.2	(3.7)	2.1	(6.6)	(6.3)
Net profit	101.9	90.9	(684.2)	(27. 7)	(3.7)

No of Employees	1,500.0	1,602.0	1,396.0	1,523.0	1,465.0

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United Kingdom (incl India and UAE)

SEK million

	2007	2008	2009	Q1 09	Q1 10

Net sales	475.4	401.3	386.8	87.4	93.0
Restructuring costs			(4.0)	(2.8)	(2.4)
EBITDA	72.6	74.8	78.2	14.4	18.7
EBITDA adjusted	72.6	74.8	82.2	17.2	21.1
EBITDA margin adjusted	15.3%	18.6%	21.3%	19.7%	22.7%
Impairment			(228.0)
EBIT	64.8	54.0	(159.5)	12.6	16.2

No of employees	430.0	438.0	375.0	418.0	402.0

Central and Southern Europe (incl China)

SEK million

	2007	2008	2009	Q1 09	Q1 10

Net sales	573.8	700.9	633.7	176.2	147.3
Restructuring costs			(22.8)	(26.5)	(6.0)
EBITDA	67.2	86.8	58.8	(2.8)	9.6
EBITDA adjusted	67.2	86.8	85.5	23.7	15.6
EBITDA margin adjusted	11.7%	12.4%	13.5%	13.5%	10.6%
Impairment			(230.3)
EBIT	51.1	69.4	(195.9)	(7.0)	6.5

No of employees	702.0	719.0	641.0	693.0	642.0

United States

SEK million

	2007	2008	2009	Q1 09	Q1 10

Net sales	188.4	291.1	329.2	82.0	87.9
Restructuring costs			(8.4)	(1.6)	(6.8)
EBITDA	29.4	55.0	54.7	9.9	6.8
EBITDA adjusted	29.4	55.0	63.1	11.5	13.6
EBITDA margin adjusted	15.6%	18.9%	19.2%	14.0%	15.5%
Impairment			(14.5)
EBIT	28.3	52.7	37.3	9.3	6.1

No of employees	164.0	257.0	223.0	239.0	235.0

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Scandinavia

SEK million

	2007	2008	2009	Q1 09	Q1 10

Net sales	194.0	167.7	135.3	34.3	40.4
Restructuring costs			(4.7)		(6.7)
EBITDA	38.9	30.2	7.1	2.0	1.0
EBITDA adjusted	38.9	30.2	11.8	2.0	7.7
EBITDA margin adjusted	20.0%	18.0%	8.7%	5.9%	19.1%
Impairment			(252.0)
EBIT	37.5	28.4	(246.6)	1.6	0.6

No of employees	192.0	174.0	146.0	160.0	176.0

Consolidated Balance Sheets

SEK million

	31-Dec-07	31-Dec-08	31-Dec-09	31-Mar-09	31-Mar-10
Assets
Intangible assets	1,552.9	1,809.4	967.4	1,763.8	1,042.3
Tangible assets	63.4	117.6	92.0	117. 2	85.0
Deferred tax assets	498.3	510.2	527.7	505. 4	519.5
Financial assets	37.0	12.3	18.7	16.6	17.9
Total non-current assets	2,151.6	2,449.5	1,605.8	2,403.0	1,664.7

Trade accounts receivable	414.6	483.1	425.7	443. 6	383.1
Other current assets	144.5	204.3	176.9	253. 8	222.2
Cash and cash equivalents	217.2	185.8	217.4	181. 9	151.4
Total current assets	776.3	873.2	820.0	879. 3	756.7

Total assets	2,927.9	3,322.7	2,425.8	3,282.3	2,421.4

Liabilities and shareholders’ equity
Shareholders’ equity	2,017.9	2,118.6	1,414.5	2,128.3	1,365.5
Attributable to parent company’s shareholders	1.1	1.1	1.1	1.0	1.0
Total shareholders’ equity	2,019.0	2,119.7	1,415.6	2,129.3	1,366.5

Long-term interest-bearing liabilities	163.0	289.8	258.3	374. 0	226.4
Long-term non-interest-bearing liabilities	306.0	191.2	112.0	90.7	185.5
Short-term interest-bearing liabilities	62.3	118.5	156.3	175. 8	164.0
Short-term non-interest-bearing liabilities	377.6	603.5	483.6	512. 5	479.0
Total liabilities	908.9	1,203.0	1,010.2	1,153.0	1,054.9

Total shareholders’ equity and liabilities	2,927.9	3,322.7	2,425.8	3,282.3	2,421.4

The three months ended 31 March 2010 compared to the three months ended 31 March 2009

LBi saw a good first quarter of 2010 with year-on-year revenues and adjusted EBITDA (EBITDA excluding restructuring charges) growing by 6.1% and 24.4% respectively at constant exchange rates. The performance reflects the positive momentum in the most mature markets, UK and US, and the start of recovery in other territories. The improvements demonstrate the success of LBi’s service extension strategy. LBi’s offer is proving to be highly relevant in advanced markets where buyers are increasingly shifting budgets to agencies that combine direct response, data and digital skill sets. Performance in

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Central and Southern Europe remains more tentative, whereas LBi’s smallest region, the Nordics, saw a strong rebound in respect of revenues and profits. Revenues reached a level of SEK 40.4 million, an increase of 18% for the same period in 2009. Adjusted EBITDA result increased to SEK 7.7 million compared to SEK 2.0 million in the same quarter last year. The EBITDA margin improved to 19.1% (2008: 5.8%). The positive development in the Nordics was a consequence of management changes, acceleration in spending across LBi’s existing client base and solid momentum driven by the acquisition of TRIPLE A/S (“TRIPLE”) in Denmark, announced in February 2010. TRIPLE is consolidated as per 1 February 2010 and positively contributed to the result. The purchase price amounted to €10.7 million. The purchase price consists of a fixed part of €5.2 million of which €2.6 million was paid in early April 2010 and another €2.6 million which will be paid on 1 April 2011.

Net sales

LBi’s net sales during the first quarter of 2010 increased compared to the first quarter of 2009, reflecting good operational progress in its key markets, the US and UK. Both these territories track well to plan and the weighted new business pipeline is strengthening as deferred spending gets green light. The improvements demonstrate the success of LBi’s service extension strategy. Net sales in the first quarter of 2010 came in at SEK 363.4 million (Q1 2009: 378.3). This represents an increase of 6.1% at constant exchange rates. Organic growth was 4.7%.

Cost of operations

In the first quarter of 2010 LBi continued to track well against its cost-optimisation programme. Cost of operations for the first quarter of 2010 was SEK 318.5 million (Q1 2010: 87.6% of net sales) compared to SEK 337.9 million (Q1 2009: 89.3%) for the same period last year.

LBi’s personnel expenses (including sub-contracting) for the first quarter of 2010 amounted to SEK 267.9 million which is 74.7% of the cost of operations including restructuring charges, depreciation and amortisation, compared to SEK 273.7 million for the same period of 2009 (68.8% of cost of operations). The costs of sub-contractors in the first quarter of 2010 were 14.1% (Q1 2009: 9.6%) of personnel expenses (including sub-contractors).

Restructuring

In the first quarter of 2010 LBi recorded a restructuring charge of SEK 25.2 million relating to headcount and property rationalisation in anticipation of the merger with Obtineo. In case the Merger is not completed, these restructuring activities are still relevant for the ongoing business operations of the LBi group. The property rationalisation refers to future rent savings caused by the merger of the two US businesses, LBi Media (Special Ops) and Icon Nicholson, whereby all employees moved into the Nicholson office and on the other hand the merger of TRIPLE with LBi Denmark whereby all employees moved into the LBi Denmark office. A restructuring charge was taken for the amount of the rent costs relating to the remaining contract period for the space that was vacated.

EBITDA

The LBi group reported an increased adjusted EBITDA and adjusted EBITDA margin in the first quarter of 2010. Adjusted EBITDA excludes any restructuring charges and other extraordinary items. Adjusted EBITDA for the first quarter was SEK 44.9 million, reflecting an adjusted EBITDA margin of 12.4%,

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compared to 10.9% in the first quarter of 2009. Adjusted numbers exclude SEK 25.2 million restructuring costs relating to headcount and property rationalisation incurred between January and March 2010.

Depreciation and amortisation

LBi’s depreciation for the first quarter of 2010 was SEK 6.8 million (Q1 2010: 1.9% of net sales) compared to SEK 7.2 million (Q1 2009: 1.9% of net sales) last year. Amortisation of intangible assets for the first quarter of 2010 was SEK 7.7 million compared to SEK 10.9 million for the same period last year. The lower amortisation was caused by the impairment charges recorded in the third quarter of 2009.

Net financial items

LBi’s net financial items for the first quarter of 2010 amounted to SEK -2.6 million (Q1 2009: -2.7). Net financial items included interest costs on the term loans and the working capital credit line with Danske Bank as well as foreign exchange results.

Taxes

LBi’s tax costs during the first quarter of 2010 were SEK 6.3 million (Q1 2009: 6.6).

Net result

Including the restructuring charge, LBi’s net results for the first quarter of 2010 amounted to SEK -3.7 million (Q1 2009: 27.7) resulting in earnings per share of SEK -0.06 (Q1 2009: -0.45).

Operating working capital

LBi’s operating working capital by the end of March 2010 amounted to SEK 396.2 million compared to SEK 380.0 million for the end of December 2009 and SEK 450.3 million by the end of March 2009.

LBi’s days of sales outstanding (“DSO”) of operating working capital by the end of March 2010 amounts to 77 days compared to 69 days per 31 December 2009 and 85 days by the end of March 2009. The increase of 8 days over this quarter is a result of increased work-in-process of ongoing projects. DSO is a ratio to monitor development in operating working capital. The net amount of operating working capital is compared to net revenues, which results for a number DSO. The lower the number, the more efficient working capital is managed in the group and the more liquidity is freed up.

In order to finance its working capital, LBi has a working capital credit line with Danske Bank of SEK 97.4 million (or €10.0 million) available for use by all group companies. By the end of March 2010, an amount of SEK 54.9 million was used (disclosed under short term interest bearing liabilities). See below under “Net debt and financing” for a further description.

Goodwill

LBi’s goodwill in the balance sheet amounted to SEK 978.5 million as at 31 March 2010 compared to SEK 910.2 million as at 31 December 2009 and SEK 1,623.3 million as at 31 March 2009. The increase of SEK 68.3 million during 2010 is mainly due to the acquisition of TRIPLE (SEK 95.6 million or €9.5 million) and the effects of currency exchange rate fluctuations.

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Net debt and financing

LBi’s net debt by the end of March 2010 amounted to SEK 239.0 million compared to SEK 197.1 million at the end of December 2009 and SEK 368.0 million at the end of March 2009. The increase versus year end is mainly due to the negative movement in working capital.

The total bank debt of LBi under the acquisition line by the end of March 2010 was SEK 322.3 million of which SEK 102.4 million will fall due in one year. Out of the working capital line of SEK 97.4 million (or €10.0 million), an amount of SEK 54.9 million was used by the end of March 2010. LBi renewed its credit facility agreement with Danske Bank as at 31 March 2010. The LBi group prolonged its working capital facility for one year; this facility will be increased from €10.0 to €15.0 million as per the Effective Date. The last payment on the term loans is due by the end of March 2014. The equity/assets ratio ended at 56.4%. The new facility of the Group is discussed in more detail in Chapter 17 “General Information”, section “Material agreements” under “Agreement with Danske Bank”.

Earn-out obligation

LBi’s remaining obligation for unpaid considerations of acquisitions (fixed deferred payments as well as earn-outs dependent on future profitability targets) amounted to SEK 224.7 million by the end of March 2010 compared to SEK 132.5 million per 31 December 2009 and SEK 128.0 million per 31 March 2009. The increase of SEK 92.2 million relates mainly to the acquisition of TRIPLE, offset by actual settlement of earn-out obligations in cash for an amount of SEK 5.4 million during 2010. The additional movement reflects a review of current performances of the acquired companies under earn-out and by exchange rate movements.

An amount of SEK 70.9 million will fall due within one year (disclosed under short-term non interest bearing liabilities).

Cash flow

LBi’s operational cash flow for the first quarter of 2010 was SEK -18.8 million compared to SEK 33.0 million for the same period of 2009. The negative movement this quarter is partly a rebound effect from the very good performance in Q4 2009 and also a seasonal effect reflection of a traditionally slow start of the year.

The LBi group continues to put focus on cash flow management particularly taking into account the current economic climate.

Operational review by region

United Kingdom

LBi’s UK operations saw significant year-on-year growth in the first quarter of 2010, both for top-line and EBITDA. The revenue growth came in at 14.2% at constant rates (exchange rates at constant rates enable year-on-year comparisons, adjusted for exchange rate fluctuations). UK EBITDA adjusted increased by 31.7% at constant rates compared to the first quarter of 2009. Adjusted EBITDA excludes restructuring costs during January–March 2010 of SEK 2.4 million. Growth in the UK is also a consequence of LBi’s differentiated offer and the increasing market trend to consolidate digital spend into the larger more mature full-service agencies.

In the UK, LBi’s Q1 2010 net sales came in at SEK 93.0 million (Q1 2009: 87.4), an increase of 14.2% at constant rates. Adjusted EBITDA was €21.1 million (Q1 2009: 17.2), bringing EBITDA margin to a strong 22.7% (Q1 2009: 19.7%). The UK operations generated 25% of total LBi group sales in January–March 2010. LBi’s employees numbered 402 at the end of March 2010, as opposed to 375 at 31 December 2009 and 418 at the end of March 2009.

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Central and Southern Europe (including China)

In the Central and Southern European markets recovery in 2010 is more hesitant hence affecting LBi’s revenues and margins. LBi’s Dutch operations continued to track well to plan and LBi’s digital assets in Germany are well ahead of targets. However, LBi’s German branding business Meta continued to struggle in difficult market conditions. Meaningful improvement in the top line is expected in the second quarter of 2010. This confidence is driven by improved revenue visibility, an increase in inbound order values and significant recent new business success.

LBi’s year-on-year net sales in the first quarter of 2010 decreased by 8.0% at constant rates to SEK 147.3 million (Q1 2009: 176.2). Adjusted EBITDA came in at SEK 15.6 million (Q1 2009: 23.7) bringing the EBITDA adjusted margin to 10.6% (Q1 2009: 13.5%). Adjusted EBITDA excludes restructuring costs during January–March 2010 of SEK 6.0 million.

LBi’s Central and Southern Europe operations generated 40% of total LBi group sales in January–March 2010. Employees numbered 642 at the end of March, as opposed to 641 on 31 December 2009 and 693 at the end of March 2009.

United States

LBi’s US operations show significant year-on-year growth in Q1 2010. The improvements demonstrate the success of the LBi service extension strategy and the offer is proving to be highly relevant in advanced markets where buyers are increasingly shifting spend to agencies that combine direct response, data and digital skill sets. The revenue synergies achieved via the combination of LBi Media (Special Ops) and Icon Nicholson, effective from 1 January 2010, are as expected accelerating top-line growth.

LBi’s US operations reported net sales in the first quarter 2010 of SEK 87.9 million (Q1 2009: 82.0), showing a year-on-year increase of 25.3% at constant rates. Adjusted EBITDA was 13.6 million (Q1 2009: 11.6) and the EBITDA margin adjusted was 15.5% (Q1 2009: 14.0%). Adjusted EBITDA excludes restructuring costs during January–March 2010 of SEK 6.8 million.

LBi’s US operations generated 24% of total LBi group sales during January–March 2010. Employees numbered 235 at the end of March 2010, as opposed to 223 on 31 December 2009 and 239 at the end of March 2009.

Scandinavia

LBi’s Scandinavian operations saw a strong rebound in 2010 with revenues and profits up to 22.4% respectively 307.7% year-on-year at constant rates. This was a consequence of management changes, acceleration in spending across LBi’s existing client base and positive momentum driven by the integration of TRIPLE, which LBi acquired in February 2010.

LBi’s net sales during the first quarter of 2010 came in at SEK 40.4 million (Q1 2009: 34.3) a year-on-year improvement of 22.4% at constant rates. EBITDA adjusted came in at SEK 7.7 million (Q1 2009: 2.0). EBITDA margin was 19.1% (Q1 2009: 5.9%). Adjusted EBITDA excludes restructuring costs during January–March 2010 of SEK 6.7 million.

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LBi’s Scandinavian operations generated 11% of total LBi group sales in January–March 2010. Employees numbered 176 at the end of March 2010 as opposed to 146 on 31 December 2009 and 160 at the end of March 2009. The increase in employees relates mainly to the acquisition of TRIPLE.

The year ended 31 December 2009 compared to the year ended 31 December 2008 and the year ended 31 December 2007

Overview 2009

The severity of the credit crunch in 2009 drove a contraction in client spend across most of LBi’s key service lines. It was immediately apparent that negative sentiment was going to negatively impact revenues for at least a year and as a consequence LBi immediately removed approximately 150 FTE’s in the Central European and American regions - around 9% of the global headcount. As a consequence of this restructuring the new organisation was properly right sized to better safeguard margins going forward.

In the second quarter, LBi continued to experience further pressure on revenues; mainly as a consequence of the marked slowdown in decision making on the client side. Despite these continued adverse market developments, LBi was able to protect its operational results and reported a strong sequential underlying margin improvement in the second quarter.

In the second half of the year demand for LBi’s services gradually increased; LBi booked strong operational progress and growth in its key markets, the UK and the US. Performance in LBi’s Central European and Nordic markets remained more hesitant, but although sentiment remained fragile there was nevertheless a strong pick-up in the new business pipeline pointing to a confident performance in 2010.

The digital marketplace matured significantly in 2009. There has been a shift from multiple suppliers to single full service relationships where the agency understands the full customer demand underpinned by an appetite for sophisticated analytics and customer relationship management (“CRM”) tools. Technology has also opened up more efficient flexible ways of working, allowing agencies to service global accounts using experts clustered in certain territories. LBi’s clients were focusing more on the potential for digital content to build their brands amongst highly motivated digital communities, and social media have become a major influencer of purchase decisions. There has also been an increase in branded digital utility, where marketing and the service collide; this was born out most obviously in the rise of the iPhone application. Mobile marketing has yet to reach its tipping point, though in 2009 revenues became significant as brands began to explore the massive potential of the ubiquitous mobile device.

Overview 2008

2008 was a year where LBi was exposed to dramatic adverse economic developments. Over the year LBi managed to offset the impact of the economic downturn by fast measures to quickly tright-size the organisation and safeguard efficiencies. The deliberate focus on rebalancing of portfolio and move to more retained business client (agency-of-record) relationships pressured revenue growth but improved margins throughout the LBi group. The threshold EBITDA margin of 18% was exceeded in all regions, with the exception of the Central and Southern European region. An expansion of media practice search engine optimisation and significant scaling of both web analytics and CRM capabilities evidenced LBi’s move up the marketing value chain. Improved inter-office collaboration and adoption by most LBi offices of a common service structure, branding and organisational model enhanced LBi’s positioning as a leading global digital marketing and technology agency and marked an increase in cross border agency-of-record mandates where specialist skills from across the LBi network were combined with local service.

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In 2008 LBi expanded the global footprint and acquired Netrank, a London based digital agency extending and deepening LBi’s Search Engine Optimisation (“SEO”) skills as well as OX2, a Belgian interactive agency specifically strengthening LBi’s knowledge and expertise in the field of website measurement and web analytics. LBi also acquired LBi Media (Special Ops), a New York–based agency, which completes the formation of LBi’s US East coast Hub offering. In the fall of 2008, LBi opened offices in Abu Dhabi (United Arab Emirates) to boost global offering and improve exposure to fast growing markets.

The situation for digital marketing in the 2008 global downturn was somewhat paradoxical. While overall marketing budgets were being cut dramatically, the market for products and services delivered online continued to grow – albeit at a slower rate than at any time during the past decade. LBi was mainly affected by a slowdown in decision making on the client side. While headline budgets for digital were broadly stable, project momentum was negatively impacted by recently accelerated organisational change within the client marketing function.

Overview 2007

2007 started well. The recently merged LBi group continued to strengthen the service offering and made several acquisitions in Europe, US and India, to strategically deepen LBi’s service offering to big international clients. The strong new business momentum and outlook encouraged LBi to initiate a number of activities to enhance its position in key territories and improve the global relevance of its service offering. In both the first and second quarter of 2007, LBi was able to successfully execute against these ambitions and deliver results in line with expectation. In the second half of the year LBi witnessed deterioration in the top-line across a number of geographies.

Comparison year end 2009 to year end 2008

Net sales

The January–December 2009 LBi’s net sales amounted to SEK 1,460.1 million (2008: 1,540.6). Organic growth was -6.3%, adjusted for currency effects. The negative currency effects outweighed the organic growth and as a result the overall net sales declined. Gross media billings for January–December 2009 were SEK 481.2 million (2008: 510.9), a decrease of 13.8% at constant rates.

Cost of operations

LBi’s cost of operations for January–December 2009 amounted to SEK 1,275.5 million (87.4% of net sales) compared to SEK1,354.0 million (87.9%) for the same period last year. Personnel expenses (including sub-contracting) for January–December 2009 amounted to SEK 1,052.0 million (which is 75.6% of cost of operations including depreciation and amortisation), compared to SEK 1,169.9 million in 2008 (81.3% of cost of operations). The costs of sub-contractors were SEK 119.8 million, representing 11.7% (2008: 12.4%).

Restructuring

In 2009 LBi started implementing a strategic restructuring and redesign of the organisation. It effected the removal of over 150 FTE’s. This represented approximately 9% of the global headcount. Total restructuring costs incurred during January–December were SEK 49.5 million, mainly referring to restructuring in the first quarter (SEK 41.5 million). The headcount reduction was explicitly targeted at the Central European and American regions.

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EBITDA

LBi’s EBITDA in January–December 2009 came in at SEK 137.1 million (2008: 204.5). Adjusted EBITDA for January–December 2009 was SEK 191.3 million (2008: 191.2) and adjusted EBITDA margin was 13.1% (2008: 12.4), a strong improvement from previous years. EBITDA for January–December 2009 was impacted by a restructuring charge of SEK 49.5 million relating entirely to severance costs, property related charges as part of the strategic restructuring and organisational redesign and SEK 4.7 million relating to prior years divestments and liquidations in Italy, Belgium and United Kingdom.

Depreciations and impairment of tangible assets and amortisation of intangible assets

LBi’s depreciation for January–December 2009 was SEK 39.4 million, including impairment of tangible assets (2.7% of net sales) compared to SEK 44.4 million (2.9%) in 2008. Depreciation for the period January–December 2009 included a write down of SEK 9.1 million in the Netherlands relating to empty office space. Depreciation for the period January–December 2008 included a write down on leasehold improvements in the UK of SEK 11.2 million due to a move.

LBi’s amortisation of intangible assets for January–December 2009 amounted to SEK 36.1 million (2008: 40.3).

Impairment of intangible assets

During the third quarter of 2009 LBi’s results for 2009 were impacted by a charge of SEK 738.3 million non-cash impairment of goodwill of SEK 676.6 million and SEK 61.7 million of other intangibles, client contract values and trademarks, relating to acquired entities. The adjustment was due to the effects of the economic downturn on the performance of the acquired entities and is consistent with the IFRS rules on fair value accounting. The adjustment had no effect on LBi’s cash position and cash generating ability. The one-off impairment mainly relating to the reverse merger of LB Icon and Framfab in August 2006, which was an all share transaction, and to some extent to smaller past acquisitions.

Net financial items

LBi’s net financial items for January–December 2009 amounted to SEK -9.6 million (2008: -25.2). The financial items include an amount of SEK 2.5 million regarding a positive result from interest rate hedges and SEK 2.7 million relating to a dividend from an associated company. Financial items in 2009 included the write down on the minority share in the XIE partnership with KPN /Endemol of SEK 7.6 million. The interest costs for January–December 2009 amounted to SEK 16.6 million (2008: 26.5) and was mainly relating to the Danske Bank facilities. Over the year a repayment of debt was done on a quarterly basis which caused the interest cost to go down.

Taxes

The Swedish corporate income tax rate decreased from 28% to 26.3% per 1 January 2009. Tax gain during January–December 2009 was SEK 2.1 million (2008: -3.7).

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Net result

LBi’s net result for January–December 2009 was SEK -684.2 million (2008: 90.9). The result was impacted by a non-cash impairment charge of SEK 738.3 million relating to goodwill of SEK 676.6 million and SEK 61.7 million of other intangibles, client contract values and trademarks, relating to acquired entities.

LBi’s earnings per share were SEK -11.07 compared to SEK 1.46 in 2008.

Cash flow and financial position

LBi’s operating working capital by the end of December 2009 amounted to SEK 380.0 million compared to SEK 443.3 million by the end of December 2008. DSO of operating working capital by the end of December 2009 amounted to 69 days compared to 77 days by the end of December 2008. The decrease of 8 days during 2009 resulted from increased invoicing of ongoing projects in combination with improved debt collection.

In order to finance its working capital, the LBi group had in January–December 2009 a working capital credit line with Danske Bank of SEK 103 million (or €10 million) available for use by all group companies. By the end of December, an amount of SEK 42.3 million was used (disclosed under short term interest bearing liabilities).

LBi’s result for the full year of 2009 was impacted by a charge of SEK 738.3 million of non-cash impairment of goodwill and intangibles relating to acquired entities, as described in above under “Impairment of intangible assets”.

LBi’s goodwill in the balance sheet amounted to SEK 910.2 million per 31 December 2009 compared to SEK 1,664.0 million per 31 December 2008. The decrease of SEK 753.8 million during 2009 is next to impairment also due to reassessments of the earn-out obligations offset by exchange rate movements.

LBi’s net debt by the end of December 2009 amounted to SEK 197.1 million compared to SEK 222.5 million at the end of December 2008. The increase was mainly due to payments of earn-out obligations that fell due during 2009. These earn-out payments were financed by raising additional debt under the credit facility of the LBi group.

LBi’s total bank debt under the acquisition line by the end of December 2009 was SEK 355.9 million of which SEK 104.7 million will fall due in 1 year. Out of the working capital line of SEK 103 million (or €10 million), an amount of SEK 42.3 million was used by the end of December 2009.

Earn-out obligation

LBi’s remaining obligation for unpaid considerations of acquisitions (fixed deferred payments as well as earn-outs dependent on future profitability targets) amounted to SEK 132.5 million by the end of December 2009 compared to SEK 307.9 million per 31 December 2008. The decrease of SEK 175.4 million during 2009 was due to actual settlement of earn-out obligations in cash for an amount of SEK 104.0 million during 2009. The additional decrease of SEK 71.4 million reflects a review of current performances of the acquired companies under an earn-out offset by exchange rate movements.

Operational review by region

United Kingdom

In 2009, LBi’s UK operations tracked well to plan as a result of effective restructuring and increased focus on higher margin and retained strategic engagements. Growth in the UK was also a consequence of LBi’s differentiated offer and the increasing trend to consolidate digital spend into the larger more mature full-service agencies.

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LBi’s net sales during January–December 2009 came in at SEK 386.8 million (2008: 401.3). Adjusted EBITDA was SEK 82.2 million (2008: 74.8), bringing adjusted EBITDA margin to a strong 21.3% (2008: 18.6%), representing a 11.5% increase at constant rates Adjusted EBITDA excludes restructuring costs of SEK 4.0 million and impairment loss of SEK 228.0 million.

LBi’s UK operations generated 26% of total LBi group sales in January–December 2009. Staff numbered 375 at 31 December 2009, as opposed to 438 at the end of 2008 and 377 at the end of September 2009.

Central and Southern Europe

In the Central and Southern European markets recovery was hesitant affecting revenues and margins. LBi focused on improving margins as a consequence of better cross selling and a reduced reliance.

LBi’s net sales in January–December 2009 decreased by 18.2% at constant rates to SEK 663.7 million (2008: 700.9). Adjusted EBITDA came in at SEK 85.5 million (2008: 86.8), a decrease of 14.5% at constant rates. Adjusted EBITDA excludes restructuring costs of SEK 22.8 million and impairment loss of SEK 230.3 million. Adjusted for the restructuring charge relating entirely to severance costs and property related charges and deferred costs relating to prior years divestments and liquidations in Italy/Belgium, the EBITDA margin was 13.5% (2008: 12.4%).

LBi’s Central and Southern Europe operations generated 43% of total LBi group sales in January–December 2009. Employees numbered 641 on 31 December 2009, as opposed to 719 at the end of 2008 and 642 at the end of September 2009.

United States

LBi’s US operations in 2009 tracked well to plan. The evolution of the integrated full service offer was however less mature and the revenue synergies achieved via the combination of LBi Media (Special Ops) and Icon Nicholson, effective from 1 January 2010 were anticipated to accelerate top-line growth in 2010. The strong EBITDA improvement was driven by both a rationalisation of the client portfolio and implementation of a cost reduction program enabled by the combination of LBi’s operations.

LBi’s net sales January–December 2009 came in at SEK 329.2 million (2008: 291.1). Adjusted EBITDA was SEK 63.1 million (2008: 55.0) and the adjusted EBITDA margin was 19.2% (2008: 18.9%). Adjusted EBITDA excludes restructuring costs of SEK 8.4 million and impairment loss of SEK 14.5 million.

LBi’s US operations generated 23% of total LBi group sales during January–December 2009. Employees numbered 223 on 31 December 2009, as opposed to 257 at the end of 2008 and 222 at the end of September 2009.

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Scandinavia

LBi’s Scandinavian operations were still under pressure as market recovery was more hesitant affecting revenues and margins. LBi continued to mitigate the effects of local market contraction by distributing revenues via the US and European hubs and the weighted funnel suggests that conditions were starting to improve. After year end, LBi announced the acquisition of TRIPLE as a further step in its plan to revitalise top-line growth for the entire Nordic region.

LBi’s net sales during January–December 2009 came in at SEK 135.3 million (2008: 167.7). Adjusted EBITDA came in at SEK 11.8 million (2008: 30.2). Adjusted EBITDA margin was 8.7% (2008: 18.0%). Scandinavian operations generated 9% of total LBi group sales in January–December 2009.

LBi’s employees numbered 146 on 31 December 2009 as opposed to 174 at the end of 2008 and 146 at the end of September 2009. Operating result for 2009 includes restructuring costs of SEK 4.7 million and write downs of SEK 252.0 million.

Comparison year end 2008 to year end 2007

Net sales

LBi’s net sales for January–December 2008 grew 7.8% to SEK 1,540.6 million compared to the same period of 2007 (2007: SEK 1,429.1 million) as a result of organic growth and the contribution of acquisitions, which was offset by the impact of a weaker pound sterling and dollar. Growth at constant rates was 9.7% (organic growth was -5%).

LBi’s gross media billings for January–December were SEK 510.9 million compared to SEK 151.2 million for 2007, representing more than a threefold increase in volume.

Cost of operations

LBi continued to track well against its cost optimisation program. Cost of operations reached SEK 1,354.0 million over January–December compared to SEK 1.282.9 million over the same period in 2007.

LBi’s personnel expenses (including sub-contracting) amounted to SEK 1,122.2 million (82.9% of total cost of operations) in January–December 2008, compared to 1,058.6 (83.0%) in 2007. The costs of sub-contractors were 12.4% of personnel expenses compared to 16.2% in January–December 2007.

EBITDA

LBi’s EBITDA for January–December 2008 was SEK 204.5 million compared to SEK 154.2 million in 2007.

LBi’s full-year EBITDA was impacted by a gain of SEK 13.3 million regarding unwinding of dormant subsidiaries (for which the results have been normalised) as well as by an operational loss of SEK 13.4 million in the Netherlands, both in the first quarter. The EBITDA margin for the full year was 13.3% compared to 10.8% in 2007.

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Depreciation and amortisation

LBi’s depreciation for January–December 2008 was SEK 44.4 million and impacted by a write down of SEK 10.8 million on leasehold improvements in the UK in the first quarter. Normalised depreciation costs are therefore SEK 33.2 million (27.5), which is 2.2% (1.9%) of net sales.

LBi’s amortisation of intangible assets was SEK 40.3 million for January–December 2008 compared to SEK 32.6 million last year and comprises the amortisation of the value of client contracts identified in acquisitions. The increase was due to the amortisation on client contracts on new acquisitions notably LBi Media (Special Ops), which was acquired in April 2008.

Net financial items

LBi’s net financial items for the January–December 2008 amounted to SEK -25.2 million compared to SEK -17.4 million in 2007. The increase was due to higher debt which was used to finance the acquisitions of Netrank and LBi Media (Special Ops).

LBi’s net financial items over January–December 2008 included the loss on the sale of the minority investment in the XIE partnership with KPN /Endemol for an amount of SEK 7.8 million. Interest cost (mainly relating to the Danske Bank facilities) amounted to SEK 18.6 million over January–December 2008 compared to SEK 5.5 million in 2007.

Taxes

The Swedish corporate income tax rate decreased from 28% to 26.3% per 1 January 2009. As a result the value of the LBi group’s deferred tax assets has been adjusted downwards with €1.7 million in the fourth quarter of 2008. The negative impact on the tax line in the LBi’s income statement could be offset by an amount of SEK 61.5 million for new deferred tax assets (regarding old tax losses that had not been recognised before).

LBi’s tax cost for January–December 2008 was SEK 3.7 million (2007: SEK 25.2 million gain). The profit before tax over January–December 2008 reached SEK 94.6 million which means an effective tax rate of 3.9%.

Cash flow and financial position

LBi’s operating working capital by the end of December 2008 amounted to SEK 443.3 million compared to SEK 367.6 million by the end of 2007.

LBi’s DSO of operating working capital by the end of December 2008 amounted to 66 days compared to 86 days at the end of September 2008 and 75 days at the end of December 2007. The decrease of 9 days for the full year was a result of high focus on working capital management in all LBi group subsidiaries which resulted in material collections especially in Germany and UK.

In order to finance its working capital, the LBi group had in January–December 2009 a working capital credit line with Danske Bank of SEK 103 million (or €10 million) available for use by all group companies. By the end of December 2008, an amount of SEK 18.9 million was used (presented under short term interest bearing liabilities).

LBi’s operational cash flow for January–December 2008 was SEK 194.6 million (2007: SEK 129.6 million). Cash flow was impacted by active focus on working capital management in the LBi group and a result of an in general strong fourth quarter.

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LBi’s goodwill sheet amounted to SEK 1,664.0 million per 31 December 2008 compared to SEK 1,417.0 million at the end of December 2007. Goodwill was tested for impairment at end of December and resulted in there being no need for a re-evaluation of goodwill against the reported value and no need to write down goodwill.

LBi’s net debt by the end of December 2008 amounted to SEK 222.5 million compared to SEK 8.1 million at the end of December 2007. The LBi group has financed the acquisition of LBi Media (Special Ops) and previously Netrank with debt and cash to avoid dilution to its shareholders. The LBi group had a financing arrangement with Danske Bank for an acquisition line amounting to a total of €45 million of which by the end of December 2008 an amount of €34 million was used. The amount that would fall due within one year was €8.1 million and is presented under short term interest bearing liabilities.

Earn-out obligation

LBi’s remaining obligation for unpaid considerations of acquisitions (fixed deferred payments as well as earn-outs dependent on future profitability targets) amounted to SEK 307.9 million by the end of December 2008 of which SEK 133.5 million would fall due within one year (presented under short term non interest bearing liabilities).

Operational review by region

United Kingdom

In the end of 2008, LBi’s UK operations reported a decrease in spend from clients most notably in the financial services sector. However, new business successes within other sectors compensated this decline and gave confidence that tightened budgets would not immediately affect digital marketing spend. LBi also significantly expanded the media practice in the UK and integrated the SEO specialist Netrank. The UK operations, in partnership with Denmark, won the CRM and digital communications brief for Electrolux across EMEA and all emerging markets.

In November 2008 LBi opened an office in Abu Dhabi (United Arab Emirates) to further boost its global offering and improve exposure to fast growing markets.

For the full year 2008, LBi’s net sales in the UK stood at SEK 401.3 million (2007: 475.4). The EBITDA margin came in at 18.6% up from 15.3% year-on-year. EBITDA reached SEK 74.8 million, an increase of 15.4% at constant rates. The results were impacted by a write down of SEK 10.8 million on leasehold improvements and a one-time recharge of SEK 2.2 million to Sweden (Mijada) regarding development costs for the LBi Digital Dashboard. Adjusted for special items, the EBITDA margin was 18.9% for the quarter and 18.2% for the full year 2008.

LBi’s UK operations generated 22% of total LBi group sales in the full year 2008. Staff numbered 438 at year end 2008, as opposed to 430 at the end of 2007.

Central and Southern Europe

In 2008 LBi’s German and Belgian operations delivered ahead of plan as a consequence of strong new business and operational management.

LBi’s new Dutch management, appointed in Q1, executed well against an aggressive turnaround plan. The cost base realigned, the culture reset and the organisation simplified in order to improve the quality of client service. As a consequence new business success had been good and margin improvement in the Netherlands was tracking to plan. In a survey of all Advertising and Marketing Agencies conducted by Marketing Tribune in the summer, LBi in the Netherlands was voted to be a “top three most wanted agency”.

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For the full year 2008, LBi’s net sales in Central and Southern Europe were up 17.6% at constant rates at SEK 700.9 million (2007: 573.8). EBITDA margin came in at 12.4% up from 11.7% year-on-year. The full year results were impacted by the operational loss in the Netherlands in the first quarter of SEK 13.4 million. Adjusted for that, the EBITDA margin was 14.3%.

LBi’s Central and Southern Europe operations generated 46% of total LBi group sales in January–December 2008. Employees numbered 719 on 31 December, as opposed to 702 at the end of 2007.

United States

LBi operations in both New York and Atlanta were affected by a contraction in spend across existing key accounts. Pressure on EBITDA was for the most part mitigated through overhead reduction initiatives and a flexing of the variable contractor cost base.

LBi’s result was affected by a one-off project overrun in Atlanta. As a consequence of this operational issue LBi reshaped the organisation design and service structure in the Atlanta office. Atlanta started reporting directly to LBi Icon Nicholson in New York. These adjustments resulted in a single integrated delivery organisation that can service both offices, leading to better resource balancing and higher billable utilisation.

For the full year 2008, LBi’s net sales in the US were up 58.7% at SEK 291.1 million (2007: 188.4) at constant rates. The EBITDA margin came in at 18.9%, up from 15.6% year-on-year.

LBi’s US operations generated 21% of total LBi group sales in January–December 2008. Employees numbered 257 on 31 December, as opposed to 164 at the end of 2007.

Scandinavia

LBi’s Scandinavian operations were still under pressure as several larger Nordic clients are cutting budgets as a consequence of increased economic uncertainty. The slowdown on the Nordic market could over time be counterbalanced by the determination to make full use of the good technical and creative skillset in Denmark and Sweden across the LBi global client base. In response to the fact that retained clients had cut budgets, costs were managed down to ensure that the region delivered adequate margins.

For the full year 2008, LBi’s net sales in Scandinavia were SEK 167.7 million, down from SEK 194.0 million in 2007. The EBITDA margin came in at 18.0%, down from 20.0% year-on-year. Scandinavian operations generated 11% of total LBi group sales in January–December 2008. Employees numbered 174 on 31 December, as opposed to 192 at the end of 2007.

Liquidity and capital resources

LBi’s principal source of liquidity in the period as of 2007 has been cash generated from operations and borrowings from banks. LBi’s principal uses of cash have been the funding of the expansion of its business by means of acquisitions and greenfield operations in China and Middle East, working capital needed for the organic growth of the business and the development of intellectual property and software solutions like the LBi Digital Dashboard. Reference is made to Chapter 9 “Business”, section “Services overview” under “Recently developed services”.

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Over 2007 and 2008 a series of acquisitions were made. In March 2007, LBi acquired a majority (51%) of the shares in the Indian company Vizualize Technologies PVT (name changed to LBi India). In May 2007, Creative Digital Group (name changed to LBi Atlanta) in Atlanta, USA was acquired. In the third quarter of 2007, Syrup (name changed to LBi New York) in New York was acquired (which was merged into LBi Lost Boys). In December 2007, Satama in the Netherlands was acquired. Late December 2007, LBi acquired Iven & Hillman in Berlin, Germany, specialising in search engine and affiliate marketing. In January 2008 Netrank was acquired, one of the UK’s foremost search engine optimisation and online brand positioning companies. In February 2008, LBi acquired the Belgian interactive agency OX2 to strengthen the competence and expertise in web analytics. In April 2008, LBi Media (Special Ops) in New York was acquired, strengthening and broadening LBi’s service offering with first class strategic marketing and media capacity. In February 2010 the acquisition of TRIPLE was completed. All these acquisitions where financed with cash raised via bank borrowings and from the company’s own operational cash flow.

LBi regularly monitors its liquidity position, including cash levels, credit lines, working capital developments and capital expenditure. As at 31 March 2010, the cash and cash equivalents balance amounted to SEK 151.4 million (or €15.6 million) as compared to SEK 217.4 million (or €21.0 million) as of 31 December 2009, SEK 185.8 million as of 31 December 2008 and SEK 217.2 million as of 31 December 2007. As of 31 March 2010, the total of long-term and short-term interest bearing liabilities amounted to SEK 390.4 million (or €40.2 million) compared to SEK 414.6 million (or €40.0 million) as per 31 December 2009, SEK 408.3 million as per 31 December 2008 and SEK 225.3 million as per 31 December 2007.

By the end of March 2010, total equity amounted to SEK 1,366.5 million on total assets of SEK 2,421.4 million, resulting in an equity/asset ratio of 56.4%. By the end of December 2009, equity amounted to SEK 1,415.6 million on total assets of SEK 2,425.8 million, resulting in an equity/asset ratio of 58.4%. Excluding goodwill and other intangible assets, the equity/asset ratio by the end December 2009 amounted to 30.7%. The ratio based on the pro forma balance sheet of the Group per 31 December 2009 amounted to 30.3%, which well above the minimum required in the bank covenant with Danske Bank of 20%.

The debt/equity ratio of LBi has developed as follows. Total interest bearing debt by the end of March 2010 was SEK 390.4 million compared to equity of SEK 1,366.5 million, resulting in a debt/equity ratio of 28.6%. By the end of December 2009, interest bearing debt amounted to SEK 414.6 million, resulting in a debt/equity ratio of 29.3%.

Apart from the adjusted solvency ratio referred to above, LBi has agreed to certain other covenants with Danske Bank. One of those covenants is the net debt/EBITDA ratio. By the end of March 2010, this ratio reached a level of 1.6 compared to 1.5 by the end of December 2009, well below the maximum of this covenant of 2.0. Another relevant covenant is the interest coverage ratio, measured as the amount of net interest paid compared to EBITDA. By the end of March 2010, this ratio ended at 10.6 (meaning that interest could be paid out of EBITDA 10.6 times). By the end of December 2009 the interest coverage ratio ended at 8.1. This is well above the minimum level of 6 agreed with Danske Bank. The interest coverage will go up over time as interest cost will decrease due to planned quarterly repayment on the outstanding term loans.

LBi has set up a global cash pool in which most of its subsidiaries participate with the exception of the US and Germany subsidiaries. As part of the cash pool a working capital facility is set up of €10 million and is available for use by all entities. This facility will increase to €15 million at the Effective Date. The LBi group has set credit limits for all subsidiaries and is monitoring development of cash flow per subsidiary on a frequent basis. Excess cash (not needed for operations) is transferred from subsidiaries

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to the holding company mainly via loan repayments and dividends as well as payment of management fees and trademark fees. There are no material restrictions regarding these cash transfers within the group, save for certain tax related restrictions on the repatriation of profits from India.

The LBi group places excess liquidity in interest-bearing instruments while awaiting attractive operating investment alternatives. Given that the liquidity is normally invested for 1-3 months, the interest rate risk and its impact on earnings is deemed to be low. The effect of the group’s interest income/expense depends on the terms for fixed-interest borrowing and investments at fixed interest. The group strives for balance between the estimated cost for borrowing and the risk of being exposed to significant negative impact on earnings in the event of a sudden major change in the interest rate level. Interest on the term loans granted by Danske Bank (used for acquisitions) is based on 3-months LIBOR, EURIBOR or STIBOR. For half the amount of the total outstanding term loans, the interest rate has been fixed by means of interest rate swaps.

The term loans granted by Danske Bank are denominated in the same currency as the purchase price of the relevant acquisitions. The outstanding amounts under the term loans (all in thousands) and interest rates as per 30 June 2010 are shown in the tables below:

Currency	Amount in local currency	Amount in EUR	> 1 year	< 1 year[1]

USD	21,458	17,574	11,209	6,365

GBP	1,718	2,120	1,404	716

EUR	11,072	11,072	7,396	3,676

SEK	14,417	1,513	1,109	403

Total		32,278	21,117	11,161

[1]	Loans outstanding < 1 year are reported as short term in the balance sheet,

	Amount with fixed interest[2]			Amount with variable interest[2]
Currency	Local currency	EUR	Fixed rate[1]	Local currency	EUR	Variable rate[1]

USD	12,375	10,135	2.02%	9,083	7,439	2.05%

GBP	1,718	2,120	2.72%	—	—	2.35%

EUR	4,400	4,400	2.13%	6,672	6,672	2.13%

SEK				14,417	1,513	2.20%

Total		16,655			15,623

[1]	This excludes the mark-up for Danske Bank which is 225 basis points per 30 June 2010.
[2]	The presented fixed and variable interest rates are on an annual basis as per 30 June 2010.

The maturities of the outstanding amounts of these term loans are as follows (as per 30 June 2010 and in thousands):

	Remaining debt		Repayment amount (EUR)
Currency	Local currency	EUR	Jul-Dec 2010	2011	2012	2013	2014

USD	21,458	17,574	3,183	6,365	5,847	1,904	275

GBP	1,718	2,120	358	716	716	330	—

EUR	11,072	11,072	1,838	3,676	4,563	796	198

SEK	14,417	1,513	202	403	403	403	101

Total		32,278	5,580	11,161	11,529	3,434	574

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Working capital

New LBi’s current cash resources, together with its existing financing facilities and the proceeds of the Rights Offering (which offering is unconditional and fully underwritten up to €10 million), provide the Group with sufficient working capital for the next 12 months following the date of this Prospectus.

Borrowings

LBi has renewed its credit facilities with Danske Bank as per 31 March 2010.

The existing term loans (used to finance acquisitions) are extended until March 2014. The term loans are raised in various currencies (€/GBP/USD/SEK) and are repaid on a quarterly basis in 5 years. The last repayment is due by the end of March 2014. The total amount of term loans outstanding was €35.7 million by the end of March 2010.

The working capital facility of €10 million is extended until 31 March 2011 and will be increased to €15 million as of the Effective Date. The total amount outstanding under this facility per 31 March 2010 was €5.6 million.

LBi has arranged for bank guarantees from Danske Bank for a total of €5.2 million relating to the acquisition of TRIPLE. An amount of €2.6 million expired in April 2010 and the remainder expires on 1 April 2011.

As security for the term loans and working capital facility the shares in various subsidiaries of LBi are pledged. As long as no event of default has occurred under the facility agreement, payment of dividend to the shareholder of these subsidiaries is permitted, provided such payments are in compliance with applicable local law. As additional security, a floating charge of GBP 8 million on all assets of LBi Limited and a floating charge of SEK 20 million on all assets of LBi Sverige AB have been created in favour of Danske Bank.

Covenants apply to the credit facility arrangement amongst which are a net debt/EBITDA ratio, interest coverage ratio and adjusted solvency ratio (see under “Liquidity and capital resources” above).

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Cash flows

LBi’s cash flow movements over the last three years and the first quarter 2010 compared to the first quarter 2009 have been as follows:

Consolidated cash flow statement

SEK million

	2007	2008	2009	Q1 09	Q1 10
Cash flow from operations	128.2	161.4	113.6	27.3	30.8
Changes in working capital	1.4	33.2	23.9	(60.3)	(49.6)

Cash flow from/used for operating activities	129.6	194.6	137.5	(33.0)	(18.8)

Acquisition/divestment of subsidiaries	(262.4)	(224.2)	(104.0)	(99.8)	(5.4)
Cash flow used for other investing activities	(7.5)	(106.1)	(29.2)	(6.7)	(13.8)

Cash flow before financing	(140.3)	(135.7)	4.3	(139.5)	(38.0)

Cash flow from/used for financing activities	174.9	95.9	38.2	131.0	(15.2)

Cash flow for the period	34.6	(39.8)	42.5	(8.5)	(53.2)

Cash and cash equivalents at beginning of the period	185.4	217.2	185.8	185.8	217.4
Translation differences in cash and cash equivalents	(2.8)	8.4	(10.9)	(3.9)	(12.8)

Cash and cash equivalents at end of the period	217.2	185.8	217.4	181.9	151.4

LBi’s operational cash flow in Q1 2010 was negative by SEK -18.8 million compared to SEK -33.0 million over the same period in 2009. This was mainly caused by a negative movement in working capital of SEK -49.6 million compared to SEK -60.3 million in 2009. The negative movements reflect a traditional slow start of the year (seasonal pattern) as well as a rebounce effect of a very good operational cash flow in Q4 2009 in which a lot of attention and focus was paid to collections from debtors and building down of work in progress which led to a positive cash flow from operations of SEK 114.9 million.

LBi’s cash flow from financing activities in Q1 2010 of SEK 15.2 million mainly relate to use of the LBi group working capital line. The comparable amount in Q1 2009 of SEK 131.0 million mainly relates to the drawings of term loans under the banking facility that were used to pay for acquisitions.

Principal investments

In the past three financial years, LBi made a series of acquisitions which have been described in this Chapter 8 “Operating and Financial Review”, paragraphs “Overview” and “Liquidity and capital resources”.

The business model of the Group entails very low investment needs in respect of fixed assets. Apart from acquisitions LBi’s main investments during 2007–2009 were relating to laptop computers, computer servers for its own business as well as clients (hosting) and office refurbishments and leasehold improvements.

Due to internal reorganisations of LBi in the UK in 2008 whereby 10 legal entities were merged into one (via asset deals) and all operational businesses in 4 different locations in London were concentrated in a new office location at Brick Lane, occupied by more than 400 employees (including sub-contractors), the new office location needed an extensive investment in leasehold improvements. The total investment amounted to GBP 3.8 million in 2008 which was capitalised in the balance sheet and written down in accordance with the duration of the rental contract.

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In the Netherlands an investment in LBi’s current premises at Joop Geesinkweg was done in 2008 of €1.8 million upon renewal of the rent contract for a period of 10 years.

By the end of 2009 the New York businesses of LBi Media (Special Ops) and Icon Nicholson have merged. New premises are sought which are planned to be occupied by the second quarter of 2011. Relating to this move it can be expected that investments are needed in leasehold improvements that will be partly financed by the landlord. The amount for the account of LBi is estimated to be in the range of USD 2.5 million to USD 3.5 million and will be funded from operational cash flow. Cash out is not expected until late 2010 and will be temporised over a period of time.

Except for normal replacement expenditures and earn-out obligations (as described above), the Group has no significant other ongoing investments. In addition, it is noted that LBi and BMM have made acquisitions in the past and it is likely that New LBi is expected to undertake acquisitions in the future that complement organic growth or are value accretive.

Contractual liabilities

The LBi group has leased all office locations out of which the operations are run. These lease contracts have a remaining tenor of up to 10 years. By the end of 2009, the nominal value of future lease fees can be broken down as follows (SEK million):

2010	2011	2012	2013	2014	After 2014

38.4	37.1	31.5	25.8	22.3	18.8

The lease fees for BMM are not included in the above breakdown, but are set forth below under “Facilities”.

Use of proceeds

The net cash proceeds of the Rights Offering and the PIPE will be applied to finance new acquisitions in the key markets where New LBi intends to grow, amongst which are Asia, the Middle-East and the USA, and will be used for working capital purposes.

Facilities

The Group does not own real estate property. All buildings in which the business operations are run are fully leased. The lease contracts have a remaining tenor of 3 months to 10 years. By the end of 2009, the nominal value of future lease fees for contracts with a remaining maturity exceeding one year is SEK 173.9 million for LBi and SEK 20.5 million for BMM. The amount that will expire after 5 years per 31 December 2009 is SEK 18.8 million for LBI and SEK 17.3 million for BMM.

The Group generates sublease income for lease space that is currently not needed for the business operations and is subleased to third parties. The sublease income for 2009 for LBi was SEK 9.1 million and SEK 0.6 million for BMM. The sublease contract with the longest maturity ends in November 2016.

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9. BUSINESS OVERVIEW

Obtineo was formed to effect the business combination of LBi and BMM. For accounting purposes for the Merger, LBi is considered as acquirer and Obtineo and BMM as acquirees. One of the reasons for this conclusion is that current LBi management will dominate the board of management of New LBi. Furthermore, in the combined group LBi is the larger party in terms of revenues, assets, equity and enterprise value. The enterprise value of LBi is more than twice the enterprise value of Obtineo and BMM. The Merger is therefore treated as a reverse acquisition under IFRS 3 whereby LBi obtains control of Obtineo and BMM. This implies that LBi is treated as the issuer for the purpose of describing the history of the Group and its business in this Chapter 9. See Chapter 3 “Important Information”, section “Complex financial history” explaining the reason.

Overview

New LBi will combine LBi’s digital media, marketing, communications, design, branding and technology services with bigmouthmedia’s search engine marketing specialism. The Group will become Europe’s largest independent marketing and technology agency3, with strong capabilities in the US and a foothold in Asia and the Middle East. Following the Merger, as a larger group with a wider geographical spread, with expertise in a greater number of areas of digital marketing and technology, as further described below under “Services overview”, the Group will be able to meet the growing customer demand for one agency providing a full range of services across multiple geographies. In addition, it will bring together a strong customer base of global blue chip companies and create a stronger platform to attract and retain a talented workforce. The Group will also be able to leverage its increased service and scale, together with its proprietary tools and intellectual property, to capture additional domain and sector knowledge, which will be deployed to bring greater benefits for its clients. Going forward, New LBi aims to capitalise on the structural shift in spend from offline to online channels. With a strengthened financial position, the Group will be well positioned to drive further industry consolidation.

History

LBi is the culmination of 18 years of digital innovation, entrepreneurialism and integration. Each part of the business started out with its own perspective on the digital challenge facing businesses be that creative, technical, media-centric or purely strategic. The success that LBi has become lies in its ability to blend these skill sets to suit client’s business and brand challenges.

The foundation of what LBi now is, incorporates such agency brands as Lost Boys from Holland, Icon Media Lab and FramFab from Sweden and Wheel and Oyster from the UK alongside Scient and Aspect. In the US, Icon Nicolson and LBi Media (Special Ops) have recently merged to bring the blended LBi proposition to the US market.

The merger with Obtineo, including BMM, gives the Group the scale in media it enjoys in all others aspects of the digital customer journey.

The deliberate strategy of combining all these diverse skills into one agency brand has born fruit in recent years. The Group is now able to provide a broad range of services to clients across multiple markets. With equal strength in the creative, technical and strategic aspects of digital services, the Group is well placed to aggressively pace-set the industry.

The diagram below provides an overview of the timeline.

[3]	Agencies headquartered in Europe by combined revenue, headcount, service and geography.

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Strategy and vision

New LBi aims to transform the Group from a leading independent European digital agency4 to a truly global marketing and technology agency. The Company will do this by building on the scale and capability of the combined businesses through further geographic and service extension, aggressive development of top tier clients, selling through the full spectrum of the marketing and technology proposition, developing accounts across multiple territories and substantially investing in the further development of the proprietary data and analytics platforms within the combined business. The merger of bigmouthmedia’s operations into LBi’s international footprint is the first, and most important, step in achieving this goal.

With strong long-term support from existing and new shareholders, who have provided significant capital resources, the Company believes that it is well placed to drive further consolidation in the market, and intends to make additional acquisitions to extend its service and geographical footprint. For entrepreneurs and business owners in the digital marketing space, the Group is anticipated to provide a highly attractive partner for those who are seeking new opportunities and routes to develop their businesses.

Business

The Group is a marketing and technology agency offering services to brands (clients of the Group) to help them engage with their customers through digital channels5 across a wide spectrum of their points of engagement, from initial awareness of the brand, through direct interaction with the services or products offered by the brand, to ongoing relationship with the brand. It offers a suite of services that are designed to help companies attract, engage and manage customers more effectively. This “full service” offering combines analytical, direct marketing and digital competencies, which means that the Group is able to develop big creative ideas in the digital space, build and manage complex transactional websites, run complex CRM programmes, and even handle the media buying, planning, and electronic public relations for blue chip companies.

[4]	See ‘The Forrester Wave: European Interactive Agencies – Web Design Capabilities’, Q4 2007.
[5]	Digital channels are those where customers interact through technology-driven interfaces. These include, but are not limited to: web; digital TV; mobile; Interactive Voice Recognition (IVR); kiosk; applications.

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It is the combination of these services, and the disciplines and skills required to deliver them, that gives the Group a strong platform with clients and the foundation for growth in the market.

Services overview

The Group’s services to its clients cover a broad spectrum of necessary disciplines required to operate in today’s digital, connected world.

The services outlined below include:

•	Display media

•	Social media and electronic public relations (ePR)

•	Search engine optimisation (SEO) and paid search (PPC)

•	e-commerce and self service website build

•	Innovation and emergent platform consulting

•	Brand and campaign experience design

•	Managed services

•	Brand and content strategy

•	Research and planning

•	Customer relationship management (CRM)

•	Measurement and analytics consulting

Display media

Display media is the online equivalent of traditional offline advertising. Visual content is placed in front of targeted audiences. However, where offline targeting of customers is limited to the overall demographic of a publication and placement within the publication, online targeting can dynamically react to the page content, the user’s personal preferences and their browsing history. As a result, the cost per acquired customer (CPA) is likely to be lower online.

To ensure that clients maximise their online marketing effectiveness, the Group provides a number of services including: strategic media consultancy; media provider evaluation; media planning (what, where and when to buy); media buying; effectiveness and performance monitoring; media asset design and production; bespoke technology tools for clients to manage the content within their own creative assets in real-time; multivariate testing6 of creative concepts; development of site pages designed to provide the link between advertising and on-site.

The Group’s services are bought as a combination of retained consultancy fees, percentage of gross expenditure and performance against agreed cost per acquisition targets. Activity is driven by client media plans.

Social media and electronic public relations (ePR)

In a world where consumers are able to connect with each other more widely and more directly than before, brands no longer control all of the messages. An increasing amount of activity takes place in the ‘social media’ of blogs7, discussion forums and social networking sites8, where users share their thoughts and experiences without editorial intervention.

[6]	Multivariate testing involves providing different creative routes to different samples of the customer base to see which one performs better.

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It is important for brands to understand what is being said about their products and, increasingly, to take part in these conversations – using them as an extension of their marketing activities.

The Group helps its clients to do this with a range of social media services including: monitoring of social media activity; assessment of public sentiment about clients’ brands, products, services and activities; strategic advice on how to influence public dialogue in social media; programmes of intervention activity on behalf of clients; bespoke content that appeals to relevant audiences and is transmitted through social media by the public; maintenance of relationships with a panel of the top influencers (influential blog authors and social media contributors); introduction of clients to, and brokering relationships between clients and, relevant influencers.

These services are either bought on a retained basis, as part of a client’s continued programme of brand and image management, or for focused bursts of activity surrounding a campaign or product launch.

The social media and ePR services were initially added to the Group in 2007 through the acquisition of Special Ops Media in New York and have subsequently been replicated in other countries within the Group with specialists in the UK, Netherlands, Belgium, Germany, Italy and Denmark.

Search engine optimisation (SEO) and paid search (PPC)

Over 80% of website traffic is routed through search engines9. It is critical for companies to design their web content to be findable, which means laying it out in a way that can be indexed by, and therefore included in, the search engine’s results.

The Group provides two categories of service for its clients surrounding search performance: search engine optimisation (SEO); and paid for search (PPC)10.

SEO focuses on the so called ‘natural search rankings’ – those governed by the search engines’ algorithm technologies. The Group helps its clients take advantage of this majority of internet traffic by providing services including: ongoing monitoring of natural search performance; strategic advice and training on how to build websites that perform well in natural search; technical consultancy and intervention; tactical content creation and ongoing optimisation; programmes of off-site activity designed to further increase performance within the search engines’ evolving algorithms.

PPC capitalises on the sponsored links provided by search engines11. The Group helps clients manage the return on investment (ROI) from their search budget by: providing strategic advice and support for keyword selection; planning support for budget allocation; managing of keyword purchasing; dynamic generation of PPC adverts; reporting and analysis of ROI against agreed targets; programmes of integration with other services to increase PPC performance.

[7]	Blogs are non-sanctioned websites maintained by individuals.
[8]	Social networking sites include, but are not limited to, Facebook, Bebo, Myspace, twitter and YouTube.
[9]	The largest global search engines include Google, Bing, Yahoo and YouTube.
[10]

Paid for search used to be known by its charging model – “pay per click” – where brands pay the search engines for each referred customer, rather than the traditional advertising model of a fixed fee – hence the acronym, PPC.

[11]

Sponsored links are matched to ‘keywords’ or search terms. Search engines sell by auction the limited number of spaces with brands able to compete on price and quality or relevance of content on the linked destination sites, as assessed by the search engine.

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These services are bought as a combination of retained resource, percentage of gross spend and performance against agreed targets.

Brand and campaign experience design

As marketing budgets continue to follow the customer, increasingly migrating from offline channels to online, brand awareness and brand building for companies and products becomes ever more sophisticated. It is no longer sufficient to replicate TV spot messaging online nor reproduce glossy brochures through the browser. Previously, with no other way of indirectly sampling a company’s products, customers were heavily influenced by the messaging pushed out by advertisers on behalf of brands. These customers, by interacting with each other through digital channels, have now been given additional ways to review and comment on a company’s brand’s or product’s performance. This more empowered, more connected audience has influence and research capabilities that stretch far beyond a brand’s ‘owned’ communication assets. This is not to say that rich, engaging, inspirational design has been superseded by Facebook pages but even ‘basic’ product brochures and marketing materials online now need to draw the customer in by offering utility and depth of content and functionality beyond the flat messages of old.

The brand and campaign work that the Group creates with its clients reflects this new world by blending the conceptual creative skills with public relations (PR), technology and experience architecture.

e-commerce and self service website build

Although the web is a hugely, and increasingly successful channel for companies to reach potential customers and drive awareness of their brand and products, its principal value is through interaction with those customers for information, sales and service.

This might take the form of product exploration through interactive catalogues or of direct selling through e-commerce. It might allow customers to self-serve in a post-sales environment or simply manage their accounts and profiles in preparation for future interactions. All of these functional elements can be deployed directly on a company’s website or, increasingly, dispersed onto third party sites and through additional digital channels (voice, mobile, TV).

The Group provides a broad range of consulting, creative, information architecture and technical skills required to conceive, create and deploy these solutions on behalf of clients. It offers clients professional services that include: strategic consulting; market and competitor analysis; vendor selection; user research; concept generation; creative design; visual and technical specification; technical architecture design; content creation and migration; technical build; user training; user testing; deployment support.

These services are commissioned on a time and materials basis and are either driven around specific programmes of work or are retained as part of an ongoing programme of continual development and optimisation.

Innovation and emergent platform consulting

Innovation is the application of new techniques and of existing techniques in new ways. It is an important element of marketing, providing clients an environment of zero- or low-competition in which to exploit new ways of communicating with their customers. It is also important in clients’ development of their own businesses; in terms of the Group’s services particularly so where marketing and fulfilment are combined in the creation of new kinds of services. As well as being desirable, innovation is seen as risky and hard to achieve in large businesses that properly focus on their day-to-day operations.

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The Group provides services to clients to help them be innovative in their marketing activity and in the design of new services. These include: innovation workshops, in which clients are exposed to new trends and other stimulus; participatory design, in which new services are conceived and refined in conjunction with customers; rapid prototyping, in which new services (through simulation and other means) are quickly realised for the purposes of testing and evolution; innovation frameworks, in which candidate ideas are generated within client organisations and collected from outside and then promoted or rejected through several stages of development, leading to final roll-out of innovative ideas that are most appropriate for clients’ businesses.

Emergent platforms are new ways of delivering services to customers. For example: the Web in 1995 was an emergent platform; mobile Web and mobile apps on smartphones have been emergent platforms for the last five years; tablet devices (such as Apple’s iPad) and Internet TV (such as Google TV) are just becoming serious contenders. Emergent platforms offer clients new opportunities to interact with their clients (and, by definition, to innovate). They also create challenges of strategy (e.g., which platforms to back) and implementation (more expensive and difficult to cover more platforms).

The Group provides services to clients to help them fit emergent platforms into their strategies. These include: expert assessments of how emergent platforms impact clients’ customers; immersion sessions where client teams are exposed to new platforms to understand them better; insight into how customers view and use emergent channels through user research; design, implementation and measurement of services that allow customers to use several platforms (“multi-channel” strategies).

Clients typically engage LBi on a retained basis to bring innovation into their business and by specific programmes of innovation or consultative support on a time and materials basis.

Managed services

With modern infrastructure developments, brand’s customers are intolerant of poor performing websites. Additionally, search engines increasingly take performance into account when deciding where to route users. It is therefore critical for companies to ensure that their sites are hosted on the very best technology platforms and hardware12. What’s more with the increasing use of alternative channels (voice, email, mobile) flexibility of hardware is becoming critical to business success.

The Group not only conceives, designs and produces digital assets for its clients, it can also host them on state of the art infrastructure. By selecting this route, clients avoid the cost, time and resource consuming efforts of purchasing and supporting the necessary hardware but instead rely on the Group’s 24x7 support.

The Group offers managed services including: physical architecture consulting; hardware and software deployment; training; application hosting and maintenance; application support; first, second and third line help desk support.

These services are bought on a monthly, retained basis driven by pre-defined service level agreements (SLA).

[12]	Hardware includes physical computer infrastructure and virtual software and licences.

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Brand and content strategy

Before embarking on awareness or campaign activity, clients need to have a clear understanding of their brand, its underlying principles and how it permeates all activities of the business. This is increasingly important in this new, interconnected communication landscape. Merely talking about what the company stands for is no longer defensible against the increasing scrutiny and transparency of today’s empowered consumers. It is critical that brand values are realised in every channel, from shops and showrooms to written, broadcast and interactive media.

The Group provides consulting services for its clients on brand strategy across multiple channels13 and their execution. Content strategy is central to the way companies communicate their values and the Group advises clients on content creation and distribution.

These services are bought on a combination of retained resource and project-based time and materials.

Research and planning

Underpinning all great work is an insightful understanding of the target consumer. Additionally, as the pace of development increases, testing with customer champions and representatives gives brands the opportunity to refine their online products and services in real time.

The Group provides a number of services to help its clients focus on customer needs, innovate and continually optimise. These include: creative planning; primary user research; monitored user testing.

Customer relationship management (CRM)

As the Internet heads towards ubiquity and the data generated become ever more sophisticated, the role for personalised content and relationships becomes increasingly apparent and profitable.

Digital CRM, or eCRM used to mean little more than emails. Advances in technology such as dynamically generated websites coupled with real-time data have changed that. The recent contraction of marketing budgets has meant that eCRM has been pushed higher up the agenda of many marketing departments and now forms a core component of the Group’s integrated approach.

The Group provides eCRM services to clients including: eCRM strategy; eCRM ongoing eCRM management; development of eCRM targeted email; eCRM training for clients’ staff; tools for managing eCRM programmes.

These services are bought on a monthly, retained basis driven by pre-defined service level agreements (SLA) and on a time and materials basis for specific consulting engagements.

The CRM services were initially built up in the UK London office in 2008 through the application of dedicated CRM specialists and have since been extended to operate in other markets, including the US, Netherlands, Sweden and Italy.

Measurement and analytics consulting

Increasingly, marketing directors and business leaders are demanding more accountability from their marketing and infrastructure spend. The increasing trend for customer migration to online (web and now mobile) channels has yielded a much higher degree of reporting and data-driven decision making.

[13]	The Group offers brand strategies across both digital channels and traditional channels.

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However, with an agency landscape fractured between ‘acquisition’ and ‘engagement’ activities14, true visibility of the data across the customer journey has been hidden behind a mask of performance reports.

Disparate systems have sprung up measuring everything from site activity to customer satisfaction. The volume of data and proliferation of “analytics platforms” and reports has, in many cases, reduced true visibility and understanding of what is influencing or driving customer behaviour.

The Group supports its clients by providing services that strip out the complexity in the data and focus attention on those areas of the information that give rise to the greatest insights and provides the surest opportunities for future optimisation. These services include: measurement strategy; key performance indicator (KPI) framework consulting; data capture and data systems integration consulting; technical analytics consulting; ongoing analytics support, including observation, communication and recommendation; multivariate testing; dashboard tools for analytical reporting; programmes for data harmonisation and rationalisation.

These services are purchased through a combination of licence fees, retained resource and time and materials professional services.

The analytics services were originally built up in the UK London office in 2008 through the hiring of dedicated analytics specialists and have since been extended to operate in other markets, including the US, Germany, Netherlands, Belgium, Sweden and Dubai.

Recently developed services

Over the last 3 years, LBi has invested in developing a number of services in order to keep abreast of the changing digital environment. As well as continual investment in tracking new and emerging technologies and consumer trends LBi has identified, and singled out emerging disciplines specialising in customer relationship management (CRM); social media engagement; and measurement and analytics15.

In support of these new services, the Group has developed a Digital Dashboard product that is licensed to customers as a hosted software solution. The LBi Digital Dashboard provides a window onto performance data, allowing different data sources to be brought together and viewed in a single, interactive interface. It combines data in real time from online and offline sources, including: website performance; marketing expenditure and performance; sales and distribution information; customer satisfaction scores; online social media activity; and brand perception scores. In addition to tracking a client business’ own performance, the LBi Digital Dashboard reports on competitor online and direct response activity to give an immediate window into the competitive landscape16. Additional tools include document libraries to help clients manage their own reports and modules for communication within the Digital Dashboard to allow the users within a client to interact with each other and share knowledge and insight.

By deploying the LBi Digital Dashboard into its major clients, the Group is able to develop strategic relationships with these clients, based around real data, performance and insight. The Group expects to continue to develop the LBi Digital Dashboard to support its services to clients. The LBi Digital Dashboard is bought by clients on a monthly licence fee basis, with additional service fees paid for setup, configuration, custom development and analytics support.

[14]	Acquisition refers to the bringing in of new potential customers. Engagement refers to the conversion of potential customers to actual customers. This usually involves the customers transacting with the company, either online or offline.
[15]	See service descriptions above for more details.
[16]	The LBi Digital Dashboard captures images of key competitor web pages and email marketing from a client’s competitive set and displays them against an interactive timeline.

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Markets

The digital marketplace has matured significantly in the past year. There has been a shift from multiple suppliers to single full service relationships where the agency understands the full customer journey underpinned by an appetite for sophisticated analytics and CRM. Technology has also opened up more efficient flexible ways of working, allowing agencies to service global accounts using experts clustered in certain territories rather than through the inefficiency of market silos.

The Group will be present in the UK, the US, Central and Southern Europe, Scandinavia, India, China and the United Arab Emirates, with offices in: London; Edinburgh; Exeter; New York; Atlanta; Cologne; Berlin; Hamburg; Munich; Zurich; Amsterdam; Copenhagen; Stockholm; Goteborg; Malmo; Trondheim; Brussels; Ghent; Dusseldorf; Milan; Madrid; Paris; Mumbai; Dubai; Beijing. The Group is able to provide all of its services to clients in all of these markets, even where local expertise is not available, by moving specialists around between geographies and by distributing work to specialist offices.

The Group refers to its offices as: “hubs” with core capabilities in each of the Group’s major services17; “centres of excellence” with deep specialism within a specific service area18; and “spokes” with the ability to represent the majority of the Group’s services and provide sales and account management support for local clients.

Hub offices include: London; New York; Amsterdam; Brussels; and Copenhagen. Centres of excellence include: Edinburgh (SEO); New York (social media and ePR); London (managed services; display media; PPC; research and planning; CRM; measurement and analytics consulting); Brussels (managed services); Mumbai (e-commerce and self service website build); and Berlin (brand and content strategy).

There are a number of factors that affect the Group’s profitability: the specific health of the online advertising market; the propensity of clients to buy from agencies; and macro-economic conditions in each of the Group’s geographic territories. These factors are further discussed below.

The online advertising market

Over the long-term the movement of audiences and marketers from traditional display and broadcast media to interactive media is anticipated to accelerate. According to GroupM’s June 2009 forecast19, online advertising, which includes display, search, video, and other categories, is expected to reach USD 26.1 billion in spending in 2010.

The online marketing sector is assumed to continue to outperform traditional advertising. In particular, the Search market continues to grow. The Forrester report20 on growth of online activities over the past three years shows that general activities are steadying. Functions such as email and search are the mainstays of online activities. Therefore companies continue to funnel a majority of their online marketing budgets into search engine optimisation and email marketing campaigns. According to Forrester research online, social networking shows double-digit growth numbers and online media use is growing in single numbers. With regard to mobile internet the adoption rates of many of the advanced cell phone functions are still small, but they show that people have an interest in a mobile device with other features than just talking.

[17]	Core capability is defined as more than 5 specialists in a service area.
[18]	Deep specialism is defined as more than 15 specialists in a service area.
[19]	GroupM Global Ad Forecast June 2009.
[20]	The Forrester Wave Full-Service Market Research Online Community Vendors, Q4 2009.

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In the wider context of more people spending more time online, a decrease in online marketing budgets is less likely. Marketing needs an audience and that audience is now increasingly expected to be located online. According to the Aberdeen Group Report “The ROI on Social Media”, US adults now spend, on average, 30% of their leisure time online. With more than 70% increase since 2007, this is part of a recent and dramatic trend. The number is in addition likely to rise further as a greater proportion of the population spend more time at home due to the current economic downturn. Corresponding numbers for Sweden, Germany and the UK respectively are 18%, 23% and 28%21. This means that even if overall discretionary consumer spend falls as a result of reduced income, a greater proportion of that income might be spent online. The effect on the share of marketing budgets being allocated to digital with falling consumer spend, but more time spent online is therefore difficult to assess.

In the search engine product segment, margins have been pressured as a result of lower discounts from search engine operators. During 2008 Google withdrew the Best Practice Funding commission from the market place and this has put earning pressure on the industry as a whole. However, the Company believes that an extended product portfolio with turnover in sectors with good margins, such as search engine optimisation and affiliate marketing, as well as products such as Online PR, Design Efficiency and Social Media will be able to compensate for this.

Client purchasing behaviour

Looking briefly at the impact of the current downturn on the likelihood of the Group’s clients to continue to source digital services from agencies, current dynamics are clear. It is anticipated that marketing budgets will be reduced overall, while digital spend will remain stable or grow slightly. A survey from Worldwide Partners22, published in February 2009, shows that, in a sample of 83 global business leaders, 62% of North American CEOs and 39% of non-North American CEOs said that they think digital marketing budgets will increase in 2009.

Purchasing patterns have been affected, however, with clients consolidating their roster of agencies to concentrate their spend through a smaller number of suppliers. The economies of scale, simplification of internal management required to administer the agencies and greater accountability of suppliers leads to more effective marketing investment. Agencies, therefore, have to be able to offer a greater breadth of services to their clients to participate in these larger accounts.

There has been no observed shift in the propensity for clients to bring online skills in-house. Although overall awareness and appreciation of digital services within client companies has markedly increased over the last few years, the pace of change of technology and creative talents required to participate in the increasingly competitive digital market place mean that clients are still turning to specialist external suppliers and agencies for digital services.

The Company consequently anticipates that digital budgets as a proportion of total marketing spend will grow and the relationship will move away from discrete projects towards ongoing programmes of work and the breadth of services supplied to each client will grow.

[21]	Aberdeen Group Report “The ROI on Social Media” (March 2009).
[22]	Worldwide Partners Inc. Agency CEO Survey February 2009.

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Budgets cut in the UK and Europe

The UK market is recovering from the first quarter 2009, which is believed to represent the bottom of the UK market for digital and advertising services. According to the renowned Bellwether Report23, overall marketing budgets fell in Q4 2008 by 42%. This was based on the budgets of 300 global marketing organisations tracked by the IPA. The biggest falls in marketing spend have once again occurred in traditional media with over 30% reductions recorded for TV and print. However, for the first time since the economic downturn, digital was not immune. Search budgets fell by 4% and the decline across all other online marketing sectors was 7%. Especially a sharp drop-off in spend from clients in the financial sector has impacted sales negatively.

In the most mature markets, the US and the UK, there are benefits of having a disciplined approach. In both these regions there is increasing evidence of improved sentiment and as a consequence of the Company’s strategy, significant improvements in both the top and bottom line could be achieved. The Company will probably also benefit from the increasing trend to consolidate digital spend into the larger more mature full-service agencies.

US online market growth

In the US, similar positive trends are observed. The Aberdeen Group report24 shows that social networking activity has grown 93% in the past two years, and is now a regular feature of online life for 76% of America’s 105 million broadband users. Add to that the knowledge that active social networkers spend an average of USD 101 online per month compared with USD 80 online per month for inactive or non-social networkers, and a clear upward economic trend is apparent, with a market valued at USD 1,471 billion in 2009. The report finds that 63% of companies plan to increase their Social Media marketing budgets in 2009. Social network advertising worldwide will rise almost 20% in 2009 to USD 2.35 billion, up from USD 2 billion in 2008.

Scandinavia

Scandinavian operations recovered slightly from the first quarter but are still under pressure as several larger Nordic clients are cutting budgets as a consequence of increased economic uncertainty. The slowdown on the Nordic market can over time be counterbalanced by funnelling clients via the UK, to make use of the good technical and creative skills in Denmark and Sweden and benefit from the lower cost rates. In response to the difficult circumstances, management has been able to downward adjust the cost base to ensure that the region delivers adequate margins.

Western continental Europe and Scandinavia

In western continental Europe and Scandinavia, market conditions are country specific. Overall, the recovery is more hesitant with a lagging top line and margin development. In the third quarter, performance in these regions is typically impacted by seasonality and the high proportion of holiday entitlement in the period.

The wider opportunity in Asia

For further context, and as a more positive look at future growth opportunities, it is noted that in China, South Korea and Japan, Internet users spend respectively, 44%, 40% and 38% of their leisure time

[23]	Q4 2008 Bellwether Report, January 2009.
[24]	Aberdeen Group Report “The ROI on Social Media” (March 2009).

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online25. If regular participation in social network is the key indicator for increased consumer spend, there is reason for optimism, as only 24% of all Chinese broadband users currently regularly participate in social networking. Numbers for India and the Middle East, where the Company is establishing a growing presence and reputation are lower still and correspondingly could present additional opportunities.

Competition

The Company will be exposed to intense competition. Its rivals include other companies, some of which are quite large, as well as the divisions of current and prospective clients. The digital marketing sector could still be considered as fragmented and further consolidation opportunities are expected. The Group’s key competitors are Sapient, Razorfish, Digitas, AKQA, Ogilvyone and Tribal DDB.

Intellectual property

The Group is primarily engaged in providing consulting services and develops only limited proprietary software. Software is normally developed in connection with individual assignments from clients. In the case that such software may be suitable for assignments from other clients and when it is important and feasible, the parties sign an agreement whereby the Company retains the copyright and the client obtains a non-exclusive license. Otherwise software is usually specifically designed for a particular client and the Company has no reason to obtain the copyright.

To the extent required, the Group protects its intellectual property rights, such as trademarks and domain names, by registration and maintenance in all countries where the Group is represented.

Employees

The Group will employ approximately more than 1,600 employees across 15 countries, located primarily in major European, American and Asian business centres such as Amsterdam, Atlanta, Berlin, Brussels, Edinburgh, Hamburg, London, Madrid, Manchester, Milan, Mumbai, Munich, New York, Oslo, Paris and Stockholm. The head office, responsible for central administration and financial functions, will be relocated to Amsterdam to coincide with the newly created single listing on Euronext Amsterdam.

Numbers of FTE end of period

Per Country	31-Dec-07	31-Dec-08	31-Dec-09	31-May-10
Belgium	64	97	83	84
China	—	30	3	3
Denmark	60	53	34	58
France	3	4	5	5
Germany	353	350	317	310
India	77	90	86	99
Italy	64	62	69	67
Norway	9	11	18	22
Spain	108	112	118	126
Sweden	138	129	117	122
Switzerland	2	3	2	2
The Netherlands	192	136	98	103
United Arab Emirates	—	—	—	3

[25]	Aberdeen Group Report “The ROI on Social Media” (March 2009).

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United Kingdom	440	465	397	403
United States of America	164	257	223	229

Total	1.674	1.799	1.569	1.636

Per department/function
Creative / User Track	786	907	759	721
Technology	357	382	417	515
Project Management/managed services	155	174	117	141

Total billable employee end of period	1.298	1.463	1.293	1.377
Sales	170	111	84	75
Administration	206	226	193	184

Total non-billable employee end of period	375	336	277	259

Total employees end of period	1.674	1.799	1.569	1.636

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10. MANAGEMENT AND EMPLOYEES

Set out below is a summary of certain significant provisions of Dutch corporate law and the Articles of Association in respect of the Management Board and the Supervisory Board and a summary of relevant information concerning the Management Board, Supervisory Board, Strategic Advisory Committee and senior management of the Company (the “Senior Management”) and other employees of the Company.

Management structure

The Company has a two-tier board structure, consisting of a Management Board (Raad van Bestuur) and a Supervisory Board (Raad van Commissarissen).

Management Board and Supervisory Board

Powers, composition and function

The Management Board is responsible for the day-to-day management of the Company’s operations under the supervision of the Supervisory Board. The Management Board is required to keep the Supervisory Board informed, consult with the Supervisory Board on important matters and submit certain important decisions to the Supervisory Board for its approval, as further specified below.

The Articles of Association provide that the Management Board will consist of two members or such higher number (with a maximum of four) as determined by the Supervisory Board. The Management Board members that will be appointed as per the Effective Date, will be appointed for a period up to and including the close of the 2011 annual General Meeting of Shareholders. The Supervisory Board may grant the title of Chief Executive Officer to one of the Management Board members and any other title to other Management Board members.

The Management Board may perform all acts necessary or useful for achieving the Company’s corporate purpose, save for those acts that are prohibited by law or by the Articles of Association. The Management Board as a whole is authorised to represent the Company, as is the Chief Executive Officer, individually, or two Management Board members, acting jointly.

Members of the Management Board are appointed by the General Meeting of Shareholders from a binding nomination drawn up by the Supervisory Board. The Articles of Association provide that new Management Board members shall be appointed or reappointed for a period up to and including the close of the next annual General Meeting of Shareholders, unless provided otherwise in the resolution to appoint or re-appoint the Management Board member concerned.

The General Meeting of Shareholders may suspend or dismiss Management Board members at any time at the proposal of the Supervisory Board or with a qualified majority. The Supervisory Board may also suspend Management Board members at any time.

Dutch law and the Articles of Association require that (amongst others) resolutions of the Management Board with respect to a material change of the identity or the character of the Company or its enterprise be approved by the General Meeting of Shareholders by a resolution to be adopted with an absolute majority of the votes cast, which in any event include resolutions relating to:

a.	a transfer of the enterprise or virtually the entire enterprise to a third party;

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b.	the entry into or termination of a long-term cooperation of the Company or a subsidiary with another legal person or partnership or as a fully liable partner in a limited partnership or general partnership, if such cooperation or termination is of a far-reaching significance for the Company; and

c.	the acquisition or divestment by the Company or a subsidiary of a participating interest in the capital of a company having a value of at least one-third of the amount of its assets according to its balance sheet and explanatory notes or, if the Company prepares a consolidated balance sheet, according to its consolidated balance sheet and explanatory notes in the most recently adopted annual accounts of the Company.

Under the Articles of Association, resolutions of the Management Board to grant a loan for the purpose of the subscription to or acquisition by third parties of shares in the Company or of depositary receipts issued therefore must be approved by the General Meeting of Shareholders, which approval shall be granted by a resolution to be adopted with a majority of at least ninety-five percent (95%) of the votes cast.

Under the Articles of Association, the following resolutions of the Management Board must be approved by the Supervisory Board, which approval shall be granted by a resolution to be adopted with a qualified majority of at least two thirds of the votes cast:

a.	material reorganisations, including take-over bids, the suspension of payments or the entering into any composition arrangements with creditors, corporate reconstruction proceedings, receivership or bankruptcy (unless required by applicable mandatory law) of the Company;

b.	any change in the share capital or the creation, allotment or issue of any shares or of any other security in the Company or the grant of any options or rights to subscribe for or to convert any instruments into such shares or securities;

c.	incurring, or entering into any agreement or facility to obtain, any borrowing, advance, credit or finance or any other indebtedness or liability in the nature of borrowing unless made in the ordinary course of business on an arm’s length commercial basis and either (i) to the extent provided for in the Company’s budget, or (ii) below €1,000,000 in value, for a single transaction and/or a series of related transactions;

d.	any lending or creation of encumbrance on any asset, or the entry into of any agreement or arrangement having a similar effect, to any of its subsidiaries, unless made (i) in the ordinary course of business, (ii) on an arm’s length commercial basis and (iii) below €1,000,000 in value, or the giving of any guarantee, indemnity or security, or the entry into of any agreement or arrangement having a similar effect, to any of its subsidiaries, unless made (i) in the ordinary course of business, (ii) on an arm’s length commercial basis and (iii) below €1,000,000 in value, for a single transaction and/or a series of related transactions;

e.	any acquisitions or disposals of shares, business or material assets, or material leases (including sale and leaseback arrangements) in relation to such assets, except for acquisitions, disposals or leases entered into between group companies;

f.	the entry into, modification or termination of any contract, commitment or arrangement, unless made in the ordinary and normal course of trading or otherwise on arm’s length commercial basis, and below €1,000,000 in value, for a single transaction and/or a series of related transactions;

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g.	any material transfers of the Company’s intellectual property rights, including trademarks, trade names, domain names, logos, patents, know-how, information technology, inventions, registered and unregistered design rights, copyrights, database rights and all other intellectual or industrial proprietary rights;

h.	any payment or declaration of any dividend or other value transfers to the shareholders;

i.	any change to the Company’s reporting requirements, evident from the Company’s procedural rules for the Management Board and the instructions relating to the allocation of work between the Management Board and the Management Board members; and

j.	the approval of the Company’s annual budget and subsequent changes therein.

The Supervisory Board may determine that a resolution as mentioned above shall not require its approval if the amount involved does not exceed a value fixed by the Supervisory Board and notified to the Management Board in writing. The Supervisory Board shall be entitled to require further resolutions of the Management Board in addition to those listed above to be subject to its approval. Such further resolutions shall be clearly specified and notified to the Management Board in writing. The absence of approval by the Supervisory Board or the General Meeting of Shareholders of a resolution as referred above shall not affect the authority of the Management Board or its members to represent the Company.

Supervisory Board

The Supervisory Board is responsible for the supervision of the management of the Management Board and the general course of affairs in the Company and the business connected with it. The Supervisory Board shall assist the Management Board by giving advice. In performing their duties the Supervisory Board members shall act in accordance with the interests of the Company and the business connected with it.

The Articles of Association provide that the Supervisory Board shall consist of five members. Only individuals may be Supervisory Board members. In the event that less than the number of Supervisory Board members required pursuant to the preceding sentence are in office, the Supervisory Board shall continue to be authorised to perform its duties, but the Supervisory Board is obliged as soon as reasonably possible to take such actions as necessary to increase the number of Supervisory Board members to the required level.

Appointment and removal - special rights attached to the share A and the share B

The Supervisory Board members shall be appointed by the General Meeting of Shareholders, provided that one Supervisory Board member shall be appointed by the holder of the share A in accordance with Article 2:143 of the Dutch Civil Code, but only if the holder of the share A holds at least 5% of all issued and outstanding Shares at the time of such appointment. One Supervisory Board member shall be appointed from a nomination, drawn up by the holder of the share B, but only if the holder of the share B holds at least 5% of all issued and outstanding Shares at the time of such nomination. One Supervisory Board member shall be appointed from a nomination, drawn up by the Supervisory Board, comprising a candidate who is recommended by the holder of the Share A and complies with the independence criteria set out in supervisory board regulations, but only if the holder of the share A holds at least 7% of all issued and outstanding Shares at the time of such nomination.

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The Supervisory Board members will be appointed upon the Effective Date for a period of up to four years. A Supervisory Board member shall be appointed or reappointed for a period of four years, unless provided otherwise in the resolution to appoint or re-appoint the Supervisory Board member concerned. A Supervisory Board member may only be reappointed twice.

A Supervisory Board member may be suspended or dismissed by the General Meeting of Shareholders at any time, provided that: (i) as long as the holder of the share A has the appointment right mentioned above, the holder of the share A may suspend or dismiss the Supervisory Board member appointed by the holder of the share A and (ii) as long as the holder of the share B has the nomination right mentioned above, any resolution to suspend or dismiss a Supervisory Board member, nominated by the holder of the share B, other than on the proposal of the holder of the share B, may only be adopted with a majority of not less than two thirds of the votes cast, representing more than half of total issued share capital and no second meeting of the General Meeting of Shareholders can be held if this quorum is not met.

Decision making

Under the Articles of Association, resolutions of the Supervisory Board which shall be adopted with a qualified majority of at least two thirds of the votes cast include amongst others:

a.	resolutions to grant approval to the Management Board as listed in this Chapter “Management and Employees”, paragraph “Powers, composition and function”;

b	resolution to issue shares;

c.	resolution to exclude or limit pre-emptive rights on any issue of shares;

d.	resolution to enter into legal transactions concerning non-cash contributions on shares, and the other legal transactions referred to in Article 2:94 of the Dutch Civil Code;

e.	resolution to acquire shares in the Company’s own capital or depositary receipts therefore for a consideration;

f.	resolution to dispose of shares in the Company’s own capital or depositary receipts therefore;

g.	resolution to determine which part of the profits shall be reserved; and

h.	resolution to distribute interim dividend on the shares.

The Supervisory Board may establish rules regarding its decision making process and working methods, in addition to the relevant provisions of the Articles of Association.

Members of the Management Board

As of the Effective Date, the Management Board shall be composed of the following members:

Name	Age	Position	Member Since	Term

Mr. L.A.J. Taylor	41	Chief Executive Officer	Effective Date	Up to AGM in 2011

Mr. H.J.F. Wezenberg	45	Chief Financial Officer	Effective Date	Up to AGM in 2011

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The business address of the members of the Management Board is Joop Geesinkweg 209, 1096 AV Amsterdam, the Netherlands.

Luke Taylor – Chief Executive (date of birth: 13 November 1968)

Luke Taylor, Chief Executive Officer of LBi since 2008, joined LBi group in January 1994. Luke Taylor holds a degree in English Literature from Oxford University, UK.

Another current important board engagement of Luke is board member of EPiServer Group AB.

During the past five years Luke Taylor has been, but is no longer: CEO of LBi UK, board member of LBi Aspect Internet Holdings Limited (UK), Aspect Technologies Limited (UK), LB Icon Limited (UK), LBi UK Holding Limited (UK) and Escador Limited (UK).

Luke Taylor has also had the position of member of the Creative Industries Forum with a mandate to advise the UK Government on how to promote and build the UK’s Creative industries and is a member of George Osborne’s New Enterprise Council.

Huub Wezenberg – Chief Financial Officer (date of birth: 19 April 1965)

Huub Wezenberg, Chief Financial Officer of LBi since 2008, graduated in Business Administration and post doc Accountancy at Vrije Universiteit Amsterdam, the Netherlands. He joined LBi group in September 2000 and is board member of a number of LBi’s subsidiaries. He has also held the position of group controller of LBI International AB.

Members of the Supervisory Board

As of the Effective Date, the Supervisory Board shall be composed of the following members:

Name	Age	Position	Member Since	Term

Mr. F.A. Mulder	68	Chairman	Effective Date	Up to AGM in 2014

Mr. G.W. Fink	62	Member	Effective Date	Up to AGM in 2014

Ms. N. Moosa[1]	40	Member	Effective Date	Up to AGM in 2014

Mr. J.E. Tjaden[2]	60	Member	Effective Date	Up to AGM in 2014

Mr. J. Farrell[3]	53	Member	Effective Date	Up to AGM in 2014

[1]

Nazo Moosa serves as member of the management board of Obtineo as of 29 April 2010 until the Effective Date and shall be appointed as member of the Supervisory Board directly by the holder of the Share A (Carlyle) as of the Effective Date.

[2]

Joost Tjaden serves as member of the management board of Obtineo since its incorporation until the Effective Date and shall be appointed as member of the Supervisory Board from a nomination, drawn up by the holder of the Share B (Janivo) as of the Effective Date.

[3]	John Farrell shall be appointed as of the Effective Date from a nomination, drawn up by the Supervisory Board.

The business address of all members of the Supervisory Board is Joop Geesinkweg 209, 1096 AV Amsterdam, the Netherlands.

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Fred Mulder – chairman (date of birth: 26 October 1941)

Fred Mulder is chairman of the board of LBi since 2007 and member of the board of LBi since 2002. He received his MBA from Harvard Business School, USA.

Other current important Board engagements of Fred Mulder are: chairman of the board of NEThave N.V (Netherlands) and Artilium PLC (UK), co-chairman of the board of Lithium Technology Corporation, Plymouth Meeting (USA), board member of W.P Stewart & Co. Ltd (USA), chairman of Investment Advisory Committee at Greenfield Capital Partners N.V (Netherlands).

During the past five years Fred Mulder has been, but is no longer: board member of Aleri Lab Inc. (USA/UK), Duos Technology Inc. (USA), Spyker Cars N.V (Netherlands), WAYSIS B.V. (Netherlands) and Debitel Nederland N.V. (Netherlands).

Fred Mulder has also had the position of chairman/managing partner of Greenfield Capital Partners N.V. (Netherlands), executive board member of Pon Holdings B.V. (Netherlands), president of Transmark Holding B.V. (Netherlands), Director International Marketing of Xerox Corporation and managing director of Rank Xerox (Netherlands).

George William Fink – member (date of birth: 24 September 1947)

George William Fink is member of the board of LBi since 2009. He studied at Northland College, B.S., Accounting, Harvard, Advanced Management Program for Arthur Young Partners (USA).

Another current important board engagement of George William Fink is board member of MIRUS Information Technology Services Inc. (USA).

During the past five years George William Fink has been, but is no longer, chairman of the board of MIRUS information Technology Services Inc. (USA) and director of Infotech Enterprises Limited (India).

George W. Fink has also had the position of managing director of MIRUS Information Technology Services Inc. (USA) and of managing director and COO of Tele Atlas N.V. (Netherlands).

Nazo Moosa – member (date of birth: 1 February 1970)

Nazo Moosa is director of Carlyle and management board member of Obtineo as from the completion of the BMM acquisition. She received her Bachelor’s Degree in International Economics from UCLA and her MBA from Columbia University (USA).

Other current important board engagements of Nazo Moosa are chairman of the board of bigmouthmedia and board member of 82 Kensington Park Rd. Limited (UK).

During the past five years Nazo Moosa has been, but is no longer, board member of Transics International N.V. (Belgium) and board member of Tidefleet / Oceanbird (ACIS) (UK).

Joost Tjaden – member (date of birth: 14 November 1949)

Joost Tjaden’s current occupation and position is management board member of Obtineo since 2009. He received his MBA, Interfaculty for Business Management from Delft University, Netherlands.

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Other current important board engagements of Joost Tjaden are: chairman of the supervisory board of Wave International (Netherlands), Brabant Alucast International B.V. (Netherlands) and Intivation B.V. (Netherlands), member of the supervisory board of M&R de Monchy (Netherlands), NSI/DSG LP (USA), Miruc Inc. (Canada) and Emerging Market Alternatives LCC (USA).

During the past five years Joost Tjaden has been, but is no longer, managing director of Janivo Holding B.V., member of the board of Fidelio Properties LP (US) and member of the supervisory board of TomTom N.V. (Netherlands).

Joost Tjaden has also had the position of member of the management board of Oranje Nassau Groep B.V. (Netherlands) and president and CEO of TBM Associates Inc. (USA).

John Farrell – member (date of birth: 20 August 1957)

John Farrell is currently a non-executive director and board member of Huntsworth PLC (UK), Albemarle and Bond PLC (UK), Albion Brand Communications Ltd (UK), Voiamo PLC (UK) and Acceleration Ltd (South Africa).

He is also a member of the Board of Governors at Nottingham Trent University, and a consultant to various companies including the European Golf tour and Saatchi and Saatchi.

During the past five years John Farrell has been, but is no longer, board member of D’Arcy Masius Benton & Bowles (USA) and non-executive director of MediaEquals Ltd (UK). John Farrell has also had the position of president and CEO, Specialised Agencies and Marketing Services Worldwide (SAMS) of Publicis Groupe (France), President and CEO of D’Arcy Masius Benton & Bowles (USA) and President and CEO of IMP International.

John received his Bachelors degree in Business Studies from Nottingham Trent University, UK, and has received numerous industry awards. He is a member of various industry bodies on both sides of the Atlantic.

Senior Management

The Management Board is supported by the following senior managers composing Senior Management:

Ewen Sturgeon (date of birth: 4 November 1966)

Ewen Sturgeon is chief executive officer of LBi UK since 2008 and board member of a number of LBi’s subsidiaries. He joined LBi group in August 1992. Ewen Sturgeon holds a degree in Business Studies from Middlesex University, UK.

During the past five years Ewen Sturgeon has been, but is no longer, board member of Heidi Klien Ltd. (UK).

Ewen Sturgeon has also had the position of founding shareholder of Econsultancy (UK/USA) and is currently a director of Econsultancy.com.

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Chris Clarke (date of birth: 29 May 1975)

Chris Clarke has been Chief Creative Officer of LBi since 2008. He joined LBi group in September 2008. He holds a 1st class honours degree from Leicester University, UK.

Chris Clarke has also had the positions of president and executive creative director of Digitas (UK), executive creative director of Modem Media Europe (USA), executive creative director of Wheel (UK) and creative director of Abel & Baker (Sweden).

Alan Davies (date of birth: 1 February 1975)

Alan Davies is chief strategy officer of LBi since 2009 and he is board member of a number of LBi’s subsidiaries. He joined LBi group in April 2001. He holds a B.Sc. and M.Sc. in Physics from Durham University and studied business, manufacturing and management as a postgraduate student at Cambridge University, UK.

Alan Davies has also had the position of lead strategist at N.C.Co. (UK) and he was employed at Mars & Co (USA).

Thomas Elkan Boisen (date of birth: 30 March 1969)

Thomas Elkan Boisen is chief operating officer of LBi since 2009 and he is board member of a number of LBi’s subsidiaries. He joined LBi group in 2000. Thomas Elkan Boisen holds a M.Sc. in Corporate Finance from Copenhagen Business School, Denmark.

Thomas Elkan Boisen has also had the position of business analyst at FLSmiljø and financial controller of Budget Rent a Car Denmark.

Lyndsay Menzies (date of birth: 26 December 1976)

Lyndsay Menzies is Chief Operating Officer of bigmouthmedia since 2008 and she is Geschäftsführer of bigmouthmedia GmbH. She joined BMM group in April 2000. Lyndsay Menzies holds a B.Sc Hons Chemistry from Edinburgh University.

Lyndsay Menzies has also worked at Shell Exploration and Production.

The business address of all members of Senior Management is Joop Geesinkweg 209, 1096 AV Amsterdam, the Netherlands.

Supervisory Board committees

The Supervisory Board has appointed from among its members an audit committee, a remuneration committee and a nomination committee.

Audit committee

The audit committee consists of George Fink (chairman), Joost Tjaden and Nazo Moosa. The tasks performed by the audit committee include reviewing the systems of risk management and internal controls, the integrity of the financial reporting process, the content of the financial statements and the implementation by the Management Board of recommendations made by the auditors of the Company.

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Remuneration committee

The remuneration committee consists of John Farrell (chairman), Fred Mulder and Joost Tjaden. The remuneration committee advises the Supervisory Board with regard to salaries, grants and awards under incentive plans, benefits and overall compensation for officers of the Company. Ultimately the Supervisory Board decides upon remuneration of the Management Board.

Nomination committee

The nomination committee consists of Fred Mulder (chairman), Joost Tjaden and Nazo Moosa. The nomination committee advises the Supervisory Board on the selection criteria and appointment procedures for members of the Management Board and members of the Supervisory Board as well as on proposal for appointments and reappointments, the policy of the Management Board on selection criteria and appointment procedures for Senior Management and the assessment of the functioning of individuals members of the Supervisory Board and the Management Board.

Strategic Advisory Committee

A strategic advisory committee will be formed as of the Effective Date (the “Strategic Advisory Committee”)

The main tasks of the Strategic Advisory Committee are to advise on the developments in the Company’s markets and within the peer group. The Strategic Advisory Committee has no formal powers under the Articles of Association or Dutch law.

The Strategic Advisory Committee will be chaired by Frank Botman (CEO of Cyrte), Michiel Mol (founder of Lost Boys) and Stephen Leach (founder of BMM). The members of the Strategic Advisory Committee are each entitled to a remuneration of €35,000 per annum.

Remuneration

Remuneration 2009

The total remuneration which LBi paid to or for the benefit of members of the board of directors and the CEO of LBi in 2009 amounted to SEK 31,347,000. Until the Effective Date, the members of the management board of Obtineo are not entitled to any remuneration.

The following table denotes the breakdown in remuneration of the board of the CEO and other senior executives of LBi in 2009.

(SEK thousand)	Basic salary/ Remuneration	Other benefits	Pensions	Other remuneration	Total
Fred Mulder (Chairman)	518	—	—	129	647
Katarina G. Bonde	359	—	—	—	359
Michiel Mol	318	—	—	—	318
Robert Pickering[1]	214	—	—	—	214
George William Fink[2]	104	—	—	—	104
Lucas Mees	318	—	—	—	318
Luke Taylor (CEO)	4,803	—	—	—	4,803
Other senior executives[3]	23,655	42	887	—	24,584
Total	30,289	42	887	129	31,347

Remuneration totals do not include the value of share options.

[1]	Robert Pickering was not available for re-election at the AGM of LBi of 6 May 2009.
[2]	George William Fink has been appointed as independent director from the board of directors of LBi as of 6 May 2009.
[3]	This group consists of 7 persons and includes Huub Wezenberg, CFO of the Company following the Effective Date.

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Remuneration policy

According to the Articles of Association, the General Meeting of Shareholders adopts the remuneration policy in respect of the remuneration of the Management Board. The Supervisory Board establishes the remuneration of the individual members of the Management Board, taking into account the policy adopted by the General Meeting of Shareholders, provided that arrangements in the form of Shares or rights to subscribe for Shares are subject to the approval of the General Meeting of Shareholders. Such a proposal must include the number of Shares or rights to subscribe for Shares that may be granted to the members of the Management Board and which criteria apply to a grant or modification. The remuneration of the members of the Supervisory Board consists of a fixed cash remuneration, which is determined by the General Meeting of Shareholders.

The General Meeting of Shareholders has resolved on the policy for remuneration to management in accordance with the following.

The fundamental principle is that remuneration and other terms of employment for management shall be competitive and in accordance with market conditions, in order to ensure that the Company will be able to attract and keep competent management employees. The total remuneration to management shall consist of a fixed annual salary, variable remuneration and other benefits.

In addition to a fixed annual salary the Group management may also receive variable remuneration, based on outcome in relation to financial goals and growth targets within the individual area of responsibility. The variable remuneration of the two members of the Management Board and of the other individuals of the Group management shall amount to a maximum of 100 per cent of the fixed annual salary of the Management Board members respectively the other individuals of the Group management.

Other benefits, such as pension, company car, special health insurance or occupational health service shall be provided to the extent this is considered customary for management employees holding equivalent positions on the employment market where the management employee is active.

At dismissal, the notice period of the Company for all management employees, including Management Board members, shall amount to a maximum of twelve months with a right to redundancy payment after the end of the notice period, equivalent to a maximum of 100 per cent of the fixed and variable salary for a period not exceeding twelve months.

This policy shall apply to individuals who are included in the Group management during the term of application of this policy. The policy shall apply to all new agreements entered into after the adoption of the policy by the General Meeting of Shareholders, and to changes made in existing agreements after this date.

The Management Board shall be entitled to deviate from the policy in individual cases if there are particular grounds for such deviation.

Remuneration as of Effective Date

The members of the Management Board shall continue their services in accordance with their existing agreements. As of the Effective Date, the following amounts shall be paid to the members of the Supervisory Board per annum (until such amounts are amended in accordance with the Articles of Association):

•	Fred Mulder: €70,000;

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•	George William Fink: €50,000;

•	John Farrell: €50,000;

•	Nazo Moosa: €20,000;

•	Joost Tjaden: €20,000.

Share ownership

The number of Shares owned by members of the Management Board, the Supervisory Board and Senior Management as of the Effective Date are as follows:

Number of Shares owned
Luke Taylor (CEO)	743,667
Huub Wezenberg (CFO)	171,666
Fred Mulder	274,500
George William Fink	—
John Farrell	—
Nazo Moosa	—
Joost Tjaden	—
Ewen Sturgeon	666,667

Chris Clarke	—
Alan Davies	—
Thomas Elkan Boisen	1,176
Others	—

Total	1,857,676

The numbers of options as of the Effective Date owned by members of the Management Board, the Supervisory Board and Senior Management are described below under “Employee incentive plans”.

Other information

None of the members of the Management Board, Supervisory Board and Senior Management is, or has been, (i) subject to any convictions in relation to fraudulent offences in the last five years, (ii) in the last five years associated with any bankruptcies, receiverships or liquidations of any entities in which such members held any office, directorships or senior management positions, or (iii) subject to any official public incrimination and/or sanctions of such person by statutory or regulatory authorities (including designated professional bodies), or disqualification by a court from acting as a member of the administrative, management or supervisory bodies of an issuer or from acting in the management or conduct of the affairs of any issuer for at least the previous five years.

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Administrative, management and supervisory bodies conflicts of interest

Other than the fact that two members of the Supervisory Board are not independent for the purposes of the Dutch corporate governance code as described in Chapter 12 “Description of Share Capital and Corporate Governance”, paragraph “Non-compliance with the corporate governance code”, the Company is not aware of any potential conflict of interest between the private interests or other duties of the members of the Management Board, Supervisory Board or Senior Management and their duties and responsibilities to the Company.

No family ties exist among the members of the Management Board, Supervisory Board and Senior Management.

Employee incentive plans

The Company has a Global Share Option Plan (“GSOP”) and a Long Term Incentive Plan (“LTIP”) in place.

The maximum number of Shares available to be awarded under the equity incentive plans as of the Effective Date is 16 million. For the purposes of calculating the number of Shares remaining in the pool, awards or other rights to acquire Shares which lapse or have been released do not count. However, where appropriate, Shares subscribed by the trustees of an employee benefit trust to satisfy rights granted under any equity incentive plans adopted by the Company would count towards these limits. The additional dilution as a result of the LTIP would be up to a maximum of 4% for the LBi Shareholders and up to a maximum of 8% for the Shareholders (assuming that the Rights Offering will be subscribed for up to €10 million).

Global Share Option Plan

Under the GSOP employees have been awarded options to purchase shares in LBi.

Options have been awarded without payment of a premium and the redemption price for the options reflected the market value of an LBi share on the date on which the options were issued. The options cannot be exercised earlier than six months or later than seven years from the date on which they have been issued and on the condition that the holder of the options is still an employee of the LBi group. The award of options was determined by the board of directors, or a committee appointed by the board of directors, with due reference to such criteria as the employee’s performance and his/her position within, and significance for, the group. The purpose of the option program was to create the conditions for maintaining and recruiting competent employees in the group.

At the date of this Prospectus, 4,054,150 outstanding options are granted under the GSOP, which together entitle the holders to purchase 3,460,150 LBi shares. As per the Effective Date, these options will be replaced by new options in the Company on terms corresponding to the options held in LBi. One option in LBi will thus be replaced by one corresponding option in the Company. No new options will be granted under the GSOP.

In the event of a change of control as a result of an offer to acquire the Shares or if the Company is merged into another company, all options may be exercised within 6 months after the date the offer has become unconditional or the effective date of the merger. The options will lapse at the end of the 6-month period, unless the Management Board gives reasonable notice to the option holders before the end of the 6-month period that the options will not lapse. If a person becomes bound or entitled to acquire Shares pursuant to a written agreement which results in a change of control, options may be exercised at any time when that person remains so bound or entitled and then will lapse.

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Long Term Incentive Plan

The LTIP provides for the grant of equity awards to facilitate the recruitment, motivation and retention of executives and employees.

All major decisions relating to the LTIP will be made by the remuneration committee (the “Committee”). The LTIP is discretionary and will only operate in those years that the Committee determines.

Any employee (including executive directors) of a Group company will be eligible to participate in the LTIP at the discretion of the Committee.

Awards may take the form of any of (or a combination of) the following:

•	an option (delivered in the form of a stock appreciation right to be settled either in Shares or cash) at nil cost or such other exercise price as determined by the Committee;

•	an interest in Shares

•	any other type of equity or equity related interest giving substantially the same economic benefit.

Awards may be granted over newly issued Shares, treasury Shares or Shares purchased in the market. Awards under the LTIP will not form part of a participant’s pensionable earnings. Awards are not transferable (other than on death) without the consent of the Committee. No payment will be required for the grant of an award (however payment for receipt of an interest in Shares will be required).

Awards will be granted in the period of six weeks following completion of the Merger (the “Initial Awards”). Thereafter awards may be granted in any period of six weeks following (i) the annual General Meeting of Shareholders; (ii) an announcement by the Company of its interim or final results; (iii) any other time when the Committee determines that exceptional circumstances exist justifying the making of an award (this may, for example, include making awards to recruit key individuals) and (iv) any change or proposed change to legislation, regulation or government directive that affects the LTIP. If there exists any legal or regulatory barrier to making an award, the award will be made within six weeks of such barrier being removed. No individual limits will apply that restrict the value of awards that may be granted to any employee in any financial year.

No vesting period will apply to the Initial Awards. However, the exercise price of the Initial Awards is €4 for the first year and shall thereafter be decreased to €1.20 for  1/3 of the awards, €1.80 for  1/3 of the awards and €2.80 for the remaining  1/3 of the awards. Therefore in order for members of the Management Board, Supervisory Board or Senior Management to receive any value in the 12 months following the grant the price of the Shares will need to exceed €4.

The Committee, at the date of grant, will determine the vesting arrangements in respect of future awards. The minimum vesting period of future awards will be six months from the date of grant. Awards will lapse no later than the seventh anniversary of the date of grant (or such earlier date as determined by the Committee).

A participant who ceases employment at a time when awards have vested will be able to exercise its awards in the six month period (or such longer period as the Committee may determine) following cessation of employment, after which the awards will lapse. Awards held by a participant who ceases employment prior to their vesting will lapse in full.

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In the event of a change of control of the Company where the acquiring company permits outstanding awards to be exchanged for new awards in relation to shares in the acquiring company on a comparable basis, the Committee may require awards to be exchanged. Where no exchange of awards is made, awards will vest in full (to the extent not already vested) and will be exercisable within prescribed time limits up to and following the change of control.

Any alterations to the rules to the advantage of participants governing eligibility and the number of Shares available under the LTIP, must be approved in advance by the General Meeting of Shareholders.

The Committee may grant awards to employees on different terms or establish further plans, as it considers necessary or desirable to take account of or to mitigate or to comply with relevant taxation, securities or exchange control laws provided that the terms of the awards are not overall more favourable than the terms of awards granted to other employees and that any Shares made available under such plans shall count towards the overall limits set out above.

Number of outstanding options

The number of options owned by members of the Management Board and the Supervisory Board, Senior Management and other key employees as per the Effective Date under the GSOP and the number of awards to be granted under the LTIP within 6 weeks after the Effective Date are as follows:

	Number of options under GSOP		Weighted average exercise price	Number of awards under LTIP after the Effective Date	Weighted average exercise price[3]
Luke Taylor	780,000		1.59	3,000,000	1.93
Huub Wezenberg	434,000	[1]	1.60	700,000	1.93
Fred Mulder	—		NA	640,000	1.93
George William Fink	—		NA	480,000	1.93
John Farrel	—		NA	480,000	1.93
Nazo Moosa	—		NA	160,000	1.93
Joost Tjaden	—		NA	160,000	1.93
Ewen Sturgeon	554,000		2.18	2,000,000	1.93
Lindsay Menzies	—		NA	700,000	1.93
Chris Clarke	207,000		1.55	700,000	1.93
Alan Davies	172,500		1.55	700,000	1.93
Thomas Elkan Boisen	270,000		1.77	700,000	1.93
Other employees	1,826,650	[2]	2.88	1,560,316	1.93
Total	4,054,150			11,980,316

[1]	These options entitle to 344,000 Shares.
[2]	These options entitle to 1,322,650 Shares.
[3]

The weighted average exercise price of €1.93 is based on the exercise prices as they apply as of 1 year following the grant of the Initial Awards. These exercise prices are €1.20 for  1/3 of the awards, €1.80 for  1/3 of the awards and €2.80 for the remaining  1/3 of the awards.

Employment agreements

As of the Effective Date, Luke Taylor and Huub Wezenberg have been appointed to the Management Board as CEO and CFO respectively.

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The service agreement of LBi UK Holding Limited (“LBi UK”) and Luke Taylor has an indefinite period and is terminable on 6 months’ written notice by either party. The base salary of Luke Taylor amounts to €500,000 per annum and he is eligible to receive a bonus of 100% of his yearly base salary. Furthermore, he is eligible to participate in the LBi UK’s Group Personal Pension Scheme and to participate in the GSOP. LBi UK is not liable to pay company contributions to or for the benefit of Luke Taylor. At any time on or after notice to terminate the agreement is given by either party Luke Taylor will not, without LBi UK’s prior written consent, be employed or otherwise engaged in the conduct of any business activity which directly conflicts with his duties to LBi for a maximum period of 6 months if so requested by LBi UK. During this period, Luke Taylor will be entitled to receive his salary and all contractual benefits in accordance with his service agreement. In the event of a change of control (the acquisition of control of LBi or LBi UK by any person, together with any person ‘acting in concert’ with that person; or the sale or disposition of more than 75% of LBi UK’s assets), LBi UK shall pay to Luke Taylor an amount equal to the bonus he would have received for the current financial year by assuming that the financial results and criteria determined by LBi UK’s board for the year been met in full (resulting in an amount of €500,000). This agreement is covered by English law.

The employment agreement for an indefinite term of LBi Holding N.V. (“LBi Holding”) and Huub Wezenberg is terminable on 6 months’ written notice by the employer and 3 months’ written notice by Huub Wezenberg. The base salary, including holiday allowance, of Huub Wezenberg amounts to €250,000 gross per annum. In addition, Huub Wezenberg may receive a discretionary bonus of up to 50% of his base salary. He is eligible to participate in LBi Holding’s pension scheme. In case the agreement is terminated by LBi Holding other than (i) for an urgent cause within the meaning of Article 7:678 of the Dutch Civil Code, or (ii) after a period of illness of two years, while the termination was not fully or principally based on any misconduct or lack of conduct, Huub Wezenberg shall be entitled to compensation of an amount equal to his gross annual salary including holiday allowance. This agreement is governed by Dutch law.

The Company has not entered into (service) agreements with members of the Supervisory Board providing for benefits upon termination of such agreement.

Directors indemnification and insurance

In order to attract and retain qualified and talented persons to serve as members of the Management Board or the Supervisory Board, in respect of a sector, region, product group or other internal company structure or segment, the Company provides such persons with protection through a directors’ and officers’ insurance policy.

The Company indemnifies every member of the Management Board and the Supervisory Board, as well as every former member of the Management Board and the Supervisory Board against:

a.	substantiated reasonable costs with respect to conducting a defence (including lawyers fees), at law or otherwise, against third party claims or claims of the Company, including claims for reimbursement of damages, payment of fines, or (judicially imposed) penalty payments; and

b.	financial consequences of court rulings and resolutions of governmental authorities and amounts due relating to settlements that actually and in reasonableness have been paid by that (former) Management Board or Supervisory Board member to third parties, due to an act or failing to act in the performance of his duties as member of the Management Board or Supervisory Board, or any other function he/she performs or has performed at the request of the Company.

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In the event and to the extent that a Dutch court has established by final and conclusive decision that the act or the failing to act could be characterised as seriously culpable, a Management Board or Supervisory Board member cannot claim indemnification. Moreover, a Management Board and Supervisory Board member cannot claim indemnification in the event and to the extent that the indemnified claim is covered by an insurance and the insurer has paid for the indemnified claim, or in the event and to the extent the indemnified claim is not covered by any insurance due to a cause attributable to the Management Board or Supervisory Board member concerned.

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11. PRINCIPAL SHAREHOLDERS

The following table presents information about the ownership of the Shares as of the date of this Prospectus and following the Rights Offering for each existing shareholder of which the Company is aware to beneficially own 5% or more of the Shares.

	Shareholding in Obtineo at the date of this Prospectus	(%)	Shareholding in New LBi following the Rights Offering[1]	(%)
Janivo Holding[2]	13,833,333	20.3%	19,341,585	13.8%

Mol family	—	—	18,787,530	13.4%

Carlyle[3]	17,873,968	26.2%	17,873,968	12.7%

Leach family	14,202,066	20.8%	14,202,066	10.1%

Cyrte investments	13,833,333	20.3%	13,833,333	9.9%

Seamus O’Brien	4,582,291	6.7%	4,582,291	3.3%

[1]

Assuming that rights will be exercised up to a maximum amount of €10 million and that the Mol family will exercise the rights for their entire shareholding in LBi, consisting of 15,509,608 shares for which they have given an irrevocable undertaking towards the Underwriters (see Chapter 15 “The Rights Offering”, section “Rights Offering”) and 593,989 shares for which no such commitment exists.

[2]	Including one B share.
[3]	Including one A share.

The shareholders listed above have the same voting rights as other holders of the Shares. Each Share entitles the holder to one vote at the General Meetings of Shareholders. The A share and the B share carry special rights with respect to the appointment of three Supervisory Board members (for more information see Chapter 10 “Management and Employees”, section “Supervisory Board”, paragraph “Appointment and removal - special rights attached to the share A and the share B”).

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12. DESCRIPTION OF SHARE CAPITAL AND CORPORATE GOVERNANCE

General

The Company is a public company with limited liability (naamloze vennootschap), incorporated under Dutch law as a public limited liability company, by a notarial deed executed on 28 December 2009 under the name Obtineo Netherlands Holding N.V. On 25 February 2010 the boards of directors of LBi and Obtineo announced a proposal regarding a cross-border merger pursuant to which LBI International AB is the disappearing company and Obtineo Netherlands Holding N.V. is the acquiring company. The Merger will be effected by the execution of the Merger Deed on 28 July 2010 and shall become effective as of the day after the execution of the Merger Deed. The articles of association of the Company were amended on 29 April 2010 into the Articles of Association with effect as from the Effective Date.

As a result of the amendment of the articles of association into the Articles of Association, Obtineo Netherlands Holding N.V. will be renamed as LBi International N.V.

Set out below is an overview of outstanding shares, options as well as a brief summary of certain provisions of the Articles of Association and a description of the Company’s compliance with the Dutch corporate governance code. This summary does not purport to give a complete overview and should be read in conjunction with the Articles of Association, together with relevant provisions of Dutch law, and does not constitute legal advice regarding these matters and should not be considered as such.

The term “shares” used in this Chapter comprise the Shares as defined elsewhere in this Prospectus as well as the A share and B share.

Corporate objects

Pursuant to Article 3 of the Articles of Association, the Company’s corporate objects are:

•	to carry on business in the area of digital marketing and technology, especially developing online and offline customer acquisition strategies and the development of digital products and services;

•	to incorporate, to participate in any way whatsoever in, to manage, to supervise businesses and companies;

•	to borrow, to lend and to raise funds, including the issue of bonds, promissory notes or other securities or evidence of indebtedness and to otherwise finance group companies and third parties;

•	to render advice and services to group companies and third parties;

•	to grant guarantees, to bind the Company and to pledge its assets for obligations of group companies and third parties;

•	to acquire, alienate, manage, trade in and exploit registered property, currencies, securities and items of property in general;

•	to develop and trade in patents, trademarks, copyrights, licenses, know-how and other industrial property rights;

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and to do all that is connected therewith or may be conducive thereto, all to be interpreted in the broadest sense.

Share capital

Authorised and issued share capital

As at the date of this Prospectus, the authorised share capital of the Company equals €1,350,000 and is divided in 135 million ordinary shares with a nominal value of €0.01 each.

As of the Effective Date, the Company’s authorised share capital shall amount to €150 million, divided into 600 million shares with a nominal value of €0.25 each, comprising 599,999,998 ordinary shares, one A share and one B share.

Currently, neither the Company nor any of its subsidiaries hold any shares in the capital of the Company. All shares that are outstanding as of the date of this Prospectus are fully paid up. Both members of the Management Board have acquired Shares pursuant to the PIPE and paid up the nominal amount of the Shares. The remaining amount shall convert into a loan granted by the Company as of the Effective Date. (See Chapter 17 “General Information”, section “Material agreements” under “Subscription Agreement”).

The following table sets forth information about the issued share capital of the Company at the date of this Prospectus as at the Effective Date (on the assumption that (i) no further shares in LBi are issued, whether as a result of the exercise or vesting of any options or otherwise, between the date of this Prospectus and the Effective Date and (ii) a total amount of €10 million will be subscribed for in the Rights Offering) and at the date of completion of the Rights Offering.

	Issued share capital
	At the date of this Prospectus	At the Effective Date		At completion of the Rights Offering
Shares	68,191,934	130,215,210	[1]	140,215,210	[1]

[1]	These numbers contain 1 share A and 1 share B.

As indicated above, following the Rights Offering, the Company’s issued share capital will amount to 140,215,210 shares, whereof 140,215,208 ordinary shares (defined as Shares), one A share and one B share, each with a nominal value of €0,25. The A share will be held by Carlyle and the B share will be held by Janivo.

Each share entitles the holder to one vote at the General Meetings of Shareholders. The A share and the B share carry special rights with respect to the appointment of three Supervisory Board members. The A share and the B share shall automatically convert into one ordinary share each upon their transfer or succession or as of the moment the holder thereof is no longer entitled to exercise the special rights due to a reduction of its shareholding below the agreed percentage (for more information see Chapter 10 “Management and Employees”, section “Supervisory Board”, paragraph “Appointment and removal - special rights attached to the share A and the share B”).

Form and trading of Shares

All Shares are to be registered (aandelen op naam) and are traded through the book-entry facilities of Euroclear Netherlands. No share certificates (aandeelbewijzen) are issued. Transfer of Shares out of a collective depot or a girodepot is excluded. The Management Board is responsible for keeping a shareholders’ register.

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History of share capital

At the date of incorporation of Obtineo the issued share capital amounted to 27,666,666 shares, with a nominal value of €0.01 each, held by Janivo and Cyrte. The total issued share capital of the Company on the date of this Prospectus amounts to 68,191,934 Shares, each with a nominal value of €0.01 (for more information see Chapter 11 “Principal Shareholders”).

The following table sets forth a summary of history of the share capital development of BMM.

Financial year (1 July / 30 June)	Event	Number of ordinary shares	Number of Class A shares	Number of Class B shares	Number of shares (not held by BMM)	Share capital (not held by BMM)	Change in number of shares	Change in share capital

30 June 2006		3,550	11,900	37,450	52,900	52,900

2006/2007	New issue / share buy- back	11,100	29,450	27,300	67,850	67,850	14,950	14,950

2006/2007	New issue	29,550	29,450	34,850	93,850	93,850	26,000	26,000

2007/2008	New issue / share buy- back	37,100	29,450	8,200	74,750	74,750	–19,100	–19,100

2008/2009		37,100	29,450	8,200	74,750	74,750

Note: the main differences between the share classes in BMM are the following:

[1]

The holders of A shares and ordinary shares have one vote per €50 of shares and the holders of A shares only have veto rights with respect to certain resolutions of the shareholders’ meeting. With respect to resolutions of the shareholders’ meeting, the holders of B shares shall not be vested with any voting rights as far as legally permitted.

[2]	The A shares, ordinary shares and the B shares rank pari passu for any distributions and on a return of capital.
[3]	The A shareholders have the right to nominate up to three and the ordinary shareholders have the right to nominate two BMM supervisory board members. The B shareholders have no such right.
[4]

The holders of the A shares only shall be entitled to have one or two representatives (for that class of shares) (the “Observers”) attend all meetings of BMM’s supervisory board and all committees thereof (whether in person, by telephone or otherwise) in a non-voting, observer capacity and the chairman shall provide such Observers, concurrently with the members of the supervisory board, and in the same manner, notice of such meeting and a copy of all materials provided to such members. The holders of the ordinary shares and B shares do not have this right.

[5]

The shareholders’ meeting may suspend the foregoing provisions with the majority consent of the shareholders, but not without the majority consent of the holders of A shares and may refrain from establishing a supervisory board.

On 31 December 2009, the issued share capital of BMM comprised of 93,850 shares, of which 19,100 were held by BMM.

For an overview of the history of the share capital development of LBi, reference is made to the table “Changes in parent company’s equity” in the Annual Report 2009, Annual Report 2008 and Annual Report 2007. On 31 March 2010, the issued share capital of LBi comprised 62,023,276 shares.

Outstanding options and other entitlements to Shares

The following table sets forth the number of outstanding options prior to the Effective Date to acquire shares in LBi, which will be replaced at the Effective Date by options to acquire Shares (on the

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assumption that no further options are granted under the Global Share Option Plan between the date of this Prospectus and the Effective Date). The warrants set forth in the table relate to the outstanding options under the GSOP prior to the Effective Date and will be cancelled at the Effective Date.

	Outstanding options, awards and warrants
	At the date of this Prospectus	At the Effective Date

Options under the GSOP[1]	4,054,150	4,054,150

Warrants relating to the GSOP	3,042,445	—

Awards under the LTIP[2]	—	—

1	Entitling to 3,460,150 Shares.
2	Reference is made to Chapter 10 “Management and Employees” section “Number of outstanding options” for the numbers of awards to be granted under LITP within 6 weeks after the Effective Date.

Reference is also made to Chapter 10 “Management and Employees”, section “Employee incentive plans”, for a description of the plans.

Summary of the Articles of Association

The following description summarises certain provisions of the Articles of Association relating to the Shares, as becoming in force at the Effective Date. For a description of the provisions of the Articles of Association relating to Management Board and Supervisory Board reference is made to Chapter 10 “Management and Employees”.

This summary does not purport to be complete, and is subject to, and qualified in its entirety by reference to the Articles of Association, as well as to the relevant provisions of Dutch law.

General Meeting of Shareholders

A General Meeting of Shareholders shall be convened by the Management Board or the Supervisory Board. The General Meetings of Shareholders shall be held at Amsterdam, Haarlemmermeer (including Schiphol Airport), Rotterdam, Utrecht, Eindhoven or The Hague.

Each holder of shares in the capital of the Company shall be entitled to attend the General Meeting of Shareholders, to address such meeting and, to the extent applicable, to exercise his voting rights. The Management Board must be notified in writing of a shareholder’s intention to attend the meeting. Such notice must be received by the Management Board no later than on the date specified in the notice of the meeting. The Management Board may determine that the voting rights may be exercised by means of electronic communication.

Shareholders may only attend the General Meeting of Shareholders and participate in the voting in respect of shares which are registered in their name on the record date as specified in the notice of the meeting. The record date will be on the 28th day prior to the date of the meeting.

The notice of the meeting shall be effected no later than on the 42th day prior to the date of the meeting and shall state the items to be dealt with, the items to be discussed and which items are to be voted on, the place and time of the meeting, the procedure for participating at the meeting by written proxy-holder, the address of the website of the Company and, if applicable, the procedure for participating at the meeting and exercising one’s right to vote by electronic means of communication.

Shareholders individually or jointly representing at least 1% of the issued share capital or a value of €50 million (which thresholds will be replaced by one threshold of 3% of the issued share capital, once the

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legislative proposal to that effect has come into force) have the right to request the Management Board or the Supervisory Board to place items on the agenda of the General Meeting of Shareholders. Such item shall be included in the notice or shall be notified in the same way as the other subjects for discussion, if the Company has received the request (including the reasons for such request) not later than sixty (60) days before the day of the meeting.

Except where the law or the Articles of Association require a qualified majority, all resolutions shall be adopted by absolute majority of the votes cast.

Issue of Shares and pre-emptive rights and granting of rights to subscribe for Shares

In general, each holder of the Company ordinary shares shall have a pre-emptive right to subscribe for newly issued ordinary shares, pro rata to the aggregate amount of that holder’s ordinary shares. Such pre-emptive rights do not apply, however, in respect of (i) ordinary shares issued for a non-cash contribution, and (ii) ordinary shares issued to employees of the Company or its subsidiaries. Holders of ordinary shares do not have pre-emptive rights to subscribe for an issue of preference shares.

The Articles of Association designate the Management Board, for a period of eighteen months from the Effective Date, as the corporate body authorised to issue shares, and/or to limit or exclude pre-emptive rights in relation to an issuance of shares with the prior approval of the Supervisory Board. This designation may be extended, either by an amendment to the Articles of Association, or by a resolution of the General Meeting of Shareholders, for a period not exceeding eighteen months in each case.

If the authority to issue shares has not been designated to the Management Board, or if the number of shares to be issued exceeds the authority of the Management Board, the issuance of shares shall require a resolution of the General Meeting of Shareholders, to be adopted following a proposal thereto of the Supervisory Board.

No resolution of the General Meeting of Shareholders or the Supervisory Board is required for an issue of shares pursuant to the exercise of a previously granted right to subscribe for shares.

These provisions shall apply correspondingly to the granting of rights to subscribe for shares, but shall not be applicable to the issue of shares to persons exercising a previously granted right to subscribe for shares.

Acquisition of Shares in the Company’s capital

The Company may not subscribe for its own shares on issue. The Company may acquire its own fully paid shares at any time for no consideration. Furthermore, subject to certain provisions of Dutch law and the Articles of Association, the Company may acquire fully paid shares in its own capital if (i) its shareholders’ equity less the payment required to make the acquisition, does not fall below the sum of the paid-in and called-up share capital plus the reserves as required to be maintained by Dutch law or by the Articles of Association and (ii) the Company and its subsidiaries would thereafter not hold shares or hold a pledge over the Company’s shares with an aggregate nominal value exceeding fifty percent (50%) of the Company’s issued share capital.

Other than those shares acquired for no consideration, shares may only be acquired if the General Meeting of Shareholders has authorised the Management Board thereto. This authorisation shall remain valid for a maximum of eighteen months. In the authorisation, the General Meeting of Shareholders must specify the number of shares or depositary receipts therefore which may be acquired, the manner in which they may be acquired and the limits within which the price must be set. Such an acquisition also requires the prior approval of the Supervisory Board.

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No authorisation from the General Meeting of Shareholders is required for the acquisition of fully paid shares for the purpose of transferring these shares to employees of the Company or of a group company under a scheme applicable to such employees (share option plan), provided that such shares are listed on a stock exchange. Any shares the Company holds in its own capital may not be voted or counted for voting quorum purposes.

Shares in the Company’s own capital may be disposed of pursuant to a resolution of the Management Board. Such a resolution shall be subject to the prior approval of the Supervisory Board.

Reduction of Share capital

The General Meeting of Shareholders may, at the proposal of the Supervisory Board, resolve to reduce the Company’s issued and outstanding share capital by cancelling shares, or by amending the Articles of Association to reduce the nominal value of the shares. A resolution to cancel may only relate to shares held by the Company itself or for which it holds the depositary receipts.

Dividends and other distributions

The Company may only make distributions to its shareholders in so far as its equity does not fall below the sum of the paid-in and called-up share capital plus the reserves as required to be maintained by Dutch law and the Articles of Association.

Under the Articles of Association, if possible, a dividend shall first be paid on the share A and the share B in the amount of 4% per annum of their nominal value of €0.25 each. If, in a financial year, no profit is made or the profits are insufficient to allow the distribution provided for in the preceding sentences, the deficit shall be paid at the expense of the profits earned in following financial years.

After distribution of dividends on the share A and the share B, the Management Board determines allocation of the profits remaining, provided that no further distributions shall be made on the share A and the share B. Each year, the Management Board may, subject to the prior approval of the Supervisory Board, determine which part of the profits shall be reserved. The part of the profit remaining after reservation shall be at the disposal of the General Meeting of Shareholders (for more information see also Chapter 5 “Dividends and Dividend Policy”, paragraph “Dividend policy” and for more information regarding the share A and the share B see also Chapter 10 “Management and Employees”, section “Supervisory Board”, paragraph “Appointment and removal - special rights attached to the share A and the share B”).

Under the Articles of Association, the Company may only make a distribution of profits to its shareholders after adoption of the annual accounts if permissible under the law given the contents of the annual accounts. The Management Board may, however, subject to the prior approval of the Supervisory Board, declare an interim dividend. The General Meeting of Shareholders may, furthermore, upon the proposal of the Supervisory Board, resolve that a distribution is made from its equity in so far as its equity after the dividend payment does not fall below the sum of the paid-in and called-up share capital plus the reserves as required to be maintained by Dutch law and the Articles of Association. The General Meeting of Shareholders may, upon the proposal of the Supervisory Board, resolve that a distribution shall not be paid in whole or in part in cash, but in shares or in any other form.

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The company body competent to issue shares, grant rights to subscribe for shares and restrict or exclude pre-emptive rights in relation to an issuance of shares, and/or to grant rights to subscribe for shares, shall be authorised to resolve that in respect of any issuance of shares and/or granting of rights for shares, the nominal value of these shares shall be paid up on account of the Company’s equity, to the extent it exceeds the aggregate of the paid in and called up part of the Company’s share capital and the reserves which must be maintained pursuant to the law and to resolve that pre-emptive rights in respect of such issuance or granting are restricted or limited.

Claims to dividends and other distributions not made within five (5) years from the date that such dividends or distributions became payable, will lapse and any such amounts will be considered to have been forfeited to the Company.

Amendment to the Articles of Association

The General Meeting of Shareholders may resolve to amend the Articles of Association by a resolution adopted by a majority of not less than two thirds of the votes cast, at the proposal of the Supervisory Board.

Dissolution and liquidation

In the event of dissolution of the Company pursuant to a resolution of the General Meeting of Shareholders, the members of the Management Board will be responsible for the liquidation of the business of the Company and the Supervisory Board will be responsible for supervision thereof.

In the event of the dissolution and liquidation of the Company, the assets remaining after payment of all debts and liquidation expenses shall first, in so far as possible, be paid on the share A and the share B: (i) as repayment, an amount equal to the nominal value of such shares; and (ii) any missing preferred dividends, to be calculated for this purpose over the period ending on the day this amount is made payable. The remainder shall be transferred to the holders of the other shares in proportion to the aggregate nominal value of the shares held be each of them.

Corporate governance code

On 9 December 2003, the Dutch Corporate Governance Committee, also known as the Tabaksblat Committee, released the Dutch corporate governance code (the “Code”). With effect from 1 January 2009, the Code has been amended. The Code contains principles and best practice provisions for the management board, the supervisory board, shareholders and general meetings of shareholders and audit and financial reporting. The Code inter alia applies to all companies whose registered office are in the Netherlands and whose shares or depositary receipts for shares have been admitted to listing and to trading on a regulated market.

Companies to which the Code applies are required to disclose in their annual reports whether or not they apply the provisions of the Code that relate to the management board or supervisory board and, if they do not apply, to explain the reasons why. The Code provides that if a company’s general meeting of shareholders explicitly approves the corporate governance structure and policy and endorses the explanation for any deviation from the best practice provisions, such company will be deemed to have applied the Code.

The Company acknowledges the importance of good corporate governance and generally agrees with the principles of the Code.

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The Company fully supports the principles and best practice provisions of the Code and applies with the relevant best practice provisions of the Code, subject to the exceptions set out below.

Non-compliance with the corporate governance code

The practices where the Company is not in compliance with the Code are the following:

II.2.9	The Company may not grant its management board members any personal loans, guarantees or the like unless in the normal course of business and on terms applicable to the personnel as a whole, and after approval of the supervisory board. No remission of loans may be granted.

In order to commit the members of the Management Board to continue their services for the Company, they have acquired Shares pursuant to the PIPE. Both members paid up the nominal amount of the Shares. The remaining amount of €0.95 per Share shall convert into a loan granted by the Company as of the Effective Date. The loans bear an interest of 5% per annum and shall be repaid within 4 years following the Effective Date.

II.2.3	In determining the level and structure of the remuneration of management board members, the supervisory board shall take into account, among other things, the results, the share price performance and non-financial indicators relevant to the long term objectives of the company, with due regard for the risks to which variable remuneration may expose the enterprise.

In addition to a fixed annual salary the members of the Management Board may also receive variable remuneration, based on outcome in relation to financial goals and growth targets within the individual area of responsibility. Under the 2010 remuneration policy they qualify for a short-term incentive compensation which is subject to the achievement of short term performance targets. The Company believes that although the targets relate to the performance during the year for which the targets are set, these targets support the long-term financial objectives of the Group.

II.2.4	If options are granted, they shall, in any event, not be exercised in the first three years after the date of granting. The number of options to be granted shall be dependent on the achievement of challenging targets specified beforehand.

The Company believes that the performance of the Group depends in large part on the continued services of its members of the Management Board and key employees. In view hereof, it is deemed essential that the Company is in a position to offer internationally competitive remuneration packages to qualified members of the Management Board. The Initial Awards which will be granted (among others) to members of the Management Board will not be subject to any vesting conditions, although for any value to be delivered to the grantees in the first year the price of the Shares would need to exceed €4. Any future awards which may be granted to members of the Management Board under the LTIP will vest, subject to a time condition only, after a vesting period of at least 6 months from the date of grant.

III.2.1	All supervisory board members, with the exception of not more than one person, shall be independent within the meaning of best practice provision III.2.2.

III.5.1	(..) The terms of reference may provide that a maximum of one member of each committee may not be independent within the meaning of best practice provision III.2.2. (..).

As further described elsewhere in this Prospectus, the Company has two shareholders (Carlyle and Janivo) that acquired a material shareholding in the Company in consideration for certain contributions to the capital of the Company. As part of these investments in the Company, Carlyle negotiated a right to appoint one Supervisory Board member and Janivo negotiated a right to make a binding nomination

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for the appointment of one Supervisory Board member. It also has been agreed that these members may become part of those committees of the Supervisory Board that would benefit most from their specific expertise and knowledge. The two Supervisory Board members currently contemplated to be appointed following these nomination and appointment rights do not qualify as independent within the meaning of best practice provision III.2.2 of the Code and are envisaged to become members of the nomination committee and the audit committee of the Supervisory Board.

III.3.6	The supervisory board shall draw up a retirement schedule in order to avoid, as far as possible, a situation in which many supervisory board members retire at the same time. (..).

This best practice provision of the Code requires the Company to draw up a retirement schedule to avoid the situation in which many Supervisory Board members retire at the same time. All five contemplated Supervisory Board members will, in principle, be in office for a term of four years and these terms may be extended if the relevant members are re-appointed. In view of these relatively long terms, there is currently no urgency to draw up a retirement schedule. However, the Company will revisit the need for a retirement schedule nearer to the end of the term of the first Supervisory Board members in consultation with those members.

III.4.4	The vice-chairman of the supervisory board shall deputise for the chairman when the occasion arises. By way of addition to best practice provision III.1.7, the vice-chairman shall act as contact for individual supervisory board members and management board members concerning the functioning of the chairman of the supervisory board.

As different Supervisory Board members may be unavailable to attend meetings from time to time, the Supervisory Board wishes to reserve the flexibility to appoint a vice-chairperson on an ad hoc basis. In addition, given the contemplated composition of the Supervisory Board, the Company feels that the additional tasks envisaged by the Code for the vice-chairperson in case the chairperson is absent would become overly burdensome for one person if combined with the duties in Supervisory Board meetings and General Meetings of Shareholders. The Company therefore wishes to reserve the right to allocate the respective duties of the vice-chairperson among two different Supervisory Board members from time to time when the need arises.

III.7	The general meeting shall determine the remuneration of supervisory board members. The remuneration of a supervisory board member is not dependent on the results of the company.

In accordance with best practice principle III.7, the General Meeting of Shareholders will determine the maximum remuneration of Supervisory Board members. The Company, however, also acknowledges the need to attract and retain the best individuals for the respective Supervisory Board positions, which may require some flexibility in terms of remuneration. In order to balance this best practice principle and the desired flexibility, the Company will allow the Supervisory Board to allocate the relevant remuneration to individual Supervisory Board members within the limits determined by the general meeting.

III.7.1	A Supervisory Board member may not be granted any shares and/or rights to shares by way of remuneration.

In order to attract and retain excellent individuals to take a seat at the Supervisory Board, the Company wishes to allow its Supervisory Board members to obtain a limited number of awards under any approved equity incentive plan. The Initial Awards which will be granted (among others) to members of the Supervisory Board will not be subject to any vesting conditions, although for any value to be delivered to the grantees in the first year the price of the Shares would need to exceed €4. Any future awards which may be granted to members of the Supervisory Board under the LTIP will vest, subject to a time condition only, after a vesting period of at least 6 months from the date of grant.

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Disclosure of information

As a Dutch company listed on Euronext Amsterdam, the Company is required to publish its annual accounts within four months after the end of each financial year and its half-yearly figures within two months after the end of the first six months of each financial year. In addition, the Company is obliged to publish interim management statements (inter alia containing an overview of important transactions and their financial consequences) in the period starting ten weeks after and six weeks before the first and second half of each financial year.

The Company must also make public certain inside information (“Inside Information”) by means of a press release and on its website. Pursuant to the Financial Supervision Act, Inside Information is knowledge of concrete information directly or indirectly relating to the issuer or the trade in its securities which has not been made public and publication of which could significantly affect the trading price of the securities Inside Information. The Financial Supervision Act contains specific rules intended to prevent insider trading (see under “Insider trading and market manipulation” below).

Obligations of Shareholders to make a public offer

The European Directive on Takeover Bids (2004/25/EC) has been implemented in Dutch legislation in the Financial Supervision Act. Pursuant to the Financial Supervision Act, a shareholder who acquires 30% of the voting rights of the Company has the obligation to launch a public offer for all the Shares. The legislation also applies to persons acting in concert who jointly acquire 30% of the voting rights.

Squeeze out procedures

Pursuant to Article 2:92a of the Dutch Civil Code, a shareholder who for his own account contributes at least 95% of the Company’s issued capital may institute proceedings before the Enterprise Chamber of the Amsterdam Court of Appeal against the other Shareholders jointly for the transfer of their Shares to the claimant. The Enterprise Chamber may grant the claim for squeeze out in relation to all minority Shareholders and will determine the price to be paid for the Shares, if necessary upon advice of one or three experts.

The offeror under a public offer is also entitled to start a squeeze out procedure, within three months after the public offer, if following the public offer he holds at least 95% of the Shares and represents at least 95% of the total voting rights attached to the Shares. In the event of a mandatory offer, the mandatory offer price is in principle deemed to be a reasonable price, which has to be accepted by minority Shareholders. In the event of a voluntary public offer, the offered price is considered reasonable if at least 90% of the Shares have been acquired.

The same legislation also entitles each remaining minority Shareholder to demand a squeeze out if the offeror has acquired at least 95% of the Shares held by him, representing at least 95% of the total voting rights. This procedure must be initiated with the Enterprise Chamber within three months after the end of the period for tendering Shares in the public offer. With regard to the price per Share to be paid by the majority Shareholder, the same procedure as for squeeze out proceedings initiated by the offeror, as set out in the previous paragraph, applies.

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Notification of holdings of voting rights and capital interest

Pursuant to the Financial Supervision Act, upon the Company becoming a listed company, each shareholder who holds a substantial holding in the Company should forthwith notify the AFM of such substantial holding. Substantial holding means the holding of at least 5% of the Shares or the ability to vote on at least 5% of the total voting rights.

Furthermore, any person who, directly or indirectly, acquires or disposes of an interest in the share capital or voting rights must without delay give notice to the AFM, if, as a result of such acquisition or disposal, the percentage of capital interest or voting rights held by such person, directly or indirectly, reaches, exceeds or falls below the following thresholds: 5%, 10%, 15%, 20%, 25%, 30%, 40%, 50%, 60%, 75% and 95%.

The Company is required to notify the AFM without delay of any changes in its share capital if its share capital has changed by 1% or more compared to the previous disclosure in respect of its share capital. The Company is also required to notify the AFM without delay of any changes in the voting rights, insofar as it has not already been notified at the same time as a related change in its share capital. Changes in its share capital and voting rights of less than 1% must also be notified; these changes can be notified at any time but at the latest within eight days after the end of each calendar quarter. The AFM will publish such notifications in a public register. If, as a result of such change, a person’s direct or indirect interest in the share capital or voting rights passively reaches, exceeds or falls below the abovementioned thresholds, the person in question must give notice to the AFM no later than the fourth trading day after the AFM has published the change in the share capital and/or voting rights in the public register.

In addition, annually within four weeks after the end of the calendar year, every holder of 5% or more of the shares or voting rights whose interest has changed in the period after his most recent notification to the AFM, which change relates to the composition of the notification as a result of certain acts (e.g., the exchange of shares (an actual interest) for depositary receipts for shares (which is a potential interest) or the exercise of a right to acquire shares (pursuant to which the potential interest becomes an actual interest) must notify the AFM of such changes.

A person is deemed to hold the interest in the share capital or voting rights that is held by its controlled undertakings as defined in the Financial Supervision Act. The controlled undertaking does not have a duty to notify the AFM because the interest is attributed to the undertaking in control, which as a result has to notify the interest as an indirect interest. Any person, including an individual, may qualify as an undertaking in control for the purposes of the Financial Supervision Act. A person who has a 5% or larger interest in the share capital or voting rights and who ceases to be a controlled undertaking for purposes of the Financial Supervision Act must without delay notify the AFM. As of that moment, all notification obligations under the Financial Supervision Act will become applicable to the former controlled undertaking.

For the purpose of calculating the percentage of capital interest or voting rights, amongst others, the following interests must be taken into account: (i) shares or depositary receipts for shares or voting rights directly held (or acquired or disposed of) by any person, (ii) shares or depositary receipts for shares or voting rights held (or acquired or disposed of) by such person’s controlled undertakings or by a third party for such person’s account or by a third party with whom such person has concluded an oral or written voting agreement (including a discretionary power of attorney), (iii) voting rights acquired pursuant to an agreement providing for a temporary transfer of voting rights against a payment, and (iv) shares or depositary receipts for shares or voting rights which such person, or any controlled undertaking or third party referred to above, may acquire pursuant to any option or other right held by such person (including, but not limited to, on the basis of convertible bonds). As a consequence, the notification should indicate whether the interest is held directly or indirectly, and whether the interest is an actual or a potential interest.

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A holder of a pledge or right of usufruct in respect of shares or depositary receipts for shares can also be subject to the reporting obligations of the Financial Supervision Act, if such person has, or can acquire, the right to vote on the shares or, in the case of depositary receipts for shares, the underlying shares. If a pledgee or usufructuary acquires the voting rights on the shares or depositary receipts for shares, this may trigger a corresponding reporting obligation for the holder of the shares or depositary receipts for shares. Special rules apply with respect to the attribution of shares or depositary receipts for shares or voting rights which are part of the property of a partnership or other community of property.

The Financial Supervision Act contains detailed rules that set out how its requirements apply to certain categories of holders, including but not limited to (managers of) investment funds, investment managers, custodians, market makers, clearing and settlement institutions, brokers and credit institutions.

The notifications referred to in this paragraph should be made in writing by means of a standard form or electronically through the notification system of the AFM. The AFM keeps a public register of all notifications made pursuant to these disclosure obligations and publishes all notifications received by it. Non-compliance with these disclosure obligations is an economic offence and may lead to criminal charges. The AFM may impose administrative penalties or a cease-and-desist order under penalty for non-compliance. If criminal charges are pressed, it is no longer allowed to impose administrative penalties and vice versa. Furthermore, a civil court can impose measures against any person who fails to notify or incorrectly notifies the AFM of matters required to be correctly notified. A claim requiring that such measures be imposed may be instituted by the Company and/or one or more Shareholders who alone or together with others represent(s) at least 5% of the Company’s issued and outstanding share capital. The measures that the civil court may impose include:

(i)	an order requiring the person violating the disclosure obligations under the Financial Supervision Act to make appropriate disclosure;

(ii)	suspension of voting rights in respect of such person’s Shares for a period of up to three years as determined by the court;

(iii)	voiding a resolution adopted by a General Meeting of Shareholders, if the court determines that the resolution would not have been adopted but for the exercise of the voting rights of the person who is obliged to notify, or suspension of a resolution until the court makes a decision about such voiding; and

(iv)	an order to the person violating the disclosure obligations under the Financial Supervision Act to refrain, during a period of up to five years as determined by the court, from acquiring the Shares and/or voting rights in the Shares.

It is envisaged that a threshold for shareholders of 3% will be added, pursuant to a draft bill on the amendment of the Financial Supervision Act. In addition, on the basis of this draft bill, the Company would be obliged to publish its strategy on its website. In connection therewith, shareholders with a capital interest of 3% or more will have to disclose whether they have any objections against the published strategy.

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There is another draft bill, also amending the Financial Supervision Act, which includes an extension of the notification obligations in respect of substantial holdings on the basis of economic long positions. Pursuant to the proposal the notification obligations would be extended to voting rights and capital holdings in financial instruments of which the value depends on the increase in value of the shares or dividend rights and which will be settled other than in those shares. On the basis of this proposal, (legal) persons which/who hold certain financial instruments such as contracts for differences and total return equity swaps should notify their interest as of 3%.

It is unclear if and when the above described proposed legislation will become effective. Once effective, the definitive amendment of the Financial Supervision Act may deviate from the above described proposals, due to amendments made during the legislative process.

Insider trading and market manipulation

The rules on preventing market abuse set out in the Financial Supervision Act are applicable to the Company, the members of the Management Board and the Supervisory Board, other insiders and persons performing or conducting transactions in the securities of the Company. Certain important market abuse rules set out in the Financial Supervision Act that are relevant for investors are described hereunder.

It is prohibited for any person to make use of Inside Information within or from the Netherlands or a non-EU member state by conducting or effecting a transaction in the Shares. In addition, it is prohibited for any person to pass on Inside Information relating to the Company or the trade in its securities to a third party or to recommend or induce, on the basis of Inside Information, any person to conduct a transaction in securities of the Company. Furthermore, it is prohibited for any person to manipulate the market, for instance by conducting transactions which could lead to an incorrect or misleading signal of the supply of, the demand for or the price of the securities.

Insiders within the meaning of the Financial Supervision Act are obliged to notify the AFM, ultimately on the fifth trading day after the transaction date, when they carry out or cause to be carried out, for their own account, a transaction in the Shares or in securities the value of which is at least in part determined by the value of the Shares. Insiders within the meaning of the Financial Supervision Act in this respect are: (i) members of the Management Board and the Supervisory Board, (ii) other persons who have a managerial position and in that capacity are authorised to make decisions which have consequences for future development and business prospects and who, on a regular basis, can have access to Inside Information relating, directly or indirectly, to the Company, and (iii) certain persons closely associated with the persons mentioned under (i) and (ii) designated by the Dutch Market Abuse Decree (Besluit marktmisbruik Wft).

This notification obligation does not apply to transactions based on a discretionary management agreement as described in Article 8 of the Dutch Market Abuse Decree. Under certain circumstances, the notification may be delayed until the date on which the value of the transactions amounts to €5,000 or more in the calendar year in question

The AFM keeps a public register of all notifications made pursuant to the Financial Supervision Act.

Non-compliance with the Dutch market abuse rules set out in this Chapter could constitute an economic offense and/or a crime (misdrijf) and could lead to the imposement of administrative fines by the AFM. The public prosecutor could press criminal charges resulting in fines or imprisonment. If criminal charges are pressed, it is no longer allowed to impose administrative penalties and vice versa.

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Pursuant to the market abuse rules set out in the Financial Supervision Act, the Company has adopted a code of conduct in respect of the reporting and regulation of transactions in the Company’s securities by members of the Management Board and Supervisory Board and the Company’s employees. Further, the Company has drawn up a list of persons working for the Company who could have access to Inside Information on a regular basis and the Company has informed the persons concerned of the rules against insider trading and market manipulation including the sanctions which can be imposed in the event of a violation of those rules.

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13. TAXATION

This is a general summary and the tax consequences as described here may not apply to a holder of Shares. Any potential investor should consult his own tax adviser for more information about the tax consequences of acquiring, owning and disposing of Shares in his particular circumstances.

This taxation summary solely addresses the principal Dutch tax consequences of the acquisition, ownership and disposal of Shares. It does not consider every aspect of taxation that may be relevant to a particular Holder of Shares under special circumstances or who is subject to special treatment under applicable law. Where in this summary English terms and expressions are used to refer to Dutch concepts, the meaning to be attributed to such terms and expressions shall be the meaning to be attributed to the equivalent Dutch concepts under Dutch tax law. This summary also assumes that the Company is organised, and that its business will be conducted, in the manner outlined in this Prospectus. A change to such organisational structure or to the manner in which its business is conducted may invalidate the contents of this summary, which will not be updated to reflect any such change.

This summary is based on the tax law of the Netherlands (unpublished case law not included) as it stands at the date of this Prospectus. The law upon which this summary is based is subject to change, perhaps with retroactive effect. Any such change may invalidate the contents of this summary, which will not be updated to reflect such change.

Where in this Dutch taxation paragraph reference is made to a “Holder of Shares”, that concept includes, without limitation,:

1.	an owner of one or more Shares who in addition to the title to such Shares, has an economic interest in such Shares;

2.	a person who or an entity that holds the entire economic interest in one or more Shares;

3.	a person who or an entity that holds an interest in an entity, such as a partnership or a mutual fund, that is transparent for Dutch tax purposes, the assets of which comprise one or more Shares, within the meaning of 1. or 2. above; or

4.	a person who is deemed to hold an interest in Shares, as referred to under 1. to 3., pursuant to the attribution rules of article 2.14a, of the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001), with respect to property that has been segregated, for instance in a trust or a foundation.

Taxes on income and capital gains

Resident Holders of Shares

General

The summary set out in this section “Taxes on income and capital gains – Resident Holders of Shares” applies only to a Holder of Shares who is a “Dutch Individual” or a “Dutch Corporate Entity”.

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For the purposes of this section a Holder of Shares is a “Dutch Individual” if he satisfies the following tests:

a.	he is an individual;

b.	he is resident, or deemed to be resident, in the Netherlands for Dutch income tax purposes, or he has elected to be treated as a resident of the Netherlands for Dutch income tax purposes;

c.	his Shares and any benefits derived or deemed to be derived therefrom have no connection with his past, present or future employment, if any; and

d.	his Shares do not form part of a substantial interest (aanmerkelijk belang) or a deemed substantial interest in the Company within the meaning of Chapter 4 of the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001).

Generally, if a person holds an interest in the Company, such interest forms part of a substantial interest, or a deemed substantial interest, in the Company if any one or more of the following circumstances is present:

1.	A person – either alone or, in the case of an individual, together with his partner (partner), if any – owns, or pursuant to article 2.14a, of the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001) is deemed to own, directly or indirectly, either a number of shares in the Company representing five per cent. or more of the Company’s total issued and outstanding capital (or the issued and outstanding capital of any class of the Company’s shares), or rights to acquire, directly or indirectly, shares, whether or not already issued, representing five per cent. or more of the Company’s total issued and outstanding capital (or the issued and outstanding capital of any class of the Company’s shares), or profit participating certificates (winstbewijzen) relating to five per cent. or more of the Company’s annual profit or to five per cent. or more of the Company’s liquidation proceeds.

2.	A person’s shares, profit participating certificates or rights to acquire shares or profit participating certificates in the Company have been acquired by him or are deemed to have been acquired by him under a non-recognition provision.

3.	A person’s partner or any of his relatives by blood or by marriage in the direct line (including foster-children) or any of those of his partner has a substantial interest (as described under 1. and 2. above) in the Company.

If a person is entitled to the benefits from shares or profit participating certificates (for instance if the person is a holder of a right of usufruct), the person is deemed to be a Holder of Shares or profit participating certificates, as the case may be, and his entitlement to benefits is considered a share or profit participating certificate, as the case may be.

If a Holder of Shares is an individual who satisfies test b., but does not satisfy test c. and/or test d., his Dutch income tax position is not discussed in this Prospectus. If a Holder of Shares is an individual who does not satisfy test b., please refer to the section “Taxes on income and capital gains – Non-resident Holders of Shares”.

For the purposes of this section a Holder of Shares is a “Dutch Corporate Entity” if it satisfies the following tests:

i.	it is a corporate entity (lichaam), including an association that is taxable as a corporate entity, that is subject to Dutch corporation tax in respect of benefits derived from its Shares;

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ii.	it is resident, or deemed to be resident, in the Netherlands for Dutch corporation tax purposes;

iii.	it is not an entity that, although in principle subject to Dutch corporation tax, is, in whole or in part, specifically exempt from that tax; and

iv.	it is not an investment institution (beleggingsinstelling) as defined in article 28 of the Dutch Corporation Tax Act 1969 (Wet op de vennootschapsbelasting 1969).

If a Holder of Shares is not an individual and if it does not satisfy any one or more of these tests, with the exception of test ii., its Dutch corporation tax position is not discussed in this Prospectus. If a Holder of Shares is not an individual that does not satisfy test ii., please refer to the section “Dutch taxes on income and capital gains – Non-resident Holders of Shares”.

Dutch Individuals deriving profits or deemed to be deriving profits from an enterprise

If a Dutch Individual derives or is deemed to derive any benefits from his Shares, including any gain realised on the disposal of such Shares, that are attributable to an enterprise from which such Dutch Individual derives profits, whether as an entrepreneur (ondernemer) or pursuant to a co-entitlement to the net value of an enterprise, other than as a shareholder, such benefits are generally subject to Dutch income tax at progressive rates.

Dutch Individuals deriving benefits from miscellaneous activities

If a Dutch Individual derives or is deemed to derive any benefits from his Shares, including any gain realised on the disposal of such Shares, that constitute benefits from miscellaneous activities (resultaat uit overige werkzaamheden), such benefits are generally subject to Dutch income tax at progressive rates.

A Dutch Individual may, inter alia, derive, or be deemed to derive, benefits from Shares that are taxable as benefits from miscellaneous activities in the following circumstances:

a.	if his investment activities go beyond the activities of an active portfolio investor, for instance in the case of use of insider knowledge (voorkennis) or comparable forms of special knowledge; or

b.	if any benefits to be derived from his Shares, whether held directly or indirectly, are intended, in whole or in part, as remuneration for activities performed by him or by a person who is a connected person to him as meant by article 3.92b, paragraph 5, of the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001).

Other Dutch Individuals

If a Holder of Shares is a Dutch Individual whose situation has not been discussed before in this section “Taxes on income and capital gains – Resident Holders of Shares”, benefits from his Shares are taxed annually as a benefit from savings and investments (voordeel uit sparen en beleggen). Such benefit is deemed to be 4 per cent. per annum of the average of his “yield basis” (rendementsgrondslag) at the beginning and at the end of the year, to the extent that such average exceeds the “exempt net asset

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amount” (heffingvrij vermogen) for the relevant year. The benefit is taxed at the rate of 30 per cent. The value of his Shares forms part of his yield basis. Actual benefits derived from his Shares, including any gain realised on the disposal of such Shares, are not as such subject to Dutch income tax.

Dutch Corporate Entities

Any benefits derived or deemed to be derived by a Dutch Corporate Entity from Shares, including any gain realised on the disposal thereof, are generally subject to Dutch corporation tax, except to the extent that the benefits are exempt under the participation exemption as laid down in the Dutch Corporation Tax Act 1969 (Wet op de Vennootschapsbelasting 1969).

Non-resident Holders of Shares

The summary set out in this section “Taxes on income and capital gains – Non-resident Holders of Shares” applies only to a Holder of Shares who is a Non-resident Holder of Shares.

For the purposes of this section, a Holder of Shares is a “Non-resident Holder of Shares” if he satisfies the following tests:

a.	it is neither resident, nor deemed to be resident, in the Netherlands for purposes of Dutch income tax or corporation tax, as the case may be, and, if he is an individual, he has not elected to be treated as a resident of the Netherlands for Dutch income tax purposes;

b.	its Shares and any benefits derived or deemed to be derived from such Shares have no connection with his past, present or future employment or membership of a management board (bestuurder) or a supervisory board (commissaris);

c.	its Shares do not form part of a substantial interest or a deemed substantial interest in the Company within the meaning of Chapter 4 of the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001), unless such interest forms part of the assets of an enterprise; and

d.	if it is not an individual, no part of the benefits derived from its Shares is exempt from Dutch corporation tax under the participation exemption as laid down in the Dutch Corporation Tax Act 1969 (Wet op de vennootschapsbelasting 1969).

See the section “Taxes on income and capital gains – Resident Holders of Shares” for a description of the circumstances under which Shares form part of a substantial interest or a deemed substantial interest in the Company.

If a Holder of Shares satisfies test a., but does not satisfy any one or more of tests b., c., and d., his Dutch income tax position or corporation tax position, as the case may be, is not discussed in this Prospectus.

A Non-resident Holder of Shares will not be subject to any Dutch taxes on income or capital gains (other than the dividend withholding tax described below) in respect of any benefits derived or deemed to be derived from Shares, including any capital gain realised on the disposal thereof, except if

1.

(i) it derives profits from an enterprise, as an entrepreneur (ondernemer) or pursuant to a co-entitlement to the net value of such enterprise, other than as a shareholder, if he is an individual, or other than as a holder of securities, if it is not an individual and (ii) such enterprise

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is either managed in the Netherlands or carried on, in whole or in part, through a permanent establishment or a permanent representative in the Netherlands, and (iii) its Shares are attributable to such enterprise; or

2.	he is an individual and he derives benefits from Shares that are taxable as benefits from miscellaneous activities in the Netherlands.

See the section “Taxes on income and capital gains – Resident Holders of Shares” for a description of the circumstances under which the benefits derived from Shares may be taxable as benefits from miscellaneous activities, on the understanding that such benefits will be taxable in the Netherlands only if such activities are performed or deemed to be performed in the Netherlands.

Dividend withholding tax

General

The Company is generally required to withhold Dutch dividend withholding tax at a rate of 15% from dividends distributed by the Company.

The concept “dividends distributed by the Company” as used in this section “Dutch Taxation” includes, but is not limited to, the following:

•	distributions in cash or in kind, deemed and constructive distributions and repayments of capital not recognised as paid-in for Dutch dividend withholding tax purposes;

•	liquidation proceeds and proceeds of repurchase or redemption of shares in excess of the average capital recognised as paid-in for Dutch dividend withholding tax purposes;

•

the par value of shares issued by the Company to a Holder of Shares or an increase of the par value of shares, as the case may be, to the extent that it does not appear that a contribution, recognised for Dutch dividend withholding tax purposes, has been made or will be made; and

•

partial repayment of capital, recognised as paid-in for Dutch dividend withholding tax purposes, if and to the extent that there are net profits (zuivere winst), unless (a) the general meeting of the Company’s shareholders has resolved in advance to make such repayment and (b) the par value of the shares concerned has been reduced by an equal amount by way of an amendment to the Company’s articles of association.

Dutch Individuals and Dutch Corporate Entities

A Dutch Individual, other than an individual who is not resident or deemed to be resident in the Netherlands, but who has elected to be treated as a resident of the Netherlands for Dutch income tax purposes, or a Dutch Corporate Entity, can generally credit Dutch dividend withholding tax against his Dutch income tax or its Dutch corporation tax liability, as applicable, and is generally entitled to a refund in the form of a negative assessment of Dutch income tax or Dutch corporation tax, as applicable, insofar as such dividend withholding tax, together with any other creditable domestic and/or foreign taxes, exceeds his aggregate Dutch income tax or its aggregate Dutch corporation tax liability.

Pursuant to domestic rules to avoid dividend stripping, Dutch dividend withholding tax will only be creditable by or refundable to the beneficial owner (uiteindelijk gerechtigde) of dividends distributed by the Company. A Holder of Shares who receives proceeds from his Shares, shall not be recognised as the beneficial owner of such proceeds if, in connection with the receipt of the proceeds, it has given a

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consideration, in the framework of a composite transaction including, without limitation, the mere acquisition of one or more dividend coupons or the creation of short-term rights of enjoyment of shares (kortlopende genotsrechten op aandelen), whereas it may be presumed that (i) such proceeds in whole or in part, directly or indirectly, inure to a person who would not have been entitled to an exemption from, reduction or refund of, or credit for, dividend withholding tax, or who would have been entitled to a smaller reduction or refund of, or credit for, dividend withholding tax than the actual recipient of the proceeds; and (ii) such person acquires or retains, directly or indirectly, an interest in Shares or similar instruments, comparable to its interest in Shares prior to the time the composite transaction was first initiated.

An individual who is not resident or deemed to be resident in the Netherlands, but who has elected to be treated as a resident of the Netherlands for Dutch income tax purposes, may be eligible for relief from Dutch dividend withholding tax on the same conditions as an individual who is a Non-resident Holder of Shares, as discussed below.

See the section “Dividend withholding tax – General” for a description of the concept “dividends distributed by the Company”.

See the section “Taxes on income and capital gains – Resident Holders of Shares” for a description of the terms Dutch Individual and Dutch Corporate Entity.

Non-resident Holders of Shares

If a Non-resident Holder of Shares is resident in the Netherlands Antilles or Aruba or in a country that has concluded a double taxation treaty with the Netherlands, it may be eligible for a full or partial relief from the dividend withholding tax, provided such relief is timely and duly claimed. Pursuant to domestic rules to avoid dividend stripping, dividend withholding tax relief will only be available to the beneficial owner of dividends distributed by the Company. The Dutch tax authorities have taken the position that this beneficial-ownership test can also be applied to deny relief from dividend withholding tax under double tax treaties and the Tax Arrangement for the Kingdom (Belastingregeling voor het Koninkrijk).

In addition, a Non-resident Holder of Shares that is not an individual is entitled to an exemption from dividend withholding tax, provided that the following tests are satisfied:

1.	it is, according to the tax law of a Member State of the European Union or a state designated by ministerial decree, that is a party to the Agreement regarding the European Economic Area, resident there and it is not transparent for tax purposes according to the tax law of such state;

2.	any one or more of the following threshold conditions are satisfied:

a.	at the time the dividend is distributed by the Company, it holds shares representing at least five per cent. of the Company’s nominal paid up capital; or

b.	it has held shares representing at least five per cent. of the Company’s nominal paid up capital for a continuous period of more than one year at any time during the four years preceding the time the dividend is distributed by the Company, provided that such period ended after 31 December 2006; or

c.	it is connected with the Company within the meaning of article 10a, paragraph 4, of the Dutch Corporation Tax Act 1969 (Wet op de Vennootschapsbelasting 1969); or

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d.	an entity connected with it within the meaning of article 10a, paragraph 4, of the Dutch Corporation Tax Act 1969 (Wet op de Vennootschapsbelasting 1969) holds at the time the dividend is distributed by the Company, shares representing at least five per cent. of the Company’s nominal paid up capital;

3.	it is not considered to be resident outside the Member States of the European Union or the states designated by ministerial decree, that are a party to the Agreement regarding the European Economic Area, under the terms of a double taxation treaty concluded with a third State; and

4.	it does not perform a similar function as an investment institution (beleggingsinstelling) as meant by article 6a or article 28 of the Dutch Corporation Tax Act 1969 (Wet op de Vennootschapsbelasting 1969).

The exemption from dividend withholding tax is not available to a Non-resident Holder of Shares that, pursuant to a provision for the prevention of fraud or abuse included in a double taxation treaty between the Netherlands and its country of residence, would not be entitled to the reduction of tax on dividends provided for by such treaty. Furthermore, the exemption from dividend withholding tax will only be available to the beneficial owner of dividends distributed by the Company. If a Non-resident Holder of Shares is resident in a Member State of the European Union with which the Netherlands has concluded a double taxation treaty that provides for a reduction of tax on dividends based on the ownership of the number of voting rights, the test under 2.a. above is also satisfied if such holder owns five per cent. of the voting rights in the Company.

See the section “Dividend withholding tax – Dutch Individuals and Dutch Corporate Entities” for a description of the term beneficial owner.

See the section “Dividend withholding tax – General” for a description of the concept “dividends distributed by the Company”.

See the section “Taxes on income and capital gains – Non-resident Holders of Shares” for a description of the term Non-resident Holder of Shares.

Gift and inheritance taxes

If a Holder of Shares disposes of Shares by way of gift, in form or in substance, or if he dies, no Dutch gift tax or Dutch inheritance tax, as applicable, will be due, unless:

(i)	the donor is, or the deceased was, resident or deemed to be resident in the Netherlands for purposes of Dutch gift tax or Dutch inheritance tax, as applicable; or

(ii)	the donor made a gift of Shares, then became a resident or deemed resident of the Netherlands, and died as a resident or deemed resident of the Netherlands within 180 days of the date of the gift.

Other taxes and duties

No Dutch registration tax, transfer tax, stamp duty or any other similar documentary tax or duty, other than court fees, is payable in the Netherlands by the Holder of Shares respect of or in connection with (i) the subscription, issue, placement, allotment, delivery of Shares, (ii) the delivery and/or enforcement by way of legal proceedings (including the enforcement of any foreign judgment in the courts of the Netherlands) of the documents relating to the issue of Shares or the performance by the Company of the Company’s obligations under such documents, or (iii) the transfer of Shares.

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14. THE LISTING

Listing

Application has been made to admit the Shares to trading on Euronext Amsterdam. Trading of the Shares on Euronext Amsterdam is expected to commence at 09:00 CET on 5 August 2010. The Shares will be admitted to trading under the symbol “LBI”.

Lock-up restrictions

There are two different lock-up agreements relating to the Shares.

Lock-up of current shareholders of Obtineo

The current shareholders of Obtineo (i.e. the BMM Shareholders and the PIPE Investors (including the two members of the Management Board, Luke Taylor and Huub Wezenberg)) and the Underwriters (jointly representing 52.2% of the total issued capital of the Company following the Rights Offering, assuming that rights will be exercised up to a maximum amount of €10 million) have agreed with Obtineo that as of completion and during a period of 540 days following the Listing they will not, directly or indirectly, (i) offer, pledge, allot, issue, sell, contract to sell, sell any option or contract to purchase, purchase any option, directly or indirectly, to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of the Shares held by them prior to the Effective Date, the Shares to be acquired by Janivo in exchange for its existing shares in LBi pursuant to the Merger and pursuant to the exercise of SETs issued to Janivo in relation thereto, or the Shares acquired by the Underwriters in the Rights Offering (jointly the “Lock-Up Shares”), or (ii) enter into any swap or any other arrangement that transfers to another, in whole or in part the economic risk of ownership of the share capital, whether any such swap transaction is to be settled by delivery of the Lock-Up Shares or other securities, in cash or otherwise (provided that the PIPE shares of the executive managers will remain subject to these lock-up restrictions following the 540-day period until these shares have been fully paid-up). Further, each such BMM Shareholder, PIPE Investor and Underwriter undertakes to buy, sell or otherwise enter into any other transactions relating to the Lock-Up Shares in accordance with the insider policy of the Company which will become applicable following the Listing, insofar as such policy is applicable to such BMM Shareholder, PIPE Investor or Underwriter.

The foregoing paragraph shall not apply to (a) shares or other securities of the Company acquired in open market transactions following the Listing or an employee incentive plan of the Company (as applicable) or (b) the offer and transfer of Lock-Up Shares to an offeror pursuant to a public bid in respect of the ordinary shares in the Company and (c) the transfer of Lock-Up Shares by Janivo, Cyrte or CETP to any entity directly or indirectly controlling or controlled by or under common control with the transferor, by means of a majority of shares or otherwise or to any other fund that is managed by Cyrte Investments B.V., CETP I Participations S.à r.l. SICAR or CETP II Participations S.à r.l. SICAR, provided that the transferee will be subject to the same lock-up obligations by executing a lock-up letter.

Notwithstanding the foregoing, a BMM Shareholder, a PIPE Investor or an Underwriter may enter into transactions in relation to the Lock-Up Shares with the consent of the Company on such terms and conditions as the Company thinks fit.

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Any sale of Lock-Up Shares during the lock-up period following dispensation or after the lock-up period shall be made as a structured sale process through a reputable investment bank designated by the Company, provided that it provides its services on standard market terms.

Lock-up of certain LBi Shareholders

The LBi Shareholders who signed irrevocable undertakings regarding the Rights Offering have agreed that the New Shares allotted to them under the Rights Offering will be subject to a 180 day lock-up from the end of the Exercise Period. Such New Shares which are subject to this lock-up represent 3.6% of the total issued capital of the Company following the Rights Offering.

These undertaking letters do not contain a possibility for dispensation from the lock-up.

Timetable

The timetable below sets forth the expected key dates for the Listing, subject to acceleration or extension of this timetable.

Event	Time	Date
Publication of this Prospectus		23 July 2010
Last day of trading of shares in LBi		26 July 2010
Completion of the Merger (Effective Date)		29 July 2010
Delivery of Shares to LBi Shareholders pursuant to the Merger (to the accounts of Euroclear Netherlands)	09:00 (CET)	3 August 2010
Delivery of Shares to LBi Shareholders pursuant to the Merger (to the accounts of Euroclear Sweden)	09:00 (CET)	3 August 2010
Start of trading of Shares (Listing)	09:00 (CET)	5 August 2010

Delivery and trading of Shares by LBi Shareholders

The Shares will initially be directly connected with Euroclear Sweden (formerly VPC), meaning that all LBi Shareholders with directly and nominee registered holdings will receive Shares as Merger consideration.

Directly-registered shareholders need to transfer their newly received Shares from the securities account (Sw: VP-konto) to a custody account (Sw: Värdepappersdepå) with a nominee bank or stockbroker eligible for delivery of financial instruments in Euroclear Netherlands in order to trade the Shares on Euronext Amsterdam. A fixed re-stamping fee of SEK 500 will be charged by Euroclear Sweden regardless of the number of Shares re-stamped. In addition, the succeeding nominee is normally also charging an administrative fee of approximately SEK 500-1,000 for bank services in connection with any re-stamping requested by the shareholder.

Shareholders who hold their shares at a nominee registered account need to consult with their respective nominee bank or stock broker regarding the terms and conditions for trading Shares on Euronext Amsterdam. For nominee-registered shareholders, the transfer of the Shares from Euroclear Sweden to Euroclear Netherlands will be carried out by the nominee.

Trading of the Shares on Euronext Amsterdam will be ex-rights as of the start of trading on 5 August 2010 as the trades will be settled after the Record Date. However, Shares may also be traded over the counter with settlements before the Record Date. In this case, SETs will be allotted to the buyer of the Shares if it holds the Shares on the Record Date. Therefore, over the counter trading with settlements before or on the Record Date will be cum rights.

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15. THE RIGHTS OFFERING

Rights Offering

On 24 February 2010, Obtineo entered into an underwriting agreement with Janivo and Cyrte in respect of the Rights Offering. The main terms of this agreement are set out below.

Upon the Listing, the Company launches an unconditional offer of transferable subscription rights to the LBi Shareholders at the Offer Price of €1,00 per Share up to an aggregate amount of €10,337,212. The existing shareholders of Obtineo are excluded from the Rights Offering in respect of Shares held by them prior to the Effective Date in order to provide LBi Shareholders with the opportunity to invest in New LBi. As a result thereof (assuming all LBi Shareholders exercise their rights pursuant to the Rights Offering), the proportionate ownership and voting in New LBi for such shareholders will not be reduced.

The Offer Price has been determined by reference of the quoted share price of LBi and the enterprise value of LBi and Obtineo, including BMM.

The Underwriters have committed themselves in the Underwriting Agreement to subscribe for New Shares, which are not subscribed for by Eligible Persons in the Rights Offering, at the Offer Price up to an amount of €10,000,000. The Underwriters are entitled to an underwriting fee of 3.5% of the aggregate underwriting amount of the Rights Offering, i.e. €350,000.

Janivo has also committed to exercise the SETs granted to it in respect of its existing shareholding in LBi.

The Underwriters have received irrevocable undertakings from a number of LBi Shareholders, together representing 48.42% of the total issued shares in LBi, that they will participate in the Rights Offering. These irrevocable undertakings have been received from the Mol family in respect of 15,509,608 shares they hold in LBi26 and from 11 other small investors27. The New Shares allotted under the Rights Offering to the LBi Shareholders who have executed such irrevocable undertakings will be subject to a 180 day lock-up from the end of the Exercise Period. In exchange for this undertaking, the Underwriters will forward to these LBi Shareholders the underwriting fee in respect of their subscription undertakings. This lock-up is further described in Chapter 14 “The Listing”, section “Lock-up restrictions” under “Lock-up of certain LBi Shareholders”.

In addition, Fred Mulder (chairman Supervisory Board), Huub Wezenberg (CFO) and Thomas Elkan Boisen (senior manager) have indicated that they will participate in the Rights Offering.

Instructions to holders of Shares registered with Euroclear Netherlands and traded on Euronext Amsterdam

SETs

Subject to certain exceptions and applicable securities laws, and provided the Company has established to its satisfaction that such action would not result in the contravention of any registration

[26]	The Mol family currently controls 16,103,597 shares in LBi. See Chapter 11 “Principal Shareholders” for the relative shareholding of the Mol family following the Rights Offering, pursuant to the exercise of SETs under the irrevocable undertaking.
[27]	These 11 investors currently own together 14,523,302 shares in LBi. Following the Rights Offering, pursuant to the exercise of SETs under the irrevocable undertaking they will own together 16,943,852 Shares.

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requirement or other legal regulations in any jurisdiction, the LBi Shareholders as of the Record Date are being granted SETs that entitle such shareholders to subscribe for New Shares at the Offer Price of €1,00 per New share. Each Share that an LBi Shareholder holds immediately after the close of trading on Euronext Amsterdam at 17:40 (CET) on 9 August 2010 (the Record Date) will entitle it to one SET.

Each LBi Shareholder as of the Record Date or a subsequent transferee of SETs will be entitled to subscribe for one New Share for every 6 SETs held, subject to applicable securities laws. SETs can only be exercised in multiples of 6. No fractional New Shares will be issued.

A financial institution may not acknowledge the receipt of any SETs, and the Company reserves the right to treat as invalid the exercise, purported exercise or transfer of any SETs, which may involve a breach of the laws or regulations of any jurisdiction or if the Company believes, or the Company’s agents believe, that the same may violate applicable legal or regulatory requirements or may be inconsistent with the procedures and terms set out in this Prospectus.

The LBi Shareholders will be informed by the financial intermediary through whom it holds the Shares about the details of the aggregate number of SETs to which it is entitled. The financial intermediary will supply such LBi Shareholder with this information in accordance with its usual customer relations procedures. Any LBi Shareholder who has not received any information with respect to the Rights Offering should contact its financial intermediary.

The statutory pre-emptive rights (wettelijke voorkeursrechten) have been excluded in connection with the Rights Offering.

Timetable

The timetable below sets forth the expected key dates for the Rights Offering in relation to Shares registered with Euroclear Netherlands and traded on Euronext Amsterdam, subject to acceleration or extension of this timetable. If the Company should decide to accelerate or extend the timetable, it will publish a press release containing the new timetable.

Event	Time	Date
The Record Date	17:40 CET	9 August 2010
Distribution of the SETs to the accounts of Euroclear Netherlands	9:00 CET	11 August 2010
Start of trading of SETs	9:00 CET	11 August 2010
Start of Exercise Period	9:00 CET	11 August 2010
End of trading of SETs	13:00 CET	1 September 2010
End of Exercise Period	15:00 CET	1 September 2010
Delivery of New Shares to the accounts of Euroclear Netherlands (Closing Date)	9:00 CET	7 September 2010
Start of trading of New Shares		7 September 2010

Record Date

The Record Date for determining the holders of the Shares whose securities accounts will be credited with SETs, subject to applicable securities laws, is immediately after the close of trading on Euronext Amsterdam at 17:40 (CET) on 9 August 2010.

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Trading of SETs

Trading in the SETs on Euronext Amsterdam is expected to commence at 09:00 (CET) on 11 August 2010 and will continue until 13:00 (CET) on 1 September 2010, barring unforeseen circumstances. The SETs will be admitted to trading under the symbol “LBIRR”. The transfer of SETs will take place through the book-entry systems of Euroclear Netherlands.

To enable trading in the SETs, the admitted institution or nominee through which shareholders hold their Shares should transfer their Shares from Euroclear Sweden to Euroclear Netherlands. Shares which are not transferred prior to the Record Date will receive SETs that are registered with Euroclear Sweden. The SETs registered with Euroclear Sweden are not eligible for trading on Euronext Amsterdam.

Any persons interested in trading or purchasing SETs should be aware that the exercise of SETs by holders who are located in countries other than the Netherlands, Sweden, Denmark and the United Kingdom is subject to restrictions as described in Chapter 16 “Selling and Transfer Restrictions”.

Exercise Period

Subject to the restrictions set out below, any LBi Shareholder and any subsequent transferee of SETs may subscribe for New Shares by exercising its SETs from 09:00 (CET) on 11 August 2010 up to 15:00 (CET) on 1 September 2010 which is the end of the Exercise Period. The last date and/or time before which notification of exercise instructions may be validly given may be earlier, depending on the financial institution through which the SETs are held.

Subscription and payment

Any Eligible Person wishing to exercise its SETs, should instruct its financial intermediary in accordance with the instructions provided by such financial intermediary. The financial intermediary will be responsible for collecting exercise instructions and for informing the Subscription Agent of any received exercise instructions.

The Offer Price should be paid, in accordance with the instructions received from the financial intermediary through which one exercises its SETs, for any New Shares subscribed for. The financial intermediary will pay the Offer Price to the Subscription Agent, who will in turn pay it to the Company after deduction of applicable fees and expenses. Payment for the New Shares to the Subscription Agent must be made no later than the Closing Date. If any SETs are held through a financial intermediary, such financial intermediary may require payment to be provided prior to the Closing Date.

All questions concerning the timelines, validity and form of instructions to a financial intermediary in relation to the exercise, sale or purchase of SETs will be determined by the financial intermediary in accordance with its usual customer relations procedures.

The Company shall not be liable for any action or failure to act by a financial intermediary through whom shareholders hold their Shares or by the Subscription Agent in connection with any subscriptions or purported subscriptions.

Subscription Agent

SNS Securities N.V. will act as Subscription Agent for the receipt of subscriptions for the New Shares through the exercise of SETs. The financial institution through which the SETs are hold will be responsible for collecting exercise instructions and for informing the Subscription Agent of any subscription in a timely manner.

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For the collection of the subscriptions of the institutions linked to the accounts of Euroclear Sweden the Issuer Agent will be responsible (see under “Instructions to holders of Shares registered with Euroclear Sweden and not eligible for trading on Euronext Amsterdam”).

Payment and delivery

Payment for and delivery of the New Shares which are registered with Euroclear Netherlands is expected to take place on 7 September 2010. Delivery of the New Shares will take place through the book-entry systems of Euroclear Netherlands.

Purchasers of the New Shares may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the Offer Price.

Admission of the New Shares to listing and trading

Application has been made to admit the New Shares to listing and trading on Euronext Amsterdam. The Company expects that the New Shares will be admitted to listing and trading on Euronext Amsterdam on 7 September 2010.

All dealings in SETs prior to the Closing Date are at the sole risk of the parties concerned. Euronext Amsterdam, the Company, the Subscription Agent and the Listing Agent do not accept any responsibility or liability by any person as a result of the annulment of any transactions on Euronext Amsterdam.

Instructions to holders of Shares registered with Euroclear Sweden and not eligible for trading on Euronext Amsterdam

The instructions under this section shall only apply if your Shares on the Record Date for the Rights Offering are registered with Euroclear Sweden.

SETs

Subject to certain exceptions and applicable securities laws, and provided the Company has established to its satisfaction that such action would not result in the contravention of any registration requirement or other legal regulations in any jurisdiction, the LBi Shareholders whose Shares are registered with Euroclear Sweden as of the Record Date are being granted SETs (Sw. teckningsrätter) registered with Euroclear Sweden that entitle such shareholders to subscribe for New Shares at the Offer Price of €1,00 per New Share. Each Share that an LBi Shareholder holds immediately after the close of trading on Euronext Amsterdam at 17:40 (CET) on 9 August 2010 (the Record Date) will entitle it to one SET.

Each LBi Shareholder as of the Record Date or a subsequent transferee of SETs will be entitled to subscribe for one New Share for every 6 SETs held, subject to applicable securities laws. SETs can only be exercised in multiples of 6. No fractional New Shares will be issued.

Timetable

The timetable below sets forth the expected key dates for the Rights Offering in relation to Shares registered with Euroclear Sweden, subject to acceleration or extension of this timetable. If the Company should decide to accelerate or extend this timetable, it will publish a press release containing the new timetable.

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Event	Time	Date
The Record Date	17:40 CET	9 August 2010
Distribution of the SETs to the accounts of Euroclear Sweden	9:00 CET	11 August 2010
Start of Exercise Period	9:00 CET	11 August 2010
End of Exercise Period of SETs	15:00 CET	24 August 2010
Delivery of New Shares to the accounts of Euroclear Sweden (Closing Date)	9:00 CET	7 September 2010
Start of trading of New Shares	9:00 CET	7 September 2010

Record Date

The Record Date for determining the holders of the Shares whose securities accounts will be credited with SETs, subject to applicable securities laws, is immediately after the close of trading on Euronext Amsterdam at 17:40 (CET) on 9 August 2010.

Issue statement to directly registered shareholders

A pre-printed issue statement form has been sent to directly registered shareholders and representatives of shareholders who, on the Record Date, were registered in the share register maintained by Euroclear Sweden on behalf of the Company. The issue statement includes, among other things, the number of SETs received and the full number of New Shares which may be subscribed for. No securities notification will be sent out regarding the registration of SETs on VP accounts (or alternatively, service account or capital markets account). Shareholders who are included in the special list of pledge holders and trustees which is maintained in connection with the share register will not receive an issue statement but will be informed separately.

Nominee-registered holdings

Shareholders whose holdings are nominee-registered at a bank or other nominee (who has not transferred the Shares from Euroclear Sweden to Euroclear Netherlands prior to the Record Date for the Rights Offering) will not receive an issue statement. Subscription and payment will, instead, take place in accordance with the nominee’s instructions.

Trading in SETs

There will be no listing of SETs registered with Euroclear Sweden. The ISIN code for the SETs registered with Euroclear Sweden is SE 0003456177. The SETs registered with Euroclear Sweden are not convertible to SETs which are registered with Euroclear Netherlands.

Subscription by exercise of SETs

Subscription for New Shares by exercise of SETs registered with Euroclear Sweden may be made during the period from 11 August 2010 9:00 CET to and including 24 August 2010, 15:00 CET. At the end of the Exercise Period, unexercised SETs will expire and will be removed from the holder’s VP account (or alternatively, service account or capital markets account) without any notification from Euroclear Sweden.

Subscription by directly registered shareholders

Subscription for New Shares by exercise of SETs will be made by way of submitting the special application form named “Application form for subscription with preferential right regarding shares registered with Euroclear Sweden” to Mangold Fondkommission AB (the Issue Agent) (at the address stated below) together with simultaneous payment in accordance with the instructions below.

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Payment for the subscribed New Shares shall be made in EUR simultaneously when sending in the application form.

The application form can be downloaded from the Company’s website, http://www.lbi.com, or ordered from the Issue Agent via telephone during office hours, +46 8 503 01 550. The application form shall be received by the Issue Agent by the last payment date, which is 24 August 2010.

Directly registered subscribers who are entitled to subscription by exercise of SETs can make payment in EUR through a bank according to the instructions specified below.

Mangold Fondkommission AB

Engelbrektsplan 2, 11434 Stockholm, Sweden

SWIFT: DABASESX

IBAN No: SE1912000000013630068111

Bank Account No: 13630068111

In conjunction with payment, the subscriber’s name, address, VP account number (or alternatively, service account number or capital markets account number) and the reference from the issue statement must be stated.

The application form must be received by the Issue Agent at the address specified no later than on 24 August 2010, at 16:00 CET. The last payment date is 24 August 2010, at 09:00 CET.

Subscription by nominee-registered shareholders

Custody account holders, whose Shares are registered with a bank or other nominee who has not transferred the Shares from Euroclear Sweden to Euroclear Netherlands prior to the Record Date for the Rights Offering, and who wish to subscribe for New Shares with SETs registered with Euroclear Sweden must apply for subscription in accordance with the nominee’s instructions.

Paid subscribed shares

Following payment and subscription, Euroclear Sweden will send out a notice confirming that paid subscribed shares (Sw: betalda tecknade aktier) (“BTA”) have been registered on the VP account (or alternatively, service account or capital markets account). The newly subscribed Shares will be registered as BTAs on the VP account (or alternatively, service account or capital markets account) until such New Shares have been registered with Euroclear Netherlands. It is expected that such New Shares will be registered on or around 7 September 2010. No securities notification will be issued in connection with this re-registration.

There will be no listing of the BTAs. The BTAs registered with Euroclear Sweden are not convertible to any similar securities which are registered with Euroclear Netherlands.

Rump Shares

After the Exercise Period has ended, any New Shares relating to SETs which have not been duly or properly exercised (the Rump Shares) will not be offered for sale. Instead, the Rump Shares will be subscribed for by the Underwriters, who have on the basis of the Underwriting Agreement each

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irrevocably committed to subscribe for 50% of the Rump Shares each at the Offer Price. Each of Janivo and Cyrte shall be entitled to an underwriting fee of 3.5% of the aggregate Offer Price of 50% of the New Shares issued in the Rights Offering.

No stabilisation

No stabilisation shall be undertaken in connection with the Rights Offering.

Fees and expenses

In connection with the Rights Offering, the Company anticipates that it will pay a total of €0.8 million in expenses, commissions and applicable taxes, so that the total net proceeds of the Rights Offering amount to approximately €9.2 million.

Exercise of SETs

Exercised SETs cannot be revoked or modified unless a supplement to this Prospectus within the meaning of Article 5:23 of the Financial Supervision Act is published, in which case exercised SETs may be revoked or modified within two business days after the publication of such supplement to this Prospectus. Any person having exercised its SETs will be obliged to pay the Offer Price for any New Shares being subscribed for, even if the market price of the Shares fluctuates below the Offer Price.

Any SETs which have not validly been exercised by the end of the Exercise Period can no longer be exercised. Any New Shares underlying such non-exercised SETs will be sold as Rump Shares to the Underwriters, as described below.

Eligible and Ineligible Persons holding unexercised SETs by the end of the Exercise Period will not receive any compensation for their unexercised SETs.

An LBi Shareholder who does not or, subject to applicable securities laws, is not permitted to exercise SETs under the Rights Offering will suffer a dilution of 7.1% as a result of the Rights Offering.

The Company, the Subscription Agent and the Issue Agent reserve the right, with sole and absolute discretion, to treat as invalid any subscription or purported subscription which appears to have been executed, effected or dispatched in a manner that may involve a breach or the violation of the laws of any jurisdiction or if they believe that the same may violate applicable legal or regulatory requirements or may be inconsistent with the procedures and terms set out in this Prospectus or in breach of the representations and warranties to be made by an accepting holder, as described herein. Reference is made to Chapter 16 “Selling and Transfer Restrictions”.

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16. SELLING AND TRANSFER RESTRICTIONS

General

The Company is not taking any action to register the SETs and the Shares (for the purpose of this Chapter also including the New Shares) or otherwise to permit a public offering of the Shares (pursuant to the exercise of SETs or otherwise), or an offer of SETs in any jurisdiction outside the Netherlands. In particular, no SETs or Shares will be offered or distributed in or into Canada, Australia or Japan, subject to certain exceptions.

Receipt of this Prospectus will not constitute an offer in those jurisdictions in which it would be illegal to make an offer and, in those circumstances, this Prospectus will be sent for information only and should not be copied nor redistributed. If a recipient receives a copy of this Prospectus in any territory other than the Netherlands, this Prospectus may not be treated as constituting an invitation or offer to the recipient, nor should the recipient in any event deal in SETs or Shares unless, in the relevant territory, such an invitation or offer could lawfully be made to the recipient and SETs or Shares can lawfully be dealt in without contravention of any unfulfilled registration or other legal requirements.

Accordingly, if a recipient receives a copy of this Prospectus, the recipient should not, in connection with the Rights Offering, distribute or send this Prospectus, or transfer SETs or Shares to any person or in or into any jurisdiction where to do so would or might contravene local securities laws or regulations. If the recipient forwards this Prospectus into any such territory (whether under a contractual or legal obligation or otherwise) it should draw the subsequent recipient’s attention to the contents of this Chapter 16.

Subject to the specific restrictions described below, if a recipient of a copy of this Prospectus (including, without limitation, his or her nominees, custodians and trustees) is outside the Netherlands and wishes to sell or exercise SETs or purchase SETs or Shares, the recipient must satisfy itself as to full observance of the applicable laws of any relevant territory including obtaining any requisite governmental or other consents, observing any other requisite formalities and paying any issue, transfer or other taxes due in such territories.

Subject to certain exceptions, financial intermediaries, including brokers, custodians and nominees, are not permitted to send or otherwise distribute this Prospectus or any other information regarding the Rights Offering to any person that does not qualify as an Eligible Person.

The comments set out in this section are intended as a general guide only. If a recipient of a copy of this Prospectus is in any doubt as to its position, he or she should consult his or her professional advisor.

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Exercise of SETs

Subject to applicable securities laws, and provided the Company is satisfied that such action would not result in the contravention of any registration or other legal requirement in any jurisdiction, SETs will be granted to shareholders as at the Record Date. SETs credited to the account of an Ineligible Person, shall not constitute an offer of Shares to such person. A financial institution may not acknowledge the receipt of any SETs, and the Company reserves the right to treat as invalid the exercise, purported exercise or transfer of any SETs, which may involve a breach of the laws or regulations of any jurisdiction or if the Company believes, or the Company’s agents believe, that the same may violate applicable legal or regulatory requirements or may be inconsistent with the procedures and terms set out in this Prospectus or in breach of the representations and warranties to be made by an accepting holder, as described herein.

Subject to certain exceptions, exercise instructions or certifications sent from or postmarked in Canada, Australia or Japan will be deemed to be invalid and the Shares being offered in the Rights Offering will not be delivered to any address inside any of these jurisdictions. The Company and the Subscription Agent reserve the right to reject any exercise (or revocation of any exercise) in the name of any person that provides an address in Canada, Australia or Japan for acceptance, revocation of exercise or delivery, unless such exercise would not result in the contravention of any registration or other legal requirement in any jurisdiction.

Notwithstanding any other provision of this Prospectus, the Company reserves the right to permit the exercise of SETs if the Company in its sole and absolute discretion is satisfied that the transaction in question is exempt from or not subject to the legislation or regulations giving rise to the restrictions in question. In any such case, the Company does not accept any liability for any actions that are taken or for any consequences that may be suffered by the Company accepting such exercise of SETs.

The Company reserves the right, with sole and absolute discretion, to treat as invalid any subscription or purported subscription which appears to the Company or the Subscription Agent:

•

to have been executed, effected or dispatched from the United States, Canada, Australia or Japan, unless the Company is satisfied that such action would not result in the contravention of any registration or other legal requirement in any jurisdiction;

•	to involve a potential breach or violation of the laws of any jurisdiction;

•	to involve an acceptance, or purported acceptance, that may violate applicable legal or regulatory requirements or may be inconsistent with the procedures and terms set out in this Prospectus; or

•	to purport to exclude or modify any of the representations and warranties required or deemed to be made by an exercising SET holder, as set out below.

The Company will not be bound to allot or issue any Shares to any person with an address in, or who is otherwise located in, Canada, Australia or Japan.

Representations and warranties by investors in the Rights Offering

Subject to certain exceptions, each person who (i) takes up, delivers or otherwise transfers SETs, (ii) exercises SETs, or (iii) purchases, subscribes for, trades or otherwise deals in SETs or the Shares being granted or offered, respectively, in the Rights Offering, will be deemed, by accepting delivery of this Prospectus, to have given each of the following representations and warranties to the Company, to the Subscription Agent and to any person acting on the Company’s or their behalf, unless in the Company’s sole discretion the Company waives such requirement:

•	this person was a shareholder as at the Record Date, or this person lawfully acquired or may lawfully acquire SETs, directly or indirectly, from such a person;

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•	this person may lawfully be offered, take up, exercise, obtain, subscribe for and receive the SETs and/or the Shares in the jurisdiction in which this person resides or is currently located;

•	subject to certain exceptions, this person is not resident or located in, or a citizen of, Canada, Australia or Japan;

•

this person is not accepting an offer to acquire, take up or exercise SETs or Shares on a non-discretionary basis for a person who is resident or located in, or a citizen of the United States, Canada, Australia or Japan at the time the instruction to accept was given;

•

if this person is acquiring SETs or New Shares other than in connection with Shares held by it on the Record Date, this person is acquiring such SETs and/or Shares in an “offshore transaction” as defined in Regulation S under the Securities Act; and

•

this person is not acquiring SETs or Shares with a view to the offer, sale, transfer, delivery or distribution, directly or indirectly, of such SETs or Shares into the United States, Canada Australia or Japan.

By participating in the Rights Offering, each existing shareholder resident in the United States will be deemed to have acknowledged and agreed (i) that any resale or transfer of rights by it or on its behalf is not permitted except outside the United States pursuant to Regulation S of the Securities Act, and (ii) that it will not offer, sell, pledge or otherwise transfer the rights except in an offshore transaction complying with Rule 903 or Rule 904 of Regulation S under the Securities Act.

A person who can make the representations and warranties described above shall be deemed an Eligible Person for the purposes of the Rights Offering.

The Company and any persons acting on behalf of any of the Company, will rely upon the truth and accuracy of this person’s representations and warranties. Any provision of false information or subsequent breach of these representations and warranties may subject that person to liability.

A person acting on behalf of another person exercising or purchasing SETs or Shares (including, without limitation, as a nominee, custodian or trustee), will be required to provide the foregoing representations and warranties to the Company and the Subscription Agent with respect to the exercise or purchase of SETs or Shares on behalf of such person. If such person does not provide the foregoing representations and warranties, neither the Company, nor the Subscription Agent, nor any persons acting on behalf of either the Company or the Subscription Agent, will be bound to authorise the allocation of any Shares to such person or the person whose behalf is acted for.

United States

The SETs and the New Shares have not been and will not be registered under the Securities Act or under any applicable securities laws of any state or jurisdiction of the United States. The SETs and the New Shares may not be offered, exercised, sold, pledged, taken up, delivered, renounced, or otherwise transferred in or into the United States except pursuant to an exemption from the Securities Act or in a transaction not subject to the registration requirements of the Securities Act and in compliance with any applicable securities laws of any state or other jurisdiction of the United States.

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The Sets and the New Shares have not been approved or disapproved by the SEC, any state securities commission in the United States or any other regulatory authority of or in the United States, nor have any of the foregoing authorities passed upon or endorsed the merits of the offering of the SETs and the New Shares or the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offence in the United States.

The SETs and the New Shares are being offered and sold (i) within the United States to existing US shareholders in reliance on Rule 801 under the Securities Act and (ii) outside the United States in offshore transactions in reliance on Regulation S under the Securities Act. Any resale or transfer of rights by or on behalf of persons resident in the United States is only permitted outside the United States pursuant to Regulation S of the Securities Act. New Shares acquired by existing US shareholders in reliance on rule 801 will be “restricted securities” as defined in Rule 144(a)(3) of the Securities Act to the same extent and in the same proportion as the shares held by such shareholders on the Record Date. In addition, until 40 days after the date of the commencement of the Rights Offering, an offer, sale or transfer of the SETs and New Shares within the United States by a broker/dealer (whether or not participating in the Rights Offering) may violate the registration requirements of the Securities Act.

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospective Directive, other than the Netherlands, Sweden, Denmark and the United Kingdom (each, a “Relevant Member State”), an offer of any Shares contemplated by this Prospectus may not be made to the public in that Relevant Member State, except that an offer of any Shares may be made to the public in that Relevant Member State at any time under the following exemptions under the Prospectus Directive, if and only to the extent they are implemented in that Relevant Member State:

•	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year, (ii) a total balance sheet of more than €43 million and (iii) an annual net turnover of more than €50 million, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons per country in the European Union (“EU”) or EEA that are not qualified investors (as defined in the Prospectus Directive); or

•	in any other circumstances that do not require the Company to publish a prospectus pursuant to Article 3(2) of the Prospectus Directive.

For the purposes of this provision, the expression “an offer of any Shares” in relation to any Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to acquire any Offer Shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospective Directive in that Relevant Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

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17. GENERAL INFORMATION

Available information

The Company publishes its annual accounts, accompanied by an annual report and an auditor’s report certificate, within four months after the end of each financial year and its half-yearly figures within two months after the end of the first six months of each financial year. The Company shall publish interim financial statements for the period ended 30 September 2010. For 2011 and further, the Company shall publish interim management statements in the first and third quarter of each financial year.

The annual accounts must be signed by all members of the Management Board and the Supervisory Board. The annual reports, and the half-yearly reports and quarterly reports upon their publication can be inspected by the Company’s shareholders without charge at its head office in Amsterdam, during regular business hours.

This Prospectus and all financial statements which are incorporated by reference in this Prospectus and the Information Memorandum may be obtained free of charge for 12 months from the date of this Prospectus (i.e. the life of this Prospectus) by sending a request in writing to the Company, attn Mrs A. de Bont, at its business address: Joop Geesinkweg 209, 1096 AV Amsterdam, the Netherlands and are also available on http://www.lbi.com for the life of this Prospectus.

This Prospectus will also be available to investors on the website of the AFM at www.afm.nl and through the Euronext Amsterdam website at www.euronext.com.

The Articles of Association will be available to investors on the website of the Company at http://www.lbi.com and may also be obtained free of charge by sending a request in writing to the Company, attn Mrs A. de Bont, at its business address: Joop Geesinkweg 209, 1096AV Amsterdam.

Corporate information

Obtineo Netherlands Holding N.V., to be renamed LBi International N.V. as of the Effective Date, is a public company with limited liability, incorporated by Janivo on 28 December 2009 under the laws of the Netherlands, and is registered with the Trade Register of the Chamber of Commerce of Amsterdam under number 30277334 and has its corporate seat in Amsterdam, the Netherlands. As of the Effective Date, the Company’s business address is Joop Geesinkweg 209, 1096 AV Amsterdam, the Netherlands and its website is http://www.lbi.com and its telephone number is +31 20 460 4500. Besides its statutory name, the Company uses the name “LBi” as a commercial name.

Janivo, who incorporated the Company and is one of the PIPE Investors, is an independent investment firm which invests in both public and private companies. Janivo usually acts as co-investor and takes a minority stake. Janivo concentrates its investments on three specific categories: (i) private equity, mostly through direct investments in the Netherlands, Europe and the US and through funds in Asia, (ii) public markets, through third party fiduciaries, and (iii) real estate development in the Netherlands and the US.

On 19 July 2010, the Management Board resolved to issue 10,337,212 rights to subscribe for New Shares to the LBi Shareholders pursuant to the Rights Offering, subject to the Listing. Both the Shares and the SETs are created under the laws of the Netherlands.

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Market information

Market regulation

The market regulator in the Netherlands is the AFM, insofar as the supervision of market conduct is concerned. The AFM has supervisory powers with respect to the application of takeover regulations. However, claims with regard to mandatory public offers should be filed with the Enterprise Chamber of the Amsterdam Court of Appeal.

The AFM is the competent authority for approving all prospectuses published for admission of securities to trading on Euronext Amsterdam (except for prospectuses approved in other EEA States that are used in the Netherlands in accordance with applicable passporting rules) and the AFM has supervisory powers with respect to publication of Inside Information by listed companies. Compliance with Dutch market abuse rules will be supervised by the AFM. In case of non-compliance the AFM may report this to the public prosecutor, who may continue the investigations.

The surveillance units of Euronext Amsterdam N.V. and the AFM will continue to monitor and supervise all trading operations.

Share price information

The following chart shows the share price of LBi as of 1 January 2007.

Trading information

The Shares and the SETs will be traded through the book-entry facilities of Euroclear Netherlands. The address of Euroclear Netherlands is: Herengracht 459-469, 1017 BS Amsterdam.

The Shares will be traded under the following characteristics:

ISIN Code: NL 0009508720

Common Code: 052528640

Euronext Amsterdam Symbol: “LBI”

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The SETs will be traded under the following characteristics:

ISIN Code: NL 0009508738

Common Code: 052560039

Euronext Amsterdam Symbol: “LBIRR”

Subscription Agent and listing and paying agent

SNS Securities N.V. will act as Subscription Agent and as listing agent and is the paying agent with respect to the Shares and the New Shares. The address of is: Nieuwezijds Voorburgwal 162 – 170, 1012 SJ Amsterdam, the Netherlands.

Organisational structure

Upon the Effective Date, the Company is a holding company of 25 (in)directly held operating companies in 15 different countries listed below. A structure chart of the Group containing these operating companies is set out in the Annex “Group Structure”.

Name	Shareholder interest	Voting rights	Country of incorporation
Icon Medialab SRL	100%	100%	Italy
LBi Belgium SA	100%	100%	Belgium
LBi France SARL	100%	100%	France
LBi Germany AG	100%	100%	Germany
LBi India Pvt Ltd	51%	51%	India
LBi Sverige AB	100%	100%	Sweden
LBi Switzerland AG	100%	100%	Switzerland
Nexus Information Technology SA *	100%	100%	Spain
LBi US, LLC *	100%	100%	United States
Iven & Hillmann Verwaltungs GmbH	100%	100%	Germany
LBi Atlanta, LLC	100%	100%	United States
Triple LBi A/S	100%	100%	Denmark
LBi Limited *	100%	100%	United Kingdom
LBi Lost Boys B.V. *	100%	100%	The Netherlands
LBi MENA FZ-LLC	100%	100%	United Arab Emirates
LBi New York, LLC	100%	100%	United States
MetaDesign AG *	83.66%	83.66%	Germany
Syrup Sthlm AB	100%	100%	Sweden
BMM GmbH	93.7%	97.4%	Germany
bigmouthmedia S.a.r.l.	100%	100%	France
bigmouthmedia S.r.L.	100%	100%	Italy
bigmouthmedia s.r.	100%	100%	Spain
bigmouthmedia AS	100%	100%	Norway
bigmouthmedia Ltd *	100%	100%	United Kingdom
bigmouthmedia Inc.	100%	100%	United States

*	These subsidiaries are significant operating companies measured by net sales of more than 5% and/or EBITDA adjusted of more than 5% of the Group total (on 2009 pro forma basis).

Advisors

Loyens & Loeff N.V. acted as Dutch counsel for LBi in connection with the Merger, the related transactions and this Prospectus.

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Independent auditors

The consolidated financial statements of LBi for the three-year period ended 31 December 2007, 2008 and 2009 have been audited by Öhrlings PricewaterhouseCoopers AB, independent auditors, Torsgatan 21, 113 97 Stockholm, Sweden. The responsible partner of Öhrlings PricewaterhouseCoopers AB is a member of FAR SRS.

PricewaterhouseCoopers Accountants N.V., Thomas R. Malthusstraat 5, 1066 JR Amsterdam, the Netherlands, has been appointed as the Company’s auditor as of the financial year 2010. The responsible partner of PricewaterhouseCoopers Accountants N.V. is a member of the Royal Netherlands Institute of Chartered Accountants (Koninklijk Nederlands Instituut voor Registeraccountants).

Legal proceedings

There are no governmental, legal or arbitration proceedings, including any such proceedings pending or threatened of which the Company is aware, during a period covering at least the past 12 months which may have, or have had in the recent past, significant effects on the Company’s and/or the Group’s financial position or profitability.

Material agreements

Save as described below, there are no contracts (not being entered into in the ordinary course of business) which are, or may be, material and which (i) have been entered into by the Company or any of its subsidiaries during the two years immediately preceding the date of this Prospectus or (ii) which contain a provision under which the Company or any of its subsidiaries has any obligation or entitlement which is material to the group as at the date of this Prospectus.

Merger plan

On 24 February 2010, Obtineo and LBi published a merger plan announcing their intention to implement a cross-border statutory merger pursuant to which LBi will disappear and Obtineo will acquire the assets and liabilities of LBi under a universal title (overgang onder algemene titel) whereby one share in LBi entitles the holder thereof to one Share in New LBi. At the extraordinary general meeting of LBi, held on 26 April 2010, the Merger proposal was approved. All formal requirements to implement the Merger have been complied with, save for the execution of the Merger Deed which is scheduled for 28 July 2010. The Merger becomes effective on the date following the execution of the Merger Deed, i.e. on 29 July 2010.

Share purchase agreement

On 24 February 2010, Obtineo entered into a share purchase agreement to acquire shares in the capital of BMM from the BMM Shareholders. The purchase price consists of:

(a)	up to 35.8 million ordinary shares in Obtineo (the “Consideration Shares” for the purpose of this paragraph, or Shares as used elsewhere in this Prospectus) which have been issued to the BMM Shareholders on 29 April 2010; and

(b)	a cash component up to a maximum amount of €14.05 million to be paid to the BMM Shareholders whose Consideration Shares are subject to the lock-up restrictions (the “Eligible Sellers”), or such lower amount as the number of Consideration Shares, which upon completion are subject to the lock-up restrictions, represent of the total number of Consideration Shares (referred to as the Make Good Payment), if the price of the Shares during a certain period as set forth below is less than €1.65 per share (the “Target Share Price”).

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The Make Good Payment will remain due by the Company to the Eligible Sellers pro rata to their share of the total number of Consideration Shares issued to the Eligible Sellers. The final amount of the Make Good Payment is determined by reference to the market price of the Shares following the Listing and is calculated on the basis of the volume weighted average share price during a period of 3 months, starting 15 months following the date of the Listing and ending 18 months following the date of the Listing (the “Actual Share Price”). The Make Good Payment (if any) is payable by the Company to the Eligible Sellers within 20 trading days following the expiry of the aforementioned 18 month period (the “Relevant Period”).

If the Actual Share Price is equal to or less than €1.25 (the “TERP”28), the Company must pay the maximum amount of the Make Good Payment. If the Actual Share Price is equal to or exceeds the Target Share Price, the Make Good Payment is nil. If the Actual Share Price is in the range between the TERP and the Target Share Price, the amount of the Make Good Payment is calculated proportionally.

If a dispensation is granted by the Company to an Eligible Seller from the lock-up restrictions, such Seller will lose its entire right to receive the Make Good Payment unless the Company in its absolute discretion resolves otherwise.

If during the Relevant Period the DJ Eurostoxx Media Index decreases significantly as a result of a macroeconomic catastrophic event, the Target Share Price and the TERP will be reduced.

Subscription Agreement

On 24 February 2010, Obtineo entered into a subscription agreement with the PIPE Investors to invest an aggregate amount of €40 million in Obtineo, which upon completion on 29 April 2010 (and completion of the PIPE at the same date) resulted in Janivo and Cyrte holding each 13,833,333 Shares, Carlyle acquiring 2,031,595 Shares, three other BMM Shareholders acquiring 2,135,071 Shares in total and executive management of LBi acquiring 1,500,000 Shares in total against payment of €1.20 per Share, provided that the executive managers have paid up €0.25 on each of their Shares and will pay the remaining amount to the Company within four years following the Effective Date. The loans will become immediately due and payable in case of an event of default and certain other circumstances. If the manager ceases to be an employee of the Group, he shall repay the loan plus accrued interest within 4 weeks. The loans bear an interest of 5% per annum.

Janivo and Cyrte were entitled to a commitment fee of 3.5% of the aggregate Offer Price of the Shares acquired by them pursuant to the PIPE. Carlyle was entitled to a fee of 3.5% of the aggregate Offer Price of the Shares acquired by it and the other three BMM Shareholders pursuant to the PIPE.

The proceeds of the PIPE will be used to fund the Company’s growth through acquisitions.

Underwriting Agreement

On 24 February 2010, Obtineo entered into an underwriting agreement with Janivo and Cyrte in respect of the Rights Offering. Reference is made to Chapter 15 “The Rights Offering”.

[28]	The theoretical Ex-Rights Price, the market price that a Share will theoretically have following the Rights Offering.

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Agreement with Danske Bank

On 31 March 2010, LBi entered into a €55,863,925 multicurrency term loan and revolving credit facility agreement with Danske Bank A/S, Denmark, Sverige Filial (“Danske Bank”). The agreement was entered into to replace LBi’s previous credit facility with Danske Bank to provide financing for LBi’s ongoing operations. The new facility has the following four tranches: Tranche A of €30 million with scheduled amortisations for the purpose to finance several acquisitions made by LBi; Tranche B of €10 million overdraft facility for general corporate purposes which will terminate on 31 March 2011 and will be increased to €15 million upon execution of the Merger Deed; Tranche C of USD 22.5 million with scheduled amortisations for the purpose of financing the acquisition of LBi Media (Special Ops); and Tranche D of €5.2 million guarantee facility for the purpose of guaranteeing the deferred payments in relation to the acquisition of TRIPLE. Tranches A, C and D are already fully utilised.

The credit facility agreement contains customary financial covenants and negative covenants, including restrictions and limitations on further borrowing, shares pledges in respect of significant subsidiaries and business mortgages, change of control, significant changes in operations and disposals of assets. The Merger is a permitted change of control under the credit facility agreement. Following the Merger, all rights and obligations under the credit facility agreement will be assumed by New LBi.

The credit facility agreement provides for an obligation for LBi to repay any borrowing upon the occurrence of certain customary events of default.

Under the credit facility agreement LBi has pledged shares in relevant subsidiaries as well as business mortgage certificates in two group companies to Danske Bank as security for its obligations under the credit facility agreement.

The Company has undertaken to pledge shares in relevant companies within the BMM group to Danske Bank as security for its obligations under the credit facility agreement following the Merger.

Acquisition of TRIPLE

On 22 February 2010 LBi announced its acquisition of TRIPLE. The purchase price consists of a fixed component of €5.25 million and a variable component based on an earn-out arrangement relating to the profitability of LBi’s Danish operations for the coming three years, which could lead to an additional payment of maximum €5.25 million. Half of the fixed amount was paid in April 2010, and the other half will be paid in April 2011.

Other earn-out obligations

The remaining obligation for unpaid considerations of acquisitions (fixed deferred payments as well as earn-outs dependent on future profitability targets) amounted to €23.1 million by the end of March 2010. This includes the amounts payable for TRIPLE (see above). In the first week of April 2010, LBi paid an amount of €2.6 million as planned to the sellers of TRIPLE. Over the period May and first half of June 2010, LBi reached agreement with the sellers of Iven & Hillmann and Special Ops Media on the final amounts of the remaining earn-out obligations (payable in EUR and USD respectively) and agreed to pay the amounts in cash instead of shares. The resulting earn-out obligation at the end of May 2010 amounted to €19.7 million of which €14.5 million will fall due within one year. Up to USD 2.8 million can be settled in shares or in cash, such at the option of LBi.

Agreement with Bank of Ireland

On 16 October 2007 BMM entered into a credit agreement with, inter alia, the Governor and Company of the Bank of Ireland (“BoI”) regarding a loan of up to €30,000,000. The loan consists of a facility of

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€25,000,000 and a working capital facility of €5,000,000, both with a varying interest margin (the “Credit Agreement”) and is secured by a right of pledge on the shares in BMM. The facilities will be repaid and the pledge will be released upon completion of the Merger.

On 24 February 2010, BMM entered into a standstill, consent and waiver agreement, by and between, inter alia, BoI and Obtineo (the “Standstill, Consent and Waiver Agreement”), pursuant to which BoI and the certain other finance parties agreed, for all purposes of the Credit Agreement to, inter alia, (i) the acquisition by Obtineo of the shares in BMM in consideration for shares in Obtineo, (ii) the cancellation of the non-voting shares class B (following the fulfilment of a condition precedent), (iii) the Merger and (iv) the change of control as a result of the acquisition of the shares in the capital of BMM and the issuance of shares in the capital of Obtineo to the PIPE Investors and confirmed that they shall not treat the consequences of the acquisition of the shares in the capital of BMM and the PIPE as a mandatory prepayment event under the Credit Agreement. Furthermore, BoI agreed not to be entitled to exercise its rights and remedies, powers or discretion under the share pledge agreement in respect of the shares in the capital of BMM until the Merger becomes effective.

Shareholders agreement MetaDesign

On 6 June 2005 Lost Boys N.V. (renamed as LBi Holding N.V.), LB Icon A.B. (later LBi) and Ulrike Mayer-Johanssen (the “Minority Shareholder”) entered into a shareholders’ agreement regarding the shareholdings of the Minority Shareholder and LBi Holding in MetaDesign AG (“MetaDesign”), as amended in May 2009 (the “MetaDesign Agreement”).

According to the MetaDesign Agreement, the Minority Shareholder is entitled to the following two put options.

The Minority Shareholder is entitled to sell all of its shares to LBi in case a change of control event occurs with regard to LBi on or before 31 December 2011. A change of control event occurs if (i) the shareholder structure in LBi should be changed to the effect that any person or persons acting in concert (with the exception of any entity controlled by the Mol family) should become obliged under applicable statutory provisions to make a tender offer to the outstanding shareholders to acquire their shares as a result of the gaining of control over LBi, or (ii) in case LBi is no longer a listed company, in case any person or person acting in concert (with the exception of any entity controlled by the Mol family which currently includes Red Valley) should control 50% or more of the voting rights in LBi (“Put Option I”). The purchase price shall be determined in accordance with the performance of MetaDesign in 2009, 2010 and 2011 and shall be within range a certain (undisclosed) range, payable in up to three instalments payable following the adoption of the relevant annual financial statements.

After 31 December 2011, the Minority Shareholder is entitled to sell all of its shares to LBi for a fixed (undisclosed) purchase price if Put Option I has not been exercised (“Put Option II”). The Minority Shareholder can exercise Put Option II at any time between 1 January 2012 and 31 March 2012 by way of giving notice of such exercise to LBi.

If none of the Put Options is exercised prior to 31 March 2012, LBi is entitled to exercise a call option for a fixed (undisclosed) purchase price. LBi can exercise this call option between 1 April 2012 and 30 April 2012.

Furthermore, the MetaDesign Agreement contains a tag-along right of the Minority Shareholder that applies in case of a sale of shares in MetaDesign and a veto right of the Minority Shareholder in respect of certain decisions in the general meeting of shareholders of MetaDesign in order to protect the Minority Shareholder against dilution.

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Shareholders agreement LBi India

The shares of Vizualize Technologies Private Limited, now called LBi India (“LBi India”) are held by LBi, Framfab Sverige AB (the legal predecessor of LBI Sverige AB, and together with LBi, “LBi”) and six other shareholders (the “Minority Shareholders”). These entities have entered into a shareholders agreement LBi India, dated 25 March 2007 (the “LBi India Agreement”).

The LBi India Agreement contains a commitment of LBi to ensure that LBi India remains the exclusive outsourcing provider to LBi in India. As long as LBi holds at least 40% of the shares in LBi India, LBi shall not directly or indirectly acquire or create a company or business based in India that competes with the business in India, whereby such competition includes the provision of technology outsourcing software consulting, digital advertising/interactive agency services for overseas clients from India and clients in India.

According to the LBi India Agreement, either LBi or the Minority Shareholders may, by notice to the other parties, require LBi India to effect a listing of the shares of LBi India on a recognised stock exchange. If a listing is not reasonably achievable, or the price is not acceptable, the Minority Shareholders shall be entitled to require LBi to purchase their shares by notice in writing. LBi has received such put option notice and is currently discussing with the Minority Shareholders the exercise of the put option.

Furthermore, the LBi India Agreement contains a list of business matters requiring the prior consent of one of the Minority Shareholders and LBi, so long as LBi holds at least 40% of the issued shares of LBi India. One of these matters requiring such consent is the payment of dividends by LBi India. Furthermore, the LBi India Agreement contains pre-emption rights and rights of first refusal, tag-along and drag-along rights and compulsory transfer provisions.

Other agreements

In 2006 and 2007 BMM entered into several guarantee agreements with Google (Google Ireland Ltd. and Google Korea LLC) in favour of BMM’s subsidiaries which have contractual relationships with Google. Under these guarantee agreements BMM may be held liable for under-performance of its subsidiaries.

On 17 January 2006 BMM entered into a guarantee agreement with Yahoo Overture Search Services (Ireland), trading as Yahoo! Search Services (IE), in favour of bigmouthmedia AS which has a contractual relationships with Yahoo. Under the guarantee agreement BMM guarantees to Yahoo to promptly pay any invoices issued to bigmouthmedia AS in case payment should be delayed.

Related party transactions

Save as disclosed in note 35 on page 76 of the Annual Report 2009, note 38 on page 72 of the Annual Report 2008 and note 38 on page 71 of the Annual Report 2007, no related party transactions involving LBi (including its subsidiaries) were entered into between 1 January 2007 and the date of this Prospectus.

Apart from the entering into the Subscription Agreement and the Underwriting Agreement by Obtineo on 24 February 2010 with Janivo and Cyrte (at that time jointly controlling Obtineo), no related party transactions involving Obtineo were entered into between 1 January 2007 and the date of this Prospectus.

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During the period 2007 through 2009, some managing directors of BMM provided services to different companies within the BMM group. These transactions related to the rental of office space along with the provision of some search engine related intermediary services. The rental of office space related to a lease of the offices in Edinburgh and a residential flat by Heather and Steve Leach to BMM. The provision of intermediary services has terminated in December 2009.

Under a share sale and assignment agreement, dated 7 September 2007, three members of management of BMM transferred some of their non-voting class B shares to BMM under the condition precedent of a transfer of all ordinary shares in BMM.

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18. DEFINITIONS AND GLOSSARY OF SELECTED TERMS

AED	United Arab Emirates Dirham

AFM	Netherlands Authority for the Financial Markets (Autoriteit Financiële Markten)

Annual Report 2007	The annual report of LBi for the financial year ending 31 December 2007

Annual Report 2008	The annual report of LBi for the financial year ending 31 December 2008

Annual Report 2009	The annual report of LBi for the financial year ending 31 December 2009

Articles of Association	The articles of association (statuten) of the Company which shall become effective simultaneously with the Merger as of the Effective Date

Best Practice Funding	A percentage of money awarded by Google to agencies based on how much they spent on their clients’ behalf

BMM or bigmouthmedia	Bigmouthmedia GmbH, a limited liability company incorporated under German law and registered in the commercial register at the Local Court of Munich under HRB 147417, whose registered office is in Munich, Germany, including its subsidiaries where the context so requires

BMM Shareholders	The parties who sold and transferred their shares in BMM to Obtineo in accordance with the SPA, including Carlyle, Stephen Leach, Heather Leach and Seamus O’Brien

Carlyle or CETP	CETP bigmouthmedia S.à r.l., a limited liability company (Société à responsabilité limitée) incorporated under the laws of Luxembourg, having its office address at CETP bigmouthmedia S.a.r.l., Société à responsabilité limitée, 2 Avenue Charles de Gaulle, L-1653 Luxembourg, R.C.S. Luxembourg under number B 116 879

Closing Date	The date of delivery of the New Shares which is expected to be on or about 7 September 2010

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Company or New LBi	The surviving entity after the Merger of Obtineo and LBi to which all assets and liabilities of LBi will be transferred upon the Effective Date and whose name will be changed to LBi International N.V.

CRM	Customer relationship management consists of the processes a company uses to track and organise its contacts with its current and prospective customers and its customer relations

Cyrte	Cyrte Investments GP I B.V., a private company with limited liability incorporated under the laws of the Netherlands, having its official seat in Amsterdam, the Netherlands, and its office address at Flevolaan 41a, 1411 KC Naarden, the Netherlands, registered with the trade register of the Chambers of Commerce under number 32116545, acting in its capacity as general partner of CF I Invest C.V., a limited partnership incorporated under the laws of the Netherlands, having its office address at Flevolaan 41a, 1411 KC Naarden, the Netherlands, registered with the trade register of the Chambers of Commerce under number 32116673

DKK	Danske Krone

DSO	Days of sales outstanding, which is defined as trade accounts receivable plus accrued income for non-invoiced services rendered less advance payments from clients and accounts payable divided by annualised gross sales over the prior 3 months times 365 days

Dutch Companies Act	Titel 7, Book 2 of the Dutch Civil Code

EBITDA	Earnings before interest, taxes, depreciation and amortisation

EBITDA margin	Operating income before depreciations and amortisations as a percentage of revenue

Effective Date	The day when the Merger shall become effective, being the day after the execution of the Merger Deed, which is expected to occur on 29 July 2010

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Eligible Person	Has the meaning as described on the front page of this Prospectus

EPR	Electronic public relations

EU	The European Union

EUR, euro or €	Currency of the European Union

Euroclear Netherlands	Nederlands Centraal Instituut voor Giraal Effectenverkeer B.V., the clearing system for the Shares

Euroclear Sweden	The Swedish Central Securities Depository (formerly VPC AB)

Euronext Amsterdam	Euronext Amsterdam by NYSE Euronext, a regulated market operated by Euronext Amsterdam N.V.

Exercise Period	The period in which the SETs can be exercised which shall run from 09:00 (CET) on 11 August 2010 until 15:00 (CET) on 1 September 2010 for SETs registered with Euroclear Netherlands and until 15:00 (CET) on 24 August 2010 for SETs registered with Euroclear Sweden

Financial Supervision Act	The Netherlands Financial Markets Supervision Act (Wet op het financieel toezicht)

GBP, pounds sterling or £	Great Britain Pound sterling, the currency of the UK

General Meeting of Shareholders	The meeting of shareholders of the Company entitled to vote, together with pledgees and usufructuaries to whom voting rights attributable to the Shares accrue or the body of the Company consisting of persons entitled to vote on the Shares (as applicable)

Global Share Option Plan or GSOP	The global share option plan of LBi which upon the Effective Date will give right to options on Shares

Group	The Company and its subsidiaries as of the Effective Date

IFRS	The international accounting standards, international financial reporting standards and the related interpretations of these standards issued or adopted by the International Accounting Standards Board from time to time and approved by the European Commission

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Ineligible persons	Persons who are not Eligible Persons

Information Memorandum	The information memorandum published by LBi for the purpose of the extraordinary general meeting of LBi, held on 26 April 2010 in which the Merger Plan was approved.

Janivo	Janivo Holding B.V., a private company with limited liability incorporated under the laws of the Netherlands, having its registered office in Utrecht, the Netherlands, and its office address at Sparrenheuvel 36, 3708 JE Zeist, the Netherlands, registered with the trade register of the Chambers of Commerce under number 30145961

LBi	Prior to the Merger, LBI International AB, a public limited liability company incorporated in Sweden, Corp. Reg. No. 556528-6886, whose registered office is at Hamngatan 2, SE-11147, Sweden, including its subsidiaries where the context so requires

LBi Shareholders	The former shareholders of LBi who are registered as such on the Record Date, to which the Rights Offering is addressed

Listing	The admission to listing and trading of the Shares on Euronext Amsterdam which is expected to occur on 5 August 2010

Long Term Incentive Plan or LTIP	The employee incentive plan of the Company which will become effective following the Effective Date

Major Shareholders	Janivo, the Mol family, Carlyle, the Leach family and Cyrte

Make Good Payment	The contingent payment obligation of the Company to the BMM Shareholders up to a maximum amount of €14.05 million as provided for in the SPA

Management Board	The management board (Raad van Bestuur) of the Company

Merger	The contemplated legal cross-border merger between Obtineo and LBi, as a consequence whereof LBi will cease to exist and Obtineo will acquire the assets and liabilities of LBi under a universal title of succession (overgang onder algemene titel)

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Merger Deed	The notarial deed of merger between Obtineo, as the acquiring company, and LBi, as the company ceasing to exist, as a consequence whereof LBi will cease to exist and Obtineo will acquire the assets and liabilities of LBi under a universal title of succession (overgang onder algemene titel), which is expected to be executed on 28 July 2010

Merger Plan	The merger plan dated 24 February 2010

Merging Companies	LBi and Obtineo

New Shares	The Shares that are offered pursuant to the Rights Offering

Obtineo	Obtineo Netherlands Holding N.V., a public company with limited liability incorporated under the laws of the Netherlands, having its official seat in Amsterdam, the Netherlands, and its office address at Sparrenheuvel 36, 3708 JE Zeist, the Netherlands, registered with the trade register of the Chambers of Commerce in the Netherlands under number 30277334

Offer Price	€1.00, i.e. the price for which the New Shares can be subscribed for by exercising SETs

PIPE	The private placement of Shares in Obtineo in an amount of €40 million pursuant to the Subscription Agreement which was completed on 29 April 2010

PIPE Investors	Janivo, Cyrte, CETP, three other BMM Shareholders (Stephen Leach, Heather Leach and Seamus O’Brien) and certain executive managers of LBi (Ewen Sturgeon, Luke Taylor and Huub Wezenberg)

PPC	Pay-per-click which relates to the adverts at the top and on the right of the Google, Yahoo! and Bing search results

Prospectus	This document

Prospectus Directive	Directive 2003/71/EC

Prospectus Regulation	Regulation 809/2004

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Record Date	9 August 2010

Rights Offering	The offering of SETs by the Company to the LBi Shareholders, which therefore excludes the current shareholders of Obtineo (i.e. the BMM Shareholders and the PIPE Investors) in respect of the Shares acquired by them prior to the Merger

Rump Shares	The New Shares which were issuable upon the exercise of SETs, but have not been duly and properly subscribed for during the Exercise Period

SCRO	The Swedish Companies Registration Office (Sw: Bolagsverket)

Securities Act	The US Securities Act of 1933, as amended

SEK	Swedish Krona

SEO	Search engine organisation in the process of improving the volume and quality of traffic to a website from search engines via search results

SETs	Transferable subscription rights to be offered in the Rights Offering

SFSA	The Swedish Financial Supervisory Authority (Sw: Finansinspektionen)

Shareholders	The holders of Shares in the Company

Shares	The ordinary shares in the capital of the Company, each with a nominal value of €0.25, which following the closing of the Rights Offering shall include the New Shares

Social Media	An engagement with online communities to generate exposure, opportunity and sales. Common social media marketing tools include Twitter, Blogs, LinkedIn, Facebook and YouTube

SPA	The share purchase agreement dated 24 February 2010 by and between Obtineo and the BMM Shareholders in respect of the sale and transfer of shares in BMM which was completed on 29 April 2010

Subscription Agent	SNS Securities N.V.

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Subscription Agreement	The subscription agreement dated 24 February 2010 by and between Obtineo and the PIPE Investors in respect of the PIPE

Supervisory Board	The supervisory board (Raad van Commissarissen) of the Company

Swedish Companies Act	Chapter 23, Article 1 and 36 of the Swedish Companies Act (2005:551)

UAE	United Arab Emirates

UK	United Kingdom

Underwriters	Janivo and Cyrte

Underwriting Agreement	The underwriting agreement dated 24 February 2010 by and between Obtineo and the Underwriters in respect of the subscription for the Rump Shares

US or United States	The United States of America, its territories and possessions, any state of the United States of America and the District of Columbia

USD, US dollars or $	United States Dollar

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ISSUER

LBi International N.V.

Joop Geesinkweg 208

1096 AV Amsterdam

the Netherlands

LEGAL ADVISORS TO THE ISSUER

Loyens & Loeff N.V.

Fred. Roeskestraat 100

1076 ED Amsterdam

the Netherlands

INDEPENDENT AUDITORS

PricewaterhouseCoopers Accountants N.V.

(as per FY 2010)

Thomas R. Malthusstraat 5

1006 BJ Amsterdam

the Netherlands

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Annex Group Structure

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